     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1999


                                                       REGISTRATION NO.333-79285
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              ROCKFORD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              ARIZONA                              3651                             86-0394353
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL                (IRS EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            546 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281
                         (480) 967-3565  (800) 366-2349
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 W. GARY SUTTLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              ROCKFORD CORPORATION
                            546 SOUTH ROCKFORD DRIVE
                              TEMPE, ARIZONA 85281
                         (480) 967-3565  (800) 366-2349
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                   KEVIN L. OLSON                                      RONALD G. SKLOSS
               STEPTOE & JOHNSON LLP                           BROBECK, PHLEGER & HARRISON LLP
          40 N. CENTRAL AVENUE, SUITE 2400                     301 CONGRESS AVENUE, SUITE 1200
               PHOENIX, ARIZONA 85004                                AUSTIN, TEXAS 78701
                   (602) 257-5275                                       (512) 477-5495

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for this same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for this same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS                                  PROPOSED MAXIMUM          PROPOSED MAXIMUM
  OF SECURITIES TO BE          AMOUNT TO BE           OFFERING PRICE PER        AGGREGATE OFFERING            AMOUNT OF
      REGISTERED                REGISTERED                  SHARE                    PRICE(1)            REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  $.01 per share.......         3,895,998                    $13                   $50,647,974                $14,080.14
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


(2) All of which was previously paid.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED JULY 28, 1999


PROSPECTUS

                                3,387,824 SHARES
                          [ROCKFORD CORPORATION LOGO]

                                  COMMON STOCK

     Of the 3,387,824 shares of common stock offered, we are offering 2,500,000 shares and the selling shareholders, none of whom are involved in our day-to-day operations, are offering 887,824 shares. We will not receive any of the proceeds from the shares sold by the selling shareholders. This is our initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on The Nasdaq National Market under the symbol "ROFO." We anticipate that the initial public offering price will be between $11 and $13 per share.

                                                                 PER
                                                                SHARE       TOTAL
                                                              ---------    -------
Initial public offering price...............................   $           $
Underwriting discounts and commissions......................   $           $
Proceeds, before expenses, to Rockford......................   $           $
Proceeds, before expenses, to selling shareholders..........   $           $

     The underwriters have a 30-day option to purchase up to 508,174 additional shares of common stock from us to cover over-allotments, if any.

                            ------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 8.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

DAIN RAUSCHER WESSELS   NEEDHAM & COMPANY, INC.
   a division of Dain
Rauscher Incorporated

            , 1999

                               Inside front cover

Entire page: [Close up picture of Rockford wolf]

Upper left: [Diamond R and Rockford Fosgate Logo]

Down right margin: Pictures of Rockford Fosgate products:

     2 channel/multi-channel amplifiers
     Subwoofers
     Source Units
     Trunk Mount/In Dash Signal Processors
     Coax/Full Range Speakers

Bottom left: [Vicious car audio trademark]

Inside gatefold of page 2:

Left margin: [Diamond R, Rockford Fosgate, and car audio for fanatics Logo]


Upper left: Independent Specialty Retailers, 5000 stores worldwide
     [Photo of specialty retailer storefront and Rockford product display]



Middle left: Independent National Chains, 300+ Stores in the USA
     [Photo of Best Buy store and Rockford product display]



Bottom left: Global Fanatics
     [Photo of car audio contestants] Gen Y consumers show off car audio in
       Israel
     [Photo of vehicle with Rockford logos and wolf] Show cars with wolf attitude in Germany
     [Photo of boys with car audio trophy] Gen Y Americans fly Team RF colors [Photo of vehicle with Rockford wolf] Japanese consumers using Rockford
       Fosgate products from the USA



Upper center: Rockford Worldwide Distribution
     [Map naming countries where Rockford Fosgate products are distributed]



Upper right: [Photo of Rockford Fosgate demo truck]
     Rockford Fosgate Demo Truck and Car Audio System Layout
     [Photos and description of specific products, including source unit, crossovers, amplifiers, full-range speakers, and woofers]
     Over 6000 watts


Lower right: www.rockfordfosgate.com
     [images of wolf logo and product information from our website]


Text in center: In 1973, Fosgate, the first glimmer of hope in high performance car audio, emerged from the primordial soup of 8 tracks and wax paper speakers. In 1998, Rockford Fosgate redefined the evolution of the car audio industry. If you haven't heard of us, you've HEARD us. If you haven't seen us, you've HEARD us. If you haven't been annoyed by what we do, you'll be intrigued by how we do it. To understand what Rockford Corporation is all about, you only need to understand our customers. They are young adults who are passionate about their lifestyle. Typically customers begin as hobbyists who become enthusiasts: possessed by the dream of evolving to the fanatic fringe. They are loud, they are proud, and most importantly, we believe they are brand loyal to the cult extreme. They choose Rockford Fosgate!

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    4
Risk Factors................................................    8
Forward-Looking Statements..................................   15
Ownership of Intellectual Property..........................   15
Use of Proceeds.............................................   16
Capitalization..............................................   17
Dilution....................................................   18
Dividend Policy.............................................   19
Selected Consolidated Financial Data........................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   21
Business....................................................   32
Management..................................................   45
Certain Relationships and Related Transactions..............   52
Principal and Selling Shareholders..........................   54
Description of Capital Stock................................   57
Shares Eligible for Future Sale.............................   61
Underwriting................................................   63
Legal Matters...............................................   64
Experts.....................................................   64
Where You Can Find More Information.........................   65
Index to Consolidated Financial Statements..................  F-1


                            ------------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE OF THIS PROSPECTUS.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     This summary highlights only selected information contained elsewhere in this prospectus. Before investing in our common stock, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

                                    ROCKFORD


     We are a leading American designer, manufacturer and distributor of high-performance car audio systems. Our car audio products are sold in the worldwide car audio aftermarket to consumers who want to improve their existing car audio systems. We market our car audio amplifiers, speakers, source units and accessories under our Rockford Fosgate brand name. We also sell professional audio products under our Hafler brand name.


     For nearly 20 years, Rockford Fosgate has been the brand of choice among our core consumers, 16-24 year old males. We believe our core consumers, part of the 10-24 year old demographic group known as Generation Y, perceive our Rockford Fosgate brand as the "coolest" car audio brand. Many of our core consumers are extremely, almost fanatically, loyal to our Rockford Fosgate brand, and proudly display our logos on their cars, clothing and even their bodies.

     We enhance our brand image by using hard-hitting, "in your face" marketing combined with cutting-edge technology and innovation. We believe our efforts have generated loyalty among both our core consumers, who devote a significant portion of their time and disposable income to their car audio systems, and among the independent retailers who use our brand, products and distinctive marketing programs to attract Generation Y and other consumers.


     We believe our ability to quickly deliver innovative products to market appeals to our core consumers' desire for distinctive, "leading edge" products and powerful, high quality sound. To maintain and further enhance our unique heritage, we continue to develop new products that are reliable, durable, technologically advanced and designed to set industry standards in their product categories. Our Rockford Fosgate and Hafler products have won numerous consumer and industry awards.


     We believe that total worldwide factory sales of car audio products were approximately $14.7 billion in 1998, of which $6.3 billion represented aftermarket sales. The international market for car audio products is more than twice the size of the U.S. market.


     We currently sell our car audio products in the U.S. through over 1,500 independent retail stores. Internationally, we sell our car audio products in over 60 countries through independent distributors and sales representatives. We distribute our car audio products to consumers primarily through specialty dealers, audio/video retailers, national consumer electronics chains and catalog merchants. Historically, specialty dealers have dominated the retail distribution of car audio aftermarket products.


     Over the last several years, as a result of changing consumer buying patterns, the audio/ video and consumer electronics retailers have been the fastest growing distribution channels for car audio products, increasing their combined market share from 34.5% in 1987 to 50% in 1997. To capitalize on changing industry dynamics, in early 1999, we began distributing our products through Best Buy, one of the largest national consumer electronics chains, in all of its more than 300 stores nationwide.

     Our goal is to design, produce and distribute the best engineered and most recognized and respected brands of high-performance car and professional audio products in the world. Each element of our strategy is intended to enhance and reinforce the global brand images of Rockford Fosgate, Lightning Audio and Hafler among consumers and retailers. Key elements of our growth strategy are to:



     - Expand Channels of Distribution. We intend to broaden the distribution channels through which we market our products while maintaining our strategy of selective distribution.



     - Develop a Second Brand. We intend to introduce a line of moderately priced, high-performance amplifiers and subwoofers under our recently acquired Lightning Audio brand name in 2000.



     - Capitalize on International Opportunities. We intend to aggressively expand our marketing efforts and strengthen our distribution in order to increase sales of Rockford Fosgate, Lightning Audio and Hafler products in international markets.



     - Introduce New and Innovative Products. In order to appeal to our consumers' desire for "leading edge" products we intend to continue introducing new products and re-engineering our existing product line.



     - Promote Our Unique Brand Image. We intend to continue to enhance the Rockford Fosgate, Lightning Audio and Hafler brands by emphasizing our products' performance, value and authentic image.


As a result of our growth strategy, we believe we can significantly grow our business and become a much larger participant in the $6.3 billion car audio aftermarket industry worldwide.
                            ------------------------

     Our principal executive offices are located at 546 South Rockford Drive, Tempe, Arizona 85281, and our telephone number is (480) 967-3565. Our corporate Web site is located at www.rockfordcorp.com. Information contained on our Web site does not constitute a part of this prospectus.

                                  THE OFFERING

     Except as otherwise indicated, all information in this prospectus assumes a 4.3-for-1 split of the common stock to be effected prior to the completion of this offering and assumes no exercise of the underwriters' over-allotment option.

Common stock offered by Rockford..........    2,500,000 shares

Common stock offered by selling
shareholders..............................    887,824 shares

Use of proceeds...........................    For repayment of debt, working
                                              capital and other general
                                              corporate purposes. See "Use of
                                              Proceeds."

Proposed Nasdaq National Market symbol....    ROFO

                          OWNERSHIP AFTER THE OFFERING

     After the offering, we will have 7,363,861 shares outstanding, including:

     - 4,735,201 shares outstanding on June 30, 1999 and immediately before the offering;

     - 2,500,000 shares issued in the offering; and


     - 128,660 shares we will issue to selling shareholders who currently own our 8.5% convertible subordinated debentures or warrants and who will convert them into shares in order to sell the shares in this offering. The converted securities will include $278,953 of our debentures at a conversion price of $2.44, which will convert into 114,236 shares, and warrants for 14,424 shares at a weighted average exercise price of $2.81 per share.


     In addition, we will have 2,437,515 shares reserved for issuance to holders of outstanding options and convertible securities that may dilute the percentage of common stock you own. These include:


     - 293,123 shares of common stock that we will issue if the holders of the 8.5% convertible subordinated debentures exercise their conversion rights, assuming conversion of $278,953 of debentures into 114,236 shares in this offering. The conversion price for the debentures is $2.44 per share;



     - 1,995,981 shares of common stock that we will issue if the holders choose to exercise outstanding options, with a weighted average exercise price of $3.33 per share;



     - 64,500 shares of common stock that we will issue if the holders choose to exercise outstanding options, with an exercise price of the per share price of this offering; and



     - 83,911 shares of common stock that we will issue if the holders choose to exercise outstanding warrants, with a weighted average exercise price of $1.25 per share.


     We have also reserved 336,984 shares of common stock for future issuance of options under our 1994 and 1997 stock option plans and 361,200 shares of common stock for future issuance under our 1999 employee stock purchase plan.

     The following table shows ownership of our outstanding shares and of our outstanding options and convertible securities immediately after the offering:


                                                                OPTIONS AND
                                                 OUTSTANDING    CONVERTIBLE
                                                   SHARES      SECURITIES(1)     TOTAL
                                                 -----------   -------------   ---------
Officers, directors and employees..............   3,409,736      2,287,774     5,697,510
Other existing shareholders....................     566,301        149,741       716,042
New shareholders...............................   3,387,824              0     3,387,824
                                                  ---------      ---------     ---------
  Total........................................   7,363,861      2,437,515     9,801,376
                                                  =========      =========     =========


---------------
(1) Includes all options and convertible securities, even if they are not then exercisable.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     You should read the following summary consolidated financial data in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Set forth below are summary consolidated statements of operations data for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1998 and 1999. Also set forth below is summary consolidated balance sheet data as at June 30, 1999, on an actual, pro forma and pro forma as adjusted basis. The pro forma data gives effect to the conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares of common stock and to the issuance of 14,424 shares upon exercise of warrants, both to occur upon completion of this offering. The pro forma as adjusted data gives effect to the sale by us of 2,500,000 shares in this offering at an assumed initial public offering price of $12 per share, our receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom. See "Capitalization."


                                                                        SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,            JUNE 30,
                                      -----------------------------    ------------------
                                       1996       1997       1998       1998       1999
                                      -------    -------    -------    -------    -------
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Sales...............................  $82,937    $87,423    $87,577    $45,923    $65,911
Cost of goods sold..................   57,057     57,321     55,146     28,783     40,221
                                      -------    -------    -------    -------    -------
Gross profit........................   25,880     30,102     32,431     17,140     25,690
Operating income....................      725      4,646      5,523      3,114      7,071
Net income (loss)...................  $  (932)   $ 1,632    $ 2,305    $ 1,351    $ 3,820
                                      =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic.............................  $ (0.23)   $  0.37    $  0.52    $  0.31    $  0.85
                                      =======    =======    =======    =======    =======
  Diluted...........................  $ (0.23)   $  0.31    $  0.41    $  0.25    $  0.62
                                      =======    =======    =======    =======    =======
Shares used to calculate net income
  (loss) per share:
  Basic.............................    4,114      4,401      4,412      4,411      4,508
                                      =======    =======    =======    =======    =======
  Diluted...........................    4,114      5,688      5,951      5,725      6,274
                                      =======    =======    =======    =======    =======


                                                                    JUNE 30, 1999
                                                         -----------------------------------
                                                                                  PRO FORMA
                                                         ACTUAL     PRO FORMA    AS ADJUSTED
                                                         -------    ---------    -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................................  $18,150     $18,191       $30,829
Total assets...........................................   52,859      52,900        64,108
Long-term debt and capital lease obligations...........   16,132      15,853         1,391
Total liabilities......................................   42,977      42,698        27,066
Shareholders' equity...................................    9,882      10,202        37,042

                                  RISK FACTORS

     Before you invest in our common stock, you should be aware that there are risks, including those described below. You should consider carefully these risk factors, together with all of the other information included in this prospectus, before you decide to purchase shares of our common stock.

THE CAR AUDIO INDUSTRY IS RAPIDLY EVOLVING AND OUR PRODUCTS MAY NOT SATISFY SHIFTING CONSUMER DEMAND OR COMPETE SUCCESSFULLY WITH COMPETITORS' PRODUCTS.

     Our business is based on the demand for car audio products and our ability to introduce distinctive new products that anticipate and capitalize upon emerging technologies and changing consumer demands. If we do not introduce new products, misinterpret consumer preferences or fail to respond to changes in the marketplace, consumer demand for our products could decrease and our brand image could suffer. In addition, our competitors may introduce superior designs or business strategies, undermining our distinctive image and our products' desirability. Any of these events could cause our sales to decline.

WE MAY LOSE MARKET SHARE AND ERODE OUR BRAND IMAGE AS WE TRY TO ADAPT TO CHANGING DISTRIBUTION CHANNELS FOR CAR AUDIO PRODUCTS.

     We must successfully capitalize on new distribution strategies because the principal distributors of our products are losing market share. We historically distributed our products primarily through specialty dealers who sold only car audio products. Over the last several years, specialty dealers have lost market share to audio/video retailers and large consumer electronics retailers. We believe this trend is likely to continue and we are now increasing distribution of our products through these emerging distribution channels. This change in distribution channels creates significant risks that:

     - We may alienate our specialty dealer base. Some specialty dealers may react to our new strategy by reducing their purchases or even replacing our products with competing product lines. Reduced specialty dealer loyalty could reduce our market share because specialty dealers continue to hold a large share of the market and contribute substantially to our brand image among our core consumers; and

     - Our brand image may erode. Selling in less-specialized distribution channels may erode our brand image, which could decrease our product prices and profit margins.

Our inability to manage our new distribution channels in a way that mitigates these risks may reduce our profitability.

ANY DECREASE IN DEMAND FOR OUR AMPLIFIERS OR SPEAKERS COULD SIGNIFICANTLY DECREASE OUR SALES.

     A significant portion of our future revenue depends upon sales of our amplifier and speaker products. These two product lines collectively accounted for approximately 78% of our sales in calendar year 1996, 79% in 1997 and 82% in 1998. If sales of either of these two product lines decline significantly, our results of operations will be adversely affected.

THE LOSS OF BEST BUY AS A CUSTOMER OR SIGNIFICANT REDUCTIONS IN ITS PURCHASES OF OUR PRODUCTS WOULD REDUCE OUR SALES.

     Best Buy is a significant customer that we could lose at any time. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 22.7% of our sales for the six months ended June 30, 1999. We anticipate that Best Buy will continue to account for a significant portion of our sales for the foreseeable future. Best Buy is not obligated to any long-term purchases of our products and has considerable discretion to reduce, change or terminate its purchases of our products. Further, our relationship with Best Buy is recent, as we shipped our first products to Best Buy in January 1999. We cannot be certain that we will retain this customer or maintain a relationship as favorable as currently exists.

WE MAY LOSE MARKET SHARE IF WE ARE NOT ABLE TO COMPETE SUCCESSFULLY AGAINST OUR CURRENT AND FUTURE COMPETITORS.

     Competition could result in reduced margins on our products and loss of market share. Our markets are very competitive, highly fragmented, rapidly changing and characterized by price competition and, in the car audio market, rapid product obsolescence. Our principal car audio competitors include Alpine, Clarion, Fujitsu Eclipse, JL Audio, Kicker, MTX, Orion, Panasonic, Phoenix Gold, Pioneer and Sony. We also compete indirectly with automobile manufacturers, who may improve the quality of original equipment sound systems, reducing demand for our aftermarket car audio products, or change the designs of their cars to make installation of our products more difficult or expensive.

     Some of our competitors have greater financial, technical and other resources than we do and many seek to offer lower prices on competing products. To remain competitive, we believe we must regularly introduce new products, add performance features to existing products and limit increases in prices or even reduce them.

SEASONALITY OF CAR AUDIO SALES CAUSES OUR QUARTERLY SALES TO FLUCTUATE AND MAY AFFECT THE TRADING PRICE OF OUR STOCK.

     Our sales are generally greater during the second and third quarters of each calendar year and lower during the first and fourth quarters, with our lowest sales typically occurring during the fourth quarter. As a result, after the announcement of our results of operations for the first and fourth quarters, our stock price may be lower than at other times of the year. We experience this seasonality because consumers tend to buy car audio products during the spring and summer when students are on semester breaks and generally more favorable weather facilitates installation of our products.

OUR QUARTERLY FINANCIAL RESULTS MAY FLUCTUATE SIGNIFICANTLY, MAKING FINANCIAL FORECASTING DIFFICULT AND MAKING OUR STOCK PRICE VOLATILE.

     Our quarterly results of operations are difficult to predict and may fluctuate significantly from quarter to quarter. In some quarters, our operating results may fall below the expectations of public market analysts and investors. Our quarterly operating results are difficult to forecast for many reasons, some of which are outside of our control, including:

     - the level of product, price and dealer competition;

     - size and timing of product orders and shipments, particularly by significant customers such as Best Buy;

     - our ability to develop new products and product enhancements that respond to changes in technology and consumer needs and preferences while controlling costs;

     - weather conditions, which affect our consumers' ability to install our products;

     - capacity and supply constraints or difficulties; and

     - timing of marketing programs.

As a result, you should not rely on historical results as an indication of our future performance. In addition, some of our expenses are fixed and cannot be reduced in the short term. Accordingly, if sales do not meet our expectations, our results of operations are likely to be negatively and disproportionately affected. In this event, our stock price may fall dramatically.

A DECLINE IN DISCRETIONARY SPENDING WOULD LIKELY REDUCE OUR SALES.

     Because car audio sales are highly discretionary, a recession in the general economy or a general decline in consumer spending would likely have a material adverse effect on our sales. Consumer spending is volatile and is affected by certain economic conditions, such as:

     - general business conditions;

     - employment levels, especially among our core consumers;

     - consumer confidence in future economic conditions; and

     - interest and tax rates.

IF WE FAIL TO EXECUTE OUR GROWTH STRATEGY SUCCESSFULLY, OUR FINANCIAL CONDITION COULD BE SERIOUSLY HARMED.

     Our growth has placed, and our anticipated future growth would continue to place, a significant strain on our resources and capacity. To manage our growth, we must:

     - retain and hire skilled, competent employees;

     - continue to improve coordination among our technical, product development, manufacturing, sales and financial departments; and

     - maintain our financial, operational and managerial systems and controls.

We cannot be certain that we will achieve our objectives through internal growth, acquisitions or other means. Acquisitions carry significant risks, since negotiations of potential acquisitions and their subsequent integration could divert management's time and resources from our core business. Potential acquisitions could require us to issue dilutive equity securities, incur debt or contingent liabilities, amortize goodwill and other intangible expenses or incur other acquisition-related costs. Further, we may be unable to integrate successfully any acquisition and we may not obtain the intended benefits of that acquisition.

IF WE DO NOT CONTINUE TO DEVELOP, INTRODUCE AND ACHIEVE MARKET ACCEPTANCE OF NEW AND ENHANCED PRODUCTS, OUR SALES MAY DECREASE.


     In order to increase sales in current markets and gain footholds in new markets we must maintain and improve existing products, while successfully developing and introducing new products. Our new and enhanced products must respond to technological developments and changing consumer needs and preferences. We may experience difficulties that delay or prevent the development, introduction or market acceptance of new or enhanced products. Furthermore, despite extensive testing, we may not be able to detect and correct defects in our products before we ship them to our customers. This may result in loss of sales or delays in market acceptance. Even after we introduce them, our new or enhanced products may not satisfy consumer preferences and product failures may cause consumers to reject our products. As a result, these products may not achieve market acceptance. In addition, our competitors' new products and product enhancements may cause consumers to defer or forego purchases of our products.


IF WE FAIL TO MANAGE OUR INVENTORY EFFECTIVELY, WE COULD INCUR ADDITIONAL COSTS OR LOSE SALES.

     Our dealers have many brands to choose from when they decide to order products and if we cannot deliver products quickly and reliably, they will likely order from one of our competitors. We must stock enough inventory to fill orders promptly, which increases our financing requirements and the risk of inventory obsolescence. Because competition has required us to shorten our product life cycle and more rapidly introduce new and enhanced products, there is a growing and significant risk that our inventory could become obsolete.


OUR INTERNATIONAL OPERATIONS COULD BE HARMED BY FACTORS INCLUDING POLITICAL INSTABILITY, CURRENCY EXCHANGE RATES AND CHANGES IN REGULATIONS THAT GOVERN INTERNATIONAL TRANSACTIONS.


     The risks inherent in international trade may reduce our international sales and harm the businesses of our distributors and suppliers. These risks include:

     - changes in tariff regulations;

     - political instability, war, terrorism and other political risks;

     - foreign currency exchange rate fluctuations;

     - establishing and maintaining relationships with local distributors and dealers;

     - lengthy shipping times and accounts receivable payment cycles;

     - import and export licensing requirements;

     - compliance with a variety of foreign laws and regulations, including unexpected changes in taxation and regulatory requirements;

     - greater difficulty in safeguarding intellectual property than in the U.S.; and

     - difficulty in staffing and managing geographically dispersed operations.

These and other risks may increase the relative price of our products compared to those manufactured in other countries, reducing the demand for our products. Beginning in the last six months of 1997 and continuing into 1999, countries in Asia and Latin America have experienced unstable local economies and significant devaluations of local currencies. These instabilities may continue or worsen, which could have a material adverse effect on our business, financial condition, and results of operations. Our sales in Asia and Latin America, collectively, constituted 10.7% of total sales for 1998 and 5.2% of sales for the six months ended June 30, 1999.

LOSS OF AN INTERNATIONAL DISTRIBUTOR MAY DISRUPT OUR SALES.

     International customers accounted for 27.9% of our sales in calendar year 1996, 26.5% in 1997 and 20.1% in 1998. To continue our growth and profitability, we will need to expand our sales in international markets. We rely on distributors, each of whom is responsible for one or more countries, to purchase and resell our products in their territories. When we have disputes with a distributor, or decide we must change our relationship with a distributor, we may disrupt the market for our products in that country and lose sales. If we change a relationship with a distributor, we may repurchase that distributor's inventory, which would reduce our sales proportionately.

WE MAY INCUR ADDITIONAL COSTS AS WE CHANGE TO A "ONE-STEP" DISTRIBUTION SYSTEM IN INTERNATIONAL MARKETS.

     Recently, we initiated a strategy of moving to a "one-step" distribution system in larger markets by converting selected distributors into independent sales representatives, allowing us to sell directly to retailers. To the extent we extend this one-step strategy into additional markets, we would incur higher operating expenses than we would under our current distribution system because we would be directly responsible for costs such as sales commissions, warranty costs, bad debt and customer service expenses. We would also have higher working capital requirements and risks than we would under our current distributor system because we, rather than our distributors, would have to carry inventory and accounts receivable.

CURRENCY FLUCTUATIONS MAY REDUCE OUR PROFITABILITY OF FOREIGN SALES.

     In early 1999, we began making sales to Canadian and German dealers in their respective currencies. Previously, all our international sales were denominated solely in U.S. dollars and, accordingly, we were not directly exposed to fluctuations in foreign currency exchange rates. An increasing portion of our international sales will likely be denominated in currencies other than U.S. dollars, increasing our exposure to gains and losses on foreign currency transactions. We currently do not trade in derivatives or other financial instruments to reduce currency risks; however, we attempt to create "natural" hedges when possible by matching our assets and liabilities in a given currency. We may not be able to execute this strategy and it may not protect us in the event of substantial currency fluctuations. We may in the future try to limit our foreign currency exposure by engaging in more aggressive hedging strategies.

IF OUR SUPPLY OF COMPONENTS IS INTERRUPTED, WE MAY BE UNABLE TO DELIVER OUR PRODUCTS TO OUR CUSTOMERS.

     Our manufacturing processes recently have become more dependent on "just-in-time" suppliers who are globally sourced. Our exposure to supply restrictions has increased because the just-in-time process does not provide a backlog of components and materials to satisfy short lead-time orders, to compensate for potential halts in supply, or to replace components that do not conform to our quality standards. We do not have any long-term price commitments from our suppliers and any cost increases may reduce our margins or require us to raise our prices to protect our margins. We cannot be certain that we could locate, within reasonable time frames, alternative sources of components and materials at similar prices and quality levels of our current suppliers. This failure could result in increased costs, delays to our manufacturing process, an inability to fill purchase orders on a timely basis and a decrease in product availability at the retail level. This could cause us to lose sales and damage our customer relationships.

     Starting in 1999, Hyundai Electronics, a large Korean company, began supplying us with all of the source units we resell under the Rockford Fosgate brand name. If Hyundai refuses or is unable to supply source units that meet our quality standards and specified quantities, we believe we would require a substantial amount of time to identify and begin receiving source units with acceptable features and quality from another supplier. During the interim, we would not have any supply of source units and our sales of source units would be significantly reduced.

     We rely on Avnet for over 10% of our purchases of electronic components and parts. If Avnet refuses or is unable to continue to supply us, we would require substantial time to identify an alternative supplier and could face a shortage of electronic components and parts.

WE MAY BE UNABLE TO RETAIN AND ATTRACT KEY EMPLOYEES, WHICH COULD IMPAIR OUR BUSINESS.

     We operate in highly competitive employment markets and cannot guarantee our continued success in retaining and attracting the employees we need to develop, manufacture and market our products and manage our operations. Our business strategy and operations depend, to a large extent, on our senior management team, particularly Gary Suttle, our President and Chief Executive Officer. We do not have key-person life insurance on or employment contracts with any of our key employees, other than Mr. Suttle. The terms of Mr. Suttle's employment contract are limited and if Mr. Suttle or other key members of our management team are unable or unwilling to continue in their present positions, our ability to develop, introduce and sell our products could be negatively impacted.

IF WE ARE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY DECLINE.


     Our future success will depend, in substantial part, on our intellectual property. We seek to protect our intellectual property rights, but our actions may not adequately protect the rights covered by our patents, patent applications, trademarks and other proprietary rights, and prosecution of our claims could be time consuming and costly. In addition, the intellectual property laws of some foreign countries do not protect our proprietary rights as do the laws of the U.S. Despite our efforts to protect our proprietary information, third parties may obtain, disclose or use our proprietary information without our authorization which could adversely affect our business.


     From time to time, third parties have alleged that we infringe their proprietary rights. In particular, we have exchanged correspondence with Integrated Electronic Technologies regarding our alleged infringement of patents held by that company. We believe that our products do not infringe any valid patents cited in the correspondence. Nonetheless, these claims or similar future claims could subject us to significant liability for damages, result in the invalidation of our proprietary rights, limit our ability to use infringing intellectual property or force us to license third-party technology rather than dispute the merits of any infringement claim. Even if we prevail, any associated litigation could be time-consuming and expensive and could result in the diversion of our time and resources.

OUR SHARES HAVE NEVER BEEN PUBLICLY TRADED, SO WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP FOR OUR SHARES.

     This is our initial public offering and there has not been a public market for our common stock. We cannot predict whether a trading market will develop or how liquid that market may become. We and the selling shareholders will establish the initial public offering price based on our negotiations with the underwriters. That price may not be indicative of the price that will develop in the trading market.

YEAR 2000 ISSUES MAY CAUSE US TO LOSE SALES, INCREASE OUR COSTS OR DISRUPT OUR OPERATIONS.

     If our computer and information technology systems, or those of any material third party, are not Year 2000 compliant, their failure could have a material adverse effect on our business, financial condition and results of operations. We may fail to discover Year 2000 compliance problems, even though we have tested most of our systems and have commenced a survey of our material suppliers' Year 2000 compliance efforts. If there are compliance problems, our systems may require substantial revisions or replacements and our third-party suppliers may not be able to deliver products or services to us.

     In addition, governmental agencies, utility companies, third-party service providers and others outside our control may not be Year 2000 compliant. This could result in a systemic failure beyond our control, including, for example, a prolonged telecommunications or electrical failure, which could also prevent us from communicating with our customers and manufacturing and shipping our products. We are engaged in an ongoing Year 2000 assessment and have not developed any contingency plans over and above our normal business operation contingency plans. We will take into account the results of our Year 2000 simulation testing and the results of our third-party surveys in determining the need for, and nature and extent of, any contingency plans. Our inability to correct a significant Year 2000 problem, if one develops, could result in an interruption in, or a failure of, our normal business activities or operations. Any material Year 2000 problem could require us to incur significant unanticipated expenses to remedy, could divert our management's time and attention and could have a material adverse effect on our business, financial condition and results of operations.

OUR CURRENT SHAREHOLDERS WILL RETAIN CONTROL WHICH MAY LIMIT THE LIQUIDITY AND MARKET PRICE OF OUR COMMON STOCK.

     After the offering, Mr. Suttle and various shareholders affiliated with or related to two of our directors, Nicholas G. Bartol and Timothy C. Bartol, will collectively hold 45.4% of our outstanding shares. These shareholders, if they act together, will be able to control the outcome of all matters submitted for shareholder action, including the election of our board of directors and the approval of significant corporate transactions. Consequently, these shareholders will effectively control our management and affairs, which may limit the liquidity of our shares, discourage acquisition bids for Rockford and limit the price some investors might be willing to pay for our shares.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION IN THE USE OF PROCEEDS FROM THIS OFFERING AND MAY NOT USE THE PROCEEDS EFFECTIVELY.

     We plan to use approximately $11.5 million of the estimated net proceeds of the offering for working capital and other general corporate purposes. Our management will have broad discretion in the use of these proceeds and they may be used for corporate purposes that do not increase our profitability or market value. The ineffective use of these proceeds could lead to financial losses and a drop in our stock price.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     If you purchase shares from us in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value per share of $7.21. You will pay a price per share which substantially exceeds the value of our assets after subtracting our liabilities. You and the other investors in this offering will contribute 89.3% of the total amount paid to us for our common stock, but will own only 33.9% of our outstanding shares. To the extent outstanding options or warrants to purchase our shares are exercised, you will suffer further dilution.


AFTER THIS OFFERING, MANY OF OUR UNREGISTERED SHARES WILL BE AVAILABLE FOR RE-SALE WITHOUT SIGNIFICANT RESTRICTIONS OTHER THAN A 180 DAY LOCK-UP AGREEMENT WITH OUR UNDERWRITERS. THEIR SALE MAY NEGATIVELY AFFECT OUR STOCK PRICE.



     We have been operating as a privately held company for a relatively long period and have issued a large number of shares of our common stock to individuals who are not affiliated with us. As a result, following this offering, we will have a large number of shares of common stock outstanding and available for resale immediately or upon the expiration of the 180 day lock-up period imposed by lock-up agreements. The market price of our common stock could decline as a result of sales of a large number of shares in the market following this offering, or the perception that those sales could occur.


OUR ANTI-TAKEOVER PROVISIONS COULD AFFECT THE VALUE OF OUR STOCK.

     Our articles of incorporation and bylaws and Arizona law contain provisions which could discourage potential acquirors from attempting to acquire us. For example, our board of directors may issue additional shares of common stock to an investor that supports the incumbent directors in order to make a takeover more difficult. This could deprive our shareholders of opportunities to sell our stock at above-market prices typical in many acquisitions.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements, including, without limitation, statements concerning the future of our industry, product development, business strategy (including the possibility of future acquisitions), continued acceptance and growth of our products, dependence on significant customers and suppliers, and the adequacy of our available cash resources. These statements may be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, and may contain projections of results of operations or of financial condition or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above, and other factors noted throughout this prospectus, could cause our actual results to differ significantly from those contained in any forward-looking statement.

                       OWNERSHIP OF INTELLECTUAL PROPERTY

     Rockford Fosgate(R), The Punch(R), Connecting Punch(R), Punch Sport(R), Practice Safe Sound(R), Car Audio for Fanatics(R), Lightning Audio(R), Storm(TM), Bolt(TM), Strike(TM), Hafler(R) and our "Diamond R" logo are registered trademarks of Rockford. This prospectus also includes other trade names, trademarks and service marks of Rockford and of other companies.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 2,500,000 shares of common stock offered by this prospectus are estimated to be $27.1 million, or $32.7 million if the underwriters' over-allotment option is exercised in full, in each case assuming an initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders.

     We plan to use the net proceeds from this offering as follows:

     - $15.6 million to fully repay the outstanding balance of our credit facility; and

     - $11.5 million for working capital and other general corporate purposes, including new product development and marketing expansion. We may also use a portion of these proceeds to acquire or invest in complementary businesses, products or technologies; however, we have not at this time identified a specific acquisition or allocated a specific amount for this purpose.

     Pending use of the net proceeds, we plan to invest them in short-term, interest bearing investment-grade securities.

     Our credit facility consists of a revolving line-of-credit, a term loan and an equipment financing arrangement. The revolving line-of-credit has a blended variable interest rate per annum of LIBOR plus 300 basis points and prime plus 75 basis points. The term loan has a fixed interest rate of 10.67% per annum. The equipment financing arrangement has, at our option three days prior to the time used, a fixed interest rate per annum based on five-year U.S. Treasury Notes plus 425 basis points or a variable interest rate per annum based on the bank's base rate plus 125 basis points. To date, we have not used this equipment financing arrangement. As at June 30, 1999, the credit facility had a combined interest rate of 8.31% per annum. The credit facility matures on June 20, 2001.

                                 CAPITALIZATION

     The following table shows our capitalization as at June 30, 1999, on an actual, pro forma and pro forma as adjusted basis. The pro forma data gives effect to the conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares of common stock and the issuance of 14,424 shares upon exercise of warrants, both to occur concurrently with this offering. The pro forma as adjusted data gives effect to:

     - the sale by us of 2,500,000 shares in this offering at an assumed initial public offering price of $12.00 per share;

     - our receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

     - the application of the net proceeds.


                                                                      JUNE 30, 1999
                                                           -----------------------------------
                                                                                    PRO FORMA
                                                           ACTUAL     PRO FORMA    AS ADJUSTED
                                                           -------    ---------    -----------
                                                                     (IN THOUSANDS)
Current portion of long term debt and capital lease
  obligations............................................  $ 2,588     $ 2,588       $ 1,418
                                                           =======     =======       =======
Credit facility debt, less current portion...............  $14,462     $14,462       $     0
8.5% convertible subordinated debentures.................      995         716           716
Capital lease obligations, less current portion..........      598         598           598
Other long-term debt.....................................       77          77            77
Shareholders' equity:
  Common stock, $0.01 par value; 40,000,000 shares
     authorized, 4,735,201 shares issued and outstanding
     actual; 4,863,861 shares issued and outstanding pro
     forma; and 7,363,861 shares issued and outstanding
     pro forma as adjusted...............................       47          49            74
  Additional paid-in capital.............................    3,642       3,960        31,035
  Retained earnings(1)...................................    6,008       6,008         5,748
  Accumulated other comprehensive income.................      185         185           185
                                                           -------     -------       -------
     Total shareholders' equity..........................    9,882      10,202        37,042
                                                           -------     -------       -------
          Total capitalization...........................  $26,014     $26,055       $38,433
                                                           =======     =======       =======


---------------
(1) If we terminate our credit facility after repaying the outstanding balance with the proceeds of this offering, we would expense approximately $260,000 of deferred loan fees included in other assets as at June 30, 1999 which were incurred at the time of the loan.

                                    DILUTION

     Our pro forma net tangible book value as at June 30, 1999, after giving effect to the conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares of common stock and the issuance of 14,424 shares upon exercise of warrants, both to occur upon completion of this offering, was $8.4 million, or $1.73 per share of common stock. Pro forma net tangible book value is equal to total pro forma tangible assets less total liabilities. Pro forma net tangible book value per share is determined by dividing the number of outstanding shares of common stock into the pro forma net tangible book value. Our pro forma net tangible book value as at June 30, 1999 would have been $35.3 million, or $4.79 per share, after giving effect to:

     - the sale by us of 2,500,000 shares in this offering at an assumed initial public offering price of $12.00 per share;

     - our receipt of the estimated proceeds of that sale after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and

     - the application of the net proceeds.

This represents an immediate increase in pro forma tangible book value of $3.06 per share to existing shareholders and an immediate dilution of $7.21 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price.......................           $12.00
       Pro forma net tangible book value as at June 30,
        1999................................................  $1.73
       Increase in pro forma net tangible book value
        attributable to new investors.......................   3.06
                                                              -----
Pro forma net tangible book value after this offering.......             4.79
                                                                       ------
Pro forma dilution per share to new investors...............           $ 7.21
                                                                       ======

     The following table summarizes, on a pro forma basis as at June 30, 1999, giving effect to the above conversions and warrant exercises, the total number of shares of common stock purchased from us, the total consideration paid to us and the average consideration paid per share by existing shareholders and by new investors:

                                SHARES PURCHASED      TOTAL CONSIDERATION
                               -------------------   ---------------------   AVERAGE PRICE
                                NUMBER     PERCENT     AMOUNT      PERCENT     PER SHARE
                               ---------   -------   -----------   -------   -------------
Existing shareholders........  4,863,861     66.1%   $ 3,584,000     10.7%      $ 0.74
New investors................  2,500,000     33.9     30,000,000     89.3       $12.00
                               ---------    -----    -----------    -----
          Total..............  7,363,861    100.0%   $33,584,000    100.0%
                               =========    =====    ===========    =====

     The above discussion and table assume no exercise of outstanding debentures, options and warrants to purchase our common stock other than the conversion of $278,953 of the 8.5% convertible subordinated debentures and issuance of 14,424 shares upon exercise of warrants, both to occur upon completion of this offering. As at June 30, 1999, there were outstanding:


     - 293,123 shares of common stock that we will issue if the holders of the 8.5% convertible subordinated debentures exercise their conversion rights, assuming conversion of 114,236 shares in this offering;



     - 1,995,981 shares of common stock that we will issue if the holders choose to exercise outstanding options, with a weighted average exercise price of $3.33 per share;

     - 64,500 shares of common stock that we will issue if the holders choose to exercise outstanding options, with an exercise price of the per share price of this offering; and



     - 83,911 shares of common stock that we will issue if the holders choose to exercise outstanding warrants, with a weighted average exercise price of $1.25 per share.


     We have also reserved 336,984 shares of common stock for future issuance of options under our 1994 and 1997 stock option plans and 361,200 shares of common stock for future issuance under our 1999 employee stock purchase plan. To the extent these dilutive securities are exercised or converted, new investors will experience further dilution.

                                DIVIDEND POLICY

     We have never paid any cash dividends. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate declaring or paying cash dividends in the foreseeable future. Our credit facility does not permit the payment of cash dividends. Our board of directors will decide whether to pay future dividends, if any, at its discretion taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     You should read the following selected consolidated financial data in conjunction with our financial statements and related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following table contains our selected consolidated financial data for the years ended September 30, 1994 and 1995 derived from audited consolidated financial statements, which are not included in this prospectus. The selected consolidated financial data for the year ended September 30, 1996, the three months ended December 31, 1996, when we changed our fiscal year-end to December 31, and the years ended December 31, 1997 and 1998 are derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The selected consolidated financial data for the year ended December 31, 1996 are derived from unaudited financial statements, which are not included in this prospectus. The selected financial data for the six months ended June 30, 1998 and 1999 are derived from unaudited financial statements, which are included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for those periods.


                                                                      THREE                                      SIX MONTHS
                                                                      MONTHS                                        ENDED
                                        YEAR ENDED SEPTEMBER 30,      ENDED       YEAR ENDED DECEMBER 31,         JUNE 30,
                                       ---------------------------   DEC. 31,   ---------------------------   -----------------
                                        1994      1995      1996       1996      1996      1997      1998      1998      1999
                                       -------   -------   -------   --------   -------   -------   -------   -------   -------
     STATEMENTS OF CONSOLIDATED                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
          OPERATIONS DATA:
Sales................................  $63,051   $73,915   $81,144   $16,448    $82,937   $87,423   $87,577   $45,923   $65,911
Cost of goods sold...................   39,565    49,803    56,761    11,020     57,057    57,321    55,146    28,783    40,221
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Gross profit.........................   23,486    24,112    24,383     5,428     25,880    30,102    32,431    17,140    25,690
Operating expenses:
 Sales and marketing.................   10,749    11,251    15,218     2,814     15,627    14,530    14,821     8,097    10,971
 General and administrative..........    6,439     7,659     8,552     1,983      8,156     9,350    10,211     5,059     6,675
 Research and development............    1,347     1,404     1,448       292      1,372     1,576     1,876       870       973
 CEO option(1).......................       --       644        --        --         --        --        --        --        --
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
   Total operating expenses..........   18,535    20,958    25,218     5,089     25,155    25,456    26,908    14,026    18,619
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Operating income (loss)..............    4,951     3,154      (835)      339        725     4,646     5,523     3,114     7,071
Interest and other expense, net......    1,689     1,660     2,193       377      2,064     2,055     1,501       757       845
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Income (loss) before tax.............    3,262     1,494    (3,028)      (38)    (1,339)    2,591     4,022     2,357     6,226
Income tax expense (benefit).........   (1,594)      379    (1,025)      (19)      (407)      959     1,717     1,006     2,406
                                       -------   -------   -------   -------    -------   -------   -------   -------   -------
Net income (loss)....................  $ 4,856   $ 1,115   $(2,003)  $   (19)   $  (932)  $ 1,632   $ 2,305   $ 1,351   $ 3,820
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
Net income (loss) per share:
 Basic...............................  $  1.85   $  0.35   $ (0.50)  $ (0.01)   $ (0.23)  $  0.37   $  0.52   $  0.31   $  0.85
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
 Diluted.............................  $  1.83   $  0.33   $ (0.50)  $ (0.01)   $ (0.23)  $  0.31   $  0.41   $  0.25   $  0.62
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
Shares used to calculate net income
 (loss) per share:
 Basic...............................    2,619     3,226     4,040     4,394      4,114     4,401     4,412     4,411     4,508
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======
 Diluted.............................    2,649     3,392     4,040     4,394      4,114     5,688     5,951     5,725     6,274
                                       =======   =======   =======   =======    =======   =======   =======   =======   =======


                                              SEPTEMBER 30,                            DECEMBER 31,               JUNE 30,
                                       ---------------------------              ---------------------------   -----------------
                                        1994      1995      1996                 1996      1997      1998      1998      1999
                                       -------   -------   -------              -------   -------   -------   -------   -------
CONSOLIDATED BALANCE SHEET DATA:             (IN THOUSANDS)                                     (IN THOUSANDS)
Working capital......................  $ 7,407   $12,560   $11,063              $12,369   $ 9,592   $13,488   $12,724   $18,150
Total assets.........................   22,905    29,848    34,423               31,420    29,234    37,307    36,016    52,859
Long-term debt and capital lease
 obligations.........................   10,829    15,352    16,033               16,720    12,230    14,292    13,479    16,132
Total liabilities....................   22,700    28,054    33,644               30,629    26,766    32,369    32,074    42,977
Shareholders' equity.................      205     1,794       779                  791     2,463     4,907     3,942     9,882


(1) During 1995 our majority shareholder amended a stock option to our CEO, extending its exercise period and creating a new date for measurement of compensation expense. CEO option expense represents the difference between the fair value of our common stock on the date of the amendment and the exercise price for the extended option period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     History

     Rockford was incorporated in 1980 to continue a high-performance car audio business founded in 1973 by car audio enthusiast Jim Fosgate. While Rockford developed a reputation for technical excellence, in the early 1990s, Rockford's financial performance deteriorated for a variety of reasons. Inefficient management and manufacturing resulted in high and volatile costs, excessive inventory, obsolete materials and finished goods and significant delays in new product development and delivery. In addition, Rockford had begun to diversify into home and professional audio products. This diversification initially failed to enhance Rockford's competitive position, adversely impacted financial performance and distracted management away from its core business.

     Beginning in 1992, Rockford recruited a new management team, including Gary Suttle, our President and Chief Executive Officer. Mr. Suttle and his new management team:

     - hired a number of experienced senior executives and mid-level managers;

     - focused on profitability by establishing and implementing specific financial objectives through improved business processes and sophisticated management information systems;

     - increased the number of new product introductions from seven in 1991 to 67 in 1998 while keeping the number of design engineers relatively constant;

     - implemented new sourcing and manufacturing strategies, reducing product development time-to-market from up to 24 months to approximately six to nine months;

     - implemented a more focused advertising and marketing strategy to further enhance the Rockford Fosgate and Hafler brand images; and

     - discontinued or redesigned a number of unprofitable and marginally profitable product lines.

Primarily as a result of these initiatives, Rockford regained profitability in the fiscal year ended September 30, 1994. For the fiscal years ended September 30, 1995 and 1996, we experienced decreases in both operating and net income. These decreases were primarily related to warranty costs resulting from product quality issues and investments in our infrastructure, including (1) the reengineering of our speaker facility, (2) our system conversion to Oracle applications and databases and (3) investments in personnel. In addition, for the year ended September 30, 1996, sales and marketing expenses increased significantly primarily due to (1) increased promotional expenses, (2) an increase in bad debt expenses and (3) higher commissions resulting from increased sales volume. Beginning in 1997, we began to realize the benefits of our investments in our infrastructure, resulting in subsequent increases in both operating and net income. We believe that we have the people, processes and systems in place to enable us to continue to grow profitably.

     Business


     We generated over 95% of our sales in the first six months of 1999 from our car audio products. We recognize revenues from sales when we ship products to the distributor or dealer. Sales are reported net of discounts and returns. Related expenses, such as commissions, bonuses, cooperative advertising allowances to dealers and other program expenses, warranty expenses and bad debt expenses, are accrued when the related sales are recognized. We have no significant obligations subsequent to shipment, as we do not install our products, and returns have not been significant to date.


     In the U.S., we sell our car audio products using commissioned independent sales representative firms who are supported by our employee regional managers. Internationally, we sell products through a wholly owned subsidiary in Japan, in over 60 other countries through distributors and, since the beginning of 1999, through commissioned independent sales representatives in Canada and Germany. Unlike in the U.S., we have established relationships with distributors in international markets who purchase our products and resell them to retailers.


     In 1999, we launched our distribution program with Best Buy. Including its $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 22.7% of our sales for the six months ended June 30, 1999. Our growth plan contemplates that Best Buy will continue to account for a significant portion of our sales for the foreseeable future.

RESULTS OF OPERATIONS

     The following table shows, for the periods indicated, selected consolidated statements of operations data expressed as a percentage of sales:

                                                                               SIX MONTHS
                                                                                 ENDED
                                                  YEAR ENDED DECEMBER 31,       JUNE 30,
                                                  -----------------------    --------------
                                                  1996     1997     1998     1998     1999
                                                  -----    -----    -----    -----    -----
Sales...........................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of goods sold..............................   68.8     65.6     63.0     62.7     61.0
                                                  -----    -----    -----    -----    -----
Gross profit....................................   31.2     34.4     37.0     37.3     39.0
Operating expenses:
  Sales and marketing...........................   18.8     16.6     16.9     17.6     16.7
  General and administrative....................    9.8     10.7     11.7     11.0     10.1
  Research and development......................    1.7      1.8      2.1      1.9      1.5
                                                  -----    -----    -----    -----    -----
     Total operating expenses...................   30.3     29.1     30.7     30.5     28.3
                                                  -----    -----    -----    -----    -----
Operating income................................    0.9      5.3      6.3      6.8     10.7
Interest and other expense, net.................    2.5      2.3      1.7      1.7      1.3
                                                  -----    -----    -----    -----    -----
Income (loss) before tax........................   (1.6)     3.0      4.6      5.1      9.4
Income tax expense (benefit)....................   (0.5)     1.1      2.0      2.2      3.6
                                                  -----    -----    -----    -----    -----
Net income (loss)...............................   (1.1)%    1.9%     2.6%     2.9%     5.8%
                                                  =====    =====    =====    =====    =====

     Cost of goods sold primarily consists of raw materials, direct labor and manufacturing costs associated with production of our products as well as warranty, warehousing and customer service expenses. Sales and marketing expenses primarily consist of salaries, sales commissions and costs of advertising, trade shows, distributor and sales representative conferences and freight. General and administrative expenses primarily consist of salaries, facilities and other costs of our accounting, finance, management information systems, administrative and executive departments, as well as legal, accounting and other professional fees and expenses associated with the business. Research and development expenses primarily consist of salaries associated with our research and development personnel.

     Geographic Distribution of Sales

     Since 1996, our sales by geographic region were as follows:

                                                      YEAR ENDED            SIX MONTHS ENDED
                                                     DECEMBER 31,               JUNE 30,
                                              ---------------------------   -----------------
                                               1996      1997      1998      1998      1999
                                              -------   -------   -------   -------   -------
                                                              (IN THOUSANDS)
Sales
     United States..........................  $59,804   $64,252   $70,016   $36,545   $56,172
     Other Americas.........................    5,866     7,005     4,905     3,732     3,355
     Europe.................................   10,001     7,819     6,599     3,023     3,929
     Asia...................................    7,266     8,347     6,057     2,623     2,455
                                              -------   -------   -------   -------   -------
Total sales(1)..............................  $82,937   $87,423   $87,577   $45,923   $65,911
                                              =======   =======   =======   =======   =======

---------------
(1) Sales are attributed to geographic regions based on the location of customers. No single foreign country accounted for greater than 10% of our sales.

     In the following discussion, certain increases or decreases may differ due to rounding.

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Sales. Sales increased by $20.0 million, or 43.5%, to $65.9 million for the six months ended June 30, 1999 from $45.9 million for the six months ended June 30, 1998. The increase in sales was primarily attributable to our initial sales to Best Buy. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for $15.0 million, or 22.7%, of our sales for the six months ended June 30, 1999. In addition, sales to car audio specialty dealers increased by $3.6 million, or 9.2%, to $42.8 million for the six months ended June 30, 1999 from $39.2 million for the six months ended June 30, 1998. This increase is due to improved market conditions, enhanced incentive programs and the launch of a competitively priced line of amplifiers and speakers.

     U.S. sales increased by $19.6 million, or 53.7%, to $56.2 million for the six months ended June 30, 1999 from $36.5 million for the six months ended June 30, 1998. International sales increased by $0.4 million, or 3.8%, to $9.7 million for the six months ended June 30, 1999 from $9.4 million for the six months ended June 30, 1998. A decrease in sales to certain countries in Latin America as a result of the region's deteriorating economic conditions was offset by increased sales in Europe and Canada.

     Cost of Goods Sold. Cost of goods sold increased by $11.4 million, or 39.7%, to $40.2 million for the six months ended June 30, 1999 from $28.8 million for the six months ended June 30, 1998. Substantially all of the increase was due to increased sales. As a percent of sales, cost of goods sold decreased to 61.0% for the six months ended June 30, 1999 from 62.7% for the six months ended June 30, 1998. The primary reasons for the decrease as a percent of sales included improvement in global sourcing of raw materials and leveraging of fixed overhead due to increased production volume.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $2.9 million, or 35.5%, to $11.0 million for the six months ended June 30, 1999 from $8.1 million for the six months ended June 30, 1998. The increase was primarily related to increased sales commissions as a direct result of higher U.S. sales. U.S. sales are direct to dealers and require commissions to be paid to our independent sales representatives. International sales have a higher portion of sales directly to resellers and, while those sales generally have a lower gross margin, they do not require commission payments. As a percent of sales, these expenses decreased to 16.7% for the six months ended June 30, 1999 from 17.6% for the six months ended June 30, 1998. The decrease as a percent of sales was primarily because some expenses in this category are fixed and do not fluctuate with sales.

     General and Administrative Expenses. General and administrative expenses increased by $1.6 million, or 31.9%, to $6.7 million for the six months ended June 30, 1999 from $5.1 million for the six months ended June 30, 1998. The primary reason for the increase was an increase in our financial performance-based employee incentive program. As a percent of sales, these expenses decreased to 10.1% for the six months ended June 30, 1999 from 11.0% for the six months ended June 30, 1998. The decrease as a percent of sales was primarily because some expenses in this category are fixed and do not fluctuate with sales.

     Research and Development Expenses. Research and development expenses increased by $0.1 million, or 11.8%, to $1.0 million for the six months ended June 30, 1999 from $0.9 million for the six months ended June 30, 1998. As a percent of sales, these expenses decreased to 1.5% for the six months ended June 30, 1999 from 1.9% for the six months ended June 30, 1998.

     Operating Income. Operating income increased by $4.0 million, or 127.1%, to $7.1 million for the six months ended June 30, 1999 from $3.1 million for the six months ended June 30, 1998. This increase was primarily attributable to our initial sales to Best Buy. As a percent of sales, operating income increased to 10.7% for the six months ending June 30, 1999 from 6.8% for the six months ended June 30, 1998. The primary reasons for this increase are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net primarily consists of interest expense. These expenses remained level at $0.8 million for the six months ended June 30, 1999 and 1998. Interest expense was similar for both periods due to relatively constant levels of debt and interest rates. Upon completion of this offering, we anticipate repaying all of the amounts due under our credit facility which would result in recording approximately $260,000 of expense relating to the deferred loan fees being amortized over the related loan term.

     Income Tax Expense (Benefit). Income tax expense increased by $1.4 million to $2.4 million for the six months ended June 30, 1999 from $1.0 million for the six months ended June 30, 1998. The effective income tax rates were 38.6% for the six months ended June 30, 1999 and 42.7% for the six months ended June 30, 1998. The primary reason for the higher effective tax rate for the six months ended June 30, 1998 was the impact of relatively fixed, non-deductible items for income tax accounting purposes on a much lower amount of net income. The lower effective tax rate for the six months ended June 30, 1999 was primarily attributable to the lower effective tax rate in Michigan, where we experienced significant increased income from operations without a corresponding increase in tax expense.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Sales. Sales increased by $0.2 million, or 0.2%, to $87.6 million for 1998 from $87.4 million for 1997. U.S. sales increased by $5.8 million, or 9.0%, to $70.0 million for 1998 from $64.3 million for 1997 due to market acceptance by our dealers of our newly redesigned speakers. International sales decreased by $5.6 million, or 24.2%, to $17.6 million for 1998 from $23.2 million for 1997, primarily due to economic instability in Latin America and Asia and weakness in business conditions in Europe.

     Cost of Goods Sold. Cost of goods sold decreased by $2.2 million, or 3.8%, to $55.1 million for 1998 from $57.3 million for 1997. Cost of goods sold as a percent of sales decreased to 63.0% for 1998 from 65.6% for 1997. The primary reasons for the decrease as a percent of sales included the launch of our raw material global sourcing strategy, leveraging of fixed overhead due to increased production volume as we prepared for initial shipments to Best Buy and shifting of sales away from lower margin source units.

     Sales and Marketing Expenses. Sales and marketing expenses increased by $0.3 million, or 2.0%, to $14.8 million for 1998 from $14.5 million for 1997. The increase was primarily related to increased sales commissions as a direct result of higher U.S. sales. As a percent of sales, these expenses increased to 16.9% for 1998 from 16.6% for 1997.

     General and Administrative Expenses. General and administrative expenses increased by $0.9 million, or 9.2%, to $10.2 million for 1998 from $9.4 million for 1997. This increase was primarily due to the write-off of a $0.4 million note from our German distributor in 1998 following the distributor's change in ownership because of the owner's death. The new owner indicated the repayment would be doubtful based upon deteriorating operating results and a desire to terminate the relationship. As a percent of sales, these expenses increased to 11.7% for 1998 from 10.7% for 1997.

     Research and Development Expenses. Research and development expenses increased by $0.3 million, or 19.0%, to $1.9 million for 1998 from $1.6 million for 1997. This increase primarily related to increased personnel and product certification costs. As a percent of sales, these expenses increased to 2.1% for 1998 from 1.8% for 1997.

     Operating Income. Operating income increased by $0.9 million, or 18.9%, to $5.5 million for 1998 from $4.6 million for 1997. As a percent of sales, operating income increased to 6.3% for 1998 from 5.3% for 1997. The primary reasons for these increases are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net decreased by $0.6 million, or 27.0%, to $1.5 million for 1998 from $2.1 million for 1997. This decrease primarily related to a decrease in interest expense resulting from our June 1997 change in lenders, consolidation of various debt instruments and lower overall effective interest rates, the impact of which was fully realized in 1998.

     Income Tax Expense (Benefit). Income tax expense increased by $0.8 million to $1.7 million for 1998 from $1.0 million for 1997. Our effective income tax rates were 42.5% in 1998 and 37.0% in 1997. The primary reason for the higher effective rate in 1998 was higher effective foreign tax rates coupled with a higher than expected credit for certain foreign sales in 1997 made through our foreign sales corporation.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Sales. Sales increased by $4.5 million, or 5.4%, to $87.4 million for 1997 from $82.9 million for 1996. Substantially all of the increase in sales was due to increased sales in the U.S., where we experienced favorable results from our dealer incentive programs and the launch of a new speaker and amplifier design. U.S. sales increased by $4.4 million, or 7.4%, to $64.3 million for 1997 from $59.8 million for 1996. International sales remained relatively unchanged at $23.2 million for 1997 and $23.1 million for 1996. However, within the international regions, sales increased in Asia and Latin America, which were offset by a decrease in sales to European customers due to less favorable economic conditions in Europe and the strengthening of the U.S. dollar versus European currencies.

     Cost of Goods Sold. Cost of goods sold increased by $0.3 million, or 0.5%, to $57.3 million for 1997 from $57.1 million for 1996. Substantially all of the increase was due to increased sales. Cost of goods sold as a percent of sales decreased to 65.6% for 1997 from 68.8% for 1996. The primary reasons for the decrease as a percent of sales were the completion of our speaker plant reengineering resulting in lower manufacturing costs.

     Sales and Marketing Expense. Sales and marketing expenses decreased by $1.1 million, or 7.0%, to $14.5 million for 1997 from $15.6 million for 1996. The decrease was primarily related to a planned reduction of marketing expenditures, specifically advertising and trade shows, to lower our costs. As a percent of sales, these expenses decreased to 16.6% for 1997 from 18.8% for 1996.

     General and Administrative Expenses. General and administrative expenses increased by $1.2 million, or 14.6%, to $9.4 million for 1997 from $8.2 million for 1996. The primary reason for the increase was costs related to our financial performance-based employee incentive program, which had no payouts in 1996. As a percent of sales, these expenses increased to 10.7% for 1997 from 9.8% for 1996.

     Research and Development Expenses. Research and development expenses increased by $0.2 million, or 14.9%, to $1.6 million for 1997 from $1.4 million for 1996. This increase was primarily related to increased personnel and product certification costs. As a percent of sales, these expenses increased to 1.8% for 1997 from 1.7% for 1996.

     Operating Income. Operating income increased by $3.9 million, or 540.8%, to $4.6 million for 1997 from $0.7 million for 1996. As a percent of sales, operating income increased to 5.3% for 1997 from 0.9% for 1996. The primary reasons for these increases are mentioned above.

     Interest and Other Expense, Net. Interest and other expense, net remained flat at $2.1 million for both 1997 and 1996.

     Income Tax Expense (Benefit). Income tax expense increased by $1.4 million for 1997 to $1.0 million from an income tax benefit of $0.4 million in 1996. Our effective tax rates were 37.0% in 1997 and 30.4% in 1996. The lower effective tax rate in 1996 was due to the absence of a tax benefit for the portion of the 1996 loss relating to state taxes.

QUARTERLY RESULTS OF OPERATIONS

     Our sales on a quarterly basis reflect the seasonality of the car audio aftermarket business. Sales are generally greater during the second and third quarters of each calendar year and lower during the first and fourth quarters, with our lowest sales typically occurring during the fourth quarter. During the first quarter of 1999, we launched our distribution program with Best Buy. Including Best Buy's $4.4 million initial purchase of our products to stock its distribution channel, Best Buy accounted for 26.5% of our sales in the three months ended March 31, 1999 and 19.1% in the three months ended June 30, 1999.

     The following tables show selected consolidated quarterly statements of operations data that were derived from unaudited financial statements for each of the nine quarters ended June 30, 1999, and also show that data expressed as a percent of sales for the periods indicated. We believe these unaudited financial results were prepared on a basis consistent with our audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our consolidated results of operations for those periods. The results of operations for any quarter are not necessarily indicative of the results of any future period.

                   CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                        THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                   1997       1997       1997       1998       1998       1998       1998       1999       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Sales..........................  $26,360    $21,533    $17,366    $20,504    $25,419    $22,564    $19,090    $31,798    $34,113
Cost of goods sold.............   17,007     14,481     11,718     13,148     15,635     13,693     12,670     19,567     20,654
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Gross profit...................    9,353      7,052      5,648      7,356      9,784      8,871      6,420     12,231     13,459
Operating expenses:
  Sales and marketing..........    4,038      3,887      2,835      3,873      4,224      3,976      2,748      5,388      5,583
  General and administrative...    2,764      1,965      2,275      2,290      2,769      2,495      2,657      3,018      3,657
  Research and development.....      413        409        421        404        466        498        508        501        472
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total operating
          expenses.............    7,215      6,261      5,531      6,567      7,459      6,969      5,913      8,907      9,712
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating income...............    2,138        791        117        789      2,325      1,902        507      3,324      3,747
Interest and other expense,
  net..........................      469        548        584        357        400        619        125        431        414
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before tax.......    1,669        243       (467)       432      1,925      1,283        382      2,893      3,333
Income tax expense (benefit)...      618         90       (173)       174        832        548        163      1,091      1,315
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss)..............  $ 1,051    $   153    $  (294)   $   258    $ 1,093    $   735    $   219    $ 1,802    $ 2,018
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Net income (loss) per share:
  Basic........................  $  0.24    $  0.03    $ (0.07)   $  0.06    $  0.25    $  0.17    $  0.05    $  0.41    $  0.44
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
  Diluted......................  $  0.19    $  0.03    $ (0.07)   $  0.05    $  0.19    $  0.13    $  0.04    $  0.29    $  0.32
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
Shares used to calculate net
  income (loss) per share:
  Basic........................    4,395      4,403      4,412      4,412      4,412      4,412      4,412      4,412      4,602
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======
  Diluted......................    5,575      5,659      4,412      5,725      5,957      6,051      6,051      6,275      6,270
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======


                                                           PERCENT OF SALES FOR THE THREE MONTHS ENDED
                                 ------------------------------------------------------------------------------------------------
                                 JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUN. 30,
                                   1997       1997       1997       1998       1998       1998       1998       1999       1999
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
Sales..........................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.............     64.5       67.2       67.5       64.1       61.5       60.7       66.4       61.5       60.5
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Gross profit...................     35.5       32.8       32.5       35.9       38.5       39.3       33.6       38.5       39.5
Operating expenses:
  Sales and marketing..........     15.3       18.1       16.3       18.9       16.6       17.6       14.4       16.9       16.4
  General and administrative...     10.4        9.1       13.1       11.2       10.9       11.1       13.9        9.5       10.7
  Research and development.....      1.5        1.9        2.4        2.0        1.8        2.2        2.7        1.6        1.4
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
        Total operating
          expenses.............     27.4       29.1       31.8       32.1       29.3       30.9       31.0       28.0       28.5
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating income...............      8.1        3.7        0.7        3.8        9.2        8.4        2.6       10.5       11.0
Interest and other expense,
  net..........................      1.8        2.6        3.4        1.7        1.6        2.7        0.6        1.4        1.2
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Income (loss) before tax.......      6.3        1.1       (2.7)       2.1        7.6        5.7        2.0        9.1        9.8
Income tax expense (benefit)...      2.3        0.4       (1.0)       0.8        3.3        2.4        0.9        3.4        3.9
                                 -------    -------    -------    -------    -------    -------    -------    -------    -------
Net income (loss)..............      4.0%       0.7%      (1.7)%      1.3%       4.3%       3.3%       1.1%       5.7%       5.9%
                                 =======    =======    =======    =======    =======    =======    =======    =======    =======

LIQUIDITY AND CAPITAL RESOURCES

     Since 1995, we have financed our business primarily using cash flows from operations, borrowings from shareholders and bank borrowings. We had working capital of $18.2 million at June 30, 1999, compared with $13.5 million at December 31, 1998. At June 30, 1999, we maintained minimal cash and cash equivalent balances.


     We currently have a $20.0 million credit facility which is collateralized by substantially all of our assets, and consists of a revolving line-of-credit, a term loan and an equipment financing arrangement. At June 30, 1999 the amounts outstanding under the credit facility consisted of approximately $14.5 million on the revolving line-of-credit, and approximately $1.2 million on the term loan. The revolving line-of-credit has a blended variable interest rate per annum of LIBOR plus 300 basis points and prime plus 75 basis points. The term loan has a fixed interest rate of 10.67% per annum. The equipment financing arrangement has, at our option three days prior to the time used, a fixed interest rate per annum based on five-year U.S. Treasury Notes plus 425 basis points or a variable interest rate per annum based on the bank's base rate plus 125 basis points. To date, we have not used this equipment financing arrangement. As at June 30, 1999, the credit facility had a combined interest rate of 8.31% per annum. The credit facility matures on June 20, 2001. The credit facility requires that we:



     - have $7.0 million in earnings before interest, taxes, depreciation and amortization, computed monthly on a rolling 12 month basis. This will increase to $8.0 million on December 31, 1999;



     - maintain debt service coverage of 1 to 1 for total debt and 1.3 to 1 for senior debt;



     - incur no more than $2.0 million of indebtedness per year outside our existing credit arrangements; and



     - make capital expenditures of no more than $3.0 million per year. We may also make an aggregate of $2.0 million capital expenditures in excess of this limit using off-balance sheet financing.



We intend to pay off this credit facility using the proceeds from this offering. These covenants will then no longer apply to us after this pay-off.


     We also have a $2.0 million capital lease credit facility under which leases can be funded up until September 30, 1999 at which time the availability to enter into additional leases expires. We use the capital lease credit facility for the purchase of capital equipment under agreements structured as three-year capital lease obligations. As at June 30, 1999, the capital lease credit facility had an outstanding balance of $1.1 million with a weighted average interest rate of 8.0%.


     We also have $995,000 of 8.5% convertible subordinated debentures outstanding of which $278,953 will be converted into 114,236 shares of common stock upon completion of the initial public offering. The remainder is due in May 2002 with interest payable quarterly. These debentures are unsecured. We are not permitted to repay the debentures prior to their due date unless our stock becomes public and trades for 30 days at a price above $3.66 per share. The debenture holders may convert the debt to common stock at any time prior to the due date at the rate of $2.44 per share. We also assumed a $450,000 line-of-credit in our acquisition of Lightning Audio which was repaid after June 30, 1999.



     Net cash provided by (used in) operating activities was $0.2 million for 1998, $6.5 million for 1997 and ($0.2) million for 1996. Net cash provided by (used in) operating activities was $1.6 million for the six months ended June 30, 1999 and negligible for the six months ended June 30, 1998. The primary contributing factor to the growth in our working capital requirements has been the effect of adding Best Buy as a customer, which has increased our inventory levels and accounts receivable.

     Net cash used in investing activities was $1.5 million for 1998, $1.6 million for 1997 and $1.8 million for 1996. Net cash used in investing activities was $3.0 million for the six months ended June 30, 1999 and $0.6 million for the six months ended June 30, 1998. Net cash used in investing activities was primarily related to purchases of property and equipment, and during the six months ended June 30, 1999 for our acquisition of Lightning Audio. We paid for the Lightning Audio acquisition with amounts available under our line-of-credit.



     Net cash provided by (used in) financing activities was $1.3 million for 1998, ($4.9) million for 1997 and $2.3 million for 1996. Net cash provided by financing activities was $2.3 million for the six months ended June 30, 1999 and $1.2 million for the six months ended June 30, 1998. Net cash provided by (used in) financing activities was primarily related to borrowings and repayments of our credit facilities and other debt obligations, including repayments of various senior notes and other debt obligations during 1997, at the time our $20.0 million credit facility was established.


     We may pursue acquisitions of businesses, products or technologies that could complement or expand our business and product offerings. Any material acquisition could result in an increase in our working capital requirements depending on the amount, timing and nature of the consideration to be paid.

     We believe that the net proceeds to be received by us from this offering, together with potential cash flows from operations, will be sufficient to meet our anticipated cash needs for working capital, capital expenditures and other activities for at least the next twelve months. Thereafter, if current sources are not sufficient to meet our needs, we may seek additional equity or debt financing. In addition, any material acquisition of complementary businesses, products or technologies could require us to obtain additional equity or debt financing. There can be no assurance that additional financing would be available on acceptable terms, if at all.

IMPACT OF THE YEAR 2000

     Readiness. We use and rely on a variety of information technologies, computer systems and scientific and manufacturing equipment containing computer-related components, such as programmable logic controllers and other embedded systems. We have a Year 2000 project to address the impact of Year 2000 issues on our computer systems and scientific and manufacturing equipment and the readiness of our critical third parties. Our Year 2000 project is designed to:

     - take inventory of and prioritize business critical systems;

     - analyze each system's Year 2000 compliance;

     - undertake remedial activities, including repairing or replacing identified systems;

     - test the effectiveness of any remedial activities;

     - identify and analyze compliance of critical third parties that provide goods and services to us; and

     - develop contingency plans, if internal or external systems fail.

We believe that approximately 90% of our Year 2000 compliance work is complete with the remaining work scheduled for completion by the end of the third quarter of 1999.

     Information and Operation Systems. In 1994, we invested in a new Enterprise Resource Planning (ERP) system that was Year 2000 compliant. Since 1994, we have monitored our internal environment to evaluate whether all products added to our system are also Year 2000 compliant. In 1997, we performed a physical inventory of all process equipment containing embedded chips, software products, operating systems, telecommunications products and hardware products.



     In June 1997, our information system department upgraded our business applications to 10.7 of Oracle's ERP Application Suite, which Oracle has certified as Year 2000 complaint. The Oracle business application suite is our informational backbone. In May 1999, we upgraded to release 11 of the Oracle ERP Application Suite and successfully performed a Year 2000 audit on the new release. Additionally, we sponsored an external audit of the Oracle ERP Application Suite which did not reveal any Year 2000 problems.



     We use Novell Network Management Products 4.11 and 5.0 to manage our telecommunications, and Novell has certified both products as Year 2000 compliant. Additionally, we run the software programs "Check 2000" and "Zen Y2K" to monitor our desktop computers and test Year 2000 compliance in our network. We have completed our analysis and testing of our information systems hardware and software. We believe all of our existing systems are Year 2000 compliant in all material respects.



     Process Equipment and Embedded Chips. After our 1997 physical inventory, we contacted each supplier of process equipment and embedded chips to confirm whether the equipment was Year 2000 compliant. Most of our process equipment was acquired after 1993 and was certified to be Year 2000 compliant. We have completed our testing and remediation of our equipment and believe all of our equipment is Year 2000 compliant. We have also confirmed that, if any of this equipment has unforeseen Year 2000 compliance issues, we will be able to turn back the date on this equipment without affecting product assembly processes. We did not replace any of our equipment specifically because of Year 2000 compliance issues.



     Ongoing Internal Year 2000 Compliance. Our continuing efforts relating to internal Year 2000 compliance are focused on new acquisitions of, and enhancements to, our existing hardware, software, and equipment. We require our suppliers to certify that all new acquisitions and enhancements are Year 2000 compliant and we also test them for Year 2000 compliance before loading and using them with our existing systems.



     Third Party Year 2000 Compliance. We have taken the following steps to assess the Year 2000 readiness of our third parties. For our suppliers, we sent a general inquiry letter in March 1998 to which all of our critical suppliers responded that they were or would be Year 2000 compliant before the Year 2000. In June 1999, we sent a follow-up detailed questionnaire to our 51 critical inventory suppliers requesting information of their Year 2000 assessment, planning, testing, supply chain and contingency plans.



     The following table summarizes the responses we have received to date:



    NO.                              RESPONSE
    ---                              --------
           Fully Year 2000 compliant, no anticipated issues in supply
    36     to Rockford
           Still testing systems, but do not anticipate problems in
     2     supply to Rockford
     1     Not computerized and has not assessed Year 2000 readiness
    12     No response



We are contacting the 12 suppliers who have not responded to request a response.


     For our equipment manufacturers, we sent written inquiries requesting confirmation of Year 2000 compliance and received positive responses from each major manufacturer. For communications, utilities, shipping vendors, financial institutions and professional services, we have either contacted directly or reviewed Web sites to confirm Year 2000 compliance of 90% of these entities. To date, we have not discovered any third party Year 2000 compliance issues and have targeted August 31, 1999 for our completion of this process.

     Costs. To date, we have not incurred any material costs in identifying or evaluating Year 2000 compliance issues. The total costs of the Year 2000 systems assessments and conversions are currently funded through cash flows from operating activities and we are expensing these costs as they are incurred. Most of our expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters in general. Most of these costs have already been incurred and we do not anticipate significant future costs with respect to the remaining efforts. To date, we have not deferred any information technology initiatives as a result of our Year 2000 project.

     Risks. We believe that the chance that our computer systems and manufacturing equipment are not Year 2000 compliant is minimal. Third-party goods or services incorporated into our products may need to be revised or replaced, which could be time consuming and expensive. Our inability to fix any Year 2000 compliance problems on a timely basis could result in lost sales, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition, governmental agencies, utility companies, third-party service providers and others outside our control may not be Year 2000 compliant and their failures could result in an internal failure beyond our control, which could have a material adverse effect on our business, financial condition and results of operations. We believe the most likely worst-case scenario would involve a complete failure by our electricity providers, since all of our operations would be disrupted in that event.


     Contingency Plan. We are engaged in an ongoing Year 2000 assessment and intend to implement, during the 3rd Quarter of 1999, a contingency plan that will:



     - increase inventory of finished goods and of parts and raw materials, to the extent we believe Year 2000 issues may jeopardize required supplies;



     - secure secondary sources for critical inventory supplies, communications and manufacturing equipment to the extent our review suggests a risk that our primary suppliers have significant Year 2000 risks; and



     - provide back-up computer and communication systems.


We will take into account the results of our Year 2000 simulation testing and the results of our third-party surveys in determining the nature and extent of our contingency plans.

                                    BUSINESS

OUR BUSINESS

     We design, manufacture and distribute high-performance car audio and professional audio systems. Our car audio products include technologically advanced amplifiers, speakers, source units and accessories marketed under our Rockford Fosgate brand name. We sell these products in the car audio aftermarket to consumers who are upgrading their car audio systems. We market our professional audio amplifiers and speakers under our Hafler brand name.


     Rockford Fosgate is one of the most preferred high-performance car audio brands and for nearly 20 years, it has been the brand of choice among our core consumers, particularly 16-24 year old males. We believe our brand appeals to our Generation Y core consumers because they view Rockford Fosgate as the "coolest" car audio brand. Many of our core consumers are extremely, almost fanatically, loyal to our Rockford Fosgate brand, and proudly display our logos on their cars, clothing and even their bodies.


     Our marketing and product development efforts are designed to enhance our brand image and generate increased loyalty among our core consumers and the retailers who sell our products. We believe our core Generation Y consumers, who devote much of their time and disposable income to their car audio systems, desire distinctive "leading edge" products and powerful, high quality sound.

     In addition, we believe our hard-hitting, "in your face" advertising combined with cutting-edge technology and product innovation allows the retailers who sell our products to appeal to Generation Y and other consumers who are attracted by our brand, products and distinctive marketing programs. To maintain and further enhance our unique heritage, we continue to develop new products that are reliable, durable, technologically advanced and designed to set industry standards in their product categories. Our Rockford Fosgate and Hafler products have won numerous consumer and industry awards. We are committed to maintaining our premier position in car and professional audio by working closely with distributors, retailers and consumers to satisfy their needs and preferences.

     The chart below shows our corporate structure and the division of our operations among us and our subsidiaries.
                            [SUBSIDIARY FLOW CHART]

OUR INDUSTRY

     Car Audio


     According to the Consumer Electronics Manufacturers Association, total worldwide factory sales of car audio products were approximately $14.7 billion in 1998, of which $6.3 billion represented aftermarket sales. We also believe total factory sales of car audio products in the U.S. were approximately $4.4 billion in 1998, of which approximately $1.9 billion represented aftermarket sales. The international car audio market is significantly larger, with estimated factory sales of car audio products of approximately $10.3 billion in 1998, of which $4.4 billion represented aftermarket sales.


     The U.S. car audio aftermarket industry is mature and highly fragmented with many companies competing for market share. Competition comes predominantly from specialty audio suppliers that generally compete in specific market niches on the basis of brand image, quality and technology, and large consumer electronics suppliers that offer car audio products as part of their broad consumer electronics lines. The larger specialty audio suppliers and consumer electronics suppliers have been increasing their market share at the expense of the smaller specialty audio suppliers, who often lack the capital and other resources necessary to satisfy the demands of retailers. As a result, industry consolidation is accelerating, with more efficient vendors capturing incremental market share and further leveraging costs.

     Car audio aftermarket products are typically distributed to consumers through the following channels:

     - Specialty dealers:  Retail stores specializing in car audio products;

     - Audio/video retailers: Retail stores specializing in car audio, home audio and video products;

     - Consumer electronics retailers: National consumer electronics chains, such as Best Buy and Circuit City;

     - Catalog merchants:  Mail order retailers, such as Crutchfield;

     - Mass merchants: National mass merchandisers, such as K-Mart, Target and Wal-Mart; and

     - Automotive retailers:  Auto parts retailers, such as AutoZone and Pep
       Boys.

Historically, specialty dealers have dominated the retail distribution of car audio aftermarket products. Over the last several years, as a result of changing consumer buying patterns, the audio/video and consumer electronics retailers have been the fastest growing distribution channels for car audio products increasing their combined market share from 34.5% in 1987 to 50% in 1997.

     Professional Audio

     The professional audio market is focused on consumers who use audio equipment in commercial applications. Professional audio products are used in recording studios, movie theaters, concert facilities, stadiums, traveling bands and broadcast studios. The professional audio market requires technical information to assist buyers in the sales process and has become increasingly price competitive. To reduce costs, many manufacturers have shifted to overseas component suppliers.

OUR CONSUMERS

     Car Audio


     Historically, 16-24 year old males have been the primary consumers of high-end car audio aftermarket products. They are part of Generation Y, the 10-24 year old age group that is one of the fastest growing segments of the U.S. population. Generation Y consumers possess substantial disposable income and devote much of their time and money to their music and cars. According to U.S. Census Bureau, Generation Y is estimated to grow from 57.0 million in 1998 to
61.6 million in 2005. This growth rate would outpace the estimated general population growth by 56.7%.


     Today's 16-24 year old male consumers have an increasing preference for brand names, durability and high-performance products and are more knowledgeable about car audio products than prior generations. Consumer electronics retailers devote significant square footage to car audio products because they have found the category to be a very important traffic driver, particularly of Generation Y consumers.

     Our newly acquired Lightning Audio brand is positioned to offer our consumers an alternative that is cool to own but more moderately priced than our premium Rockford Fosgate brand. We believe this will enable us to sell to an even larger number of consumers.

     Professional Audio

     Our professional audio consumers are typically more technically oriented and drawn from a broader range of age groups. These consumers use our products primarily for commercial applications and in their professional activities.

OUR GROWTH STRATEGY

     Our goal is to design, produce and distribute the best engineered and most recognized and respected brands of high-performance car and professional audio products in the world. Each element of our strategy is intended to enhance and reinforce the global brand images of Rockford Fosgate and Hafler among consumers and retailers. Key elements of our growth strategy are to:

     Expand Channels of Distribution. We believe our selective distribution increases brand loyalty, enhances retailers' profit margins and encourages retailers to carry a broad range of our products. We have recently increased our channels of distribution, focusing on some of the fastest growing and most efficient retailers in the U.S. and selected international markets. For example, in early 1999, we began distributing our car audio products through Best Buy, a leading consumer electronics and car audio retailer, with more than 300 stores in the U.S. Best Buy concentrates its in-store merchandising on a few high quality suppliers in each of its product categories and has devoted selling space and financial and operating resources to promote and sell our products. In addition, in August 1998, we began selling our products to Crutchfield, a car and home audio catalog retailer in the U.S., as well as continuing to sell through the Autobacs and Yellow Hat consumer electronics chains in Japan.

     Develop a Second Brand. In response to requests from our retailers and international distributors, we intend to develop a second brand to be sold at more moderate price points than our current products. Consistent with our Rockford Fosgate and Hafler brand images, however, we expect that these products will continue to offer the highest performance and quality standards in their categories. In June 1999, we acquired Lightning Audio, a manufacturer and distributor of car audio accessories. We intend to introduce a line of moderately priced, high-performing amplifiers and subwoofers under the Lightning Audio brand name in 2000. We believe the addition of a second brand will help us enhance and expand our product offerings and increase our distribution capabilities.

     Capitalize on International Opportunities. We believe that the Rockford Fosgate brand name is as widely recognized in many foreign countries as it is in the U.S. We intend to aggressively expand Rockford Fosgate, Lightning Audio and Hafler in international markets. We currently sell our car audio products directly to retailers in Canada, Germany and Japan, and through independent distributors, to over 60 other countries. Unlike in the U.S., we have established relationships with distributors in international markets who purchase our products and resell them to retailers. Recently, we initiated a strategy of moving to a "one-step" distribution system in larger international markets by converting selected distributors into independent sales representatives, allowing us to sell directly to retailers. We expect these measures to substantially increase our sales in these markets by allowing us to better compete through lower distribution costs and reduced prices to the consumer.


     Introduce New and Innovative Products. We intend to take advantage of the strength of the Rockford Fosgate and Hafler brands by continuing to introduce new and innovative products. We believe our ability to quickly deliver innovative products to market appeals to consumers' desire for "leading edge" products and provides a significant competitive advantage. In recent years, this strategy has been effective both in launching our new products and increasing sales of our core products. For example, we recently introduced new source units and mid-range speakers for the Rockford Fosgate brand, and are developing home theater products under the Hafler brand.


     Promote Our Unique Brand Image. We believe our core consumer, the Generation Y 16-24 year old male, perceives our brand as the "coolest" in the car audio product category. We intend to continue to enhance the Rockford Fosgate, Lightning Audio and Hafler brands by projecting an image that appeals to consumers who appreciate brand authenticity and value. We believe that the combination of our hard-hitting advertising campaigns with our rugged and durable products has created brand recognition and loyalty among our core consumers. Many of our consumers proudly display our logos on their cars, clothing and even on their bodies. In addition, we believe demand for our brand and products provides retailers with a powerful tool to expand their customer base by generating increased foot traffic of Generation Y and other consumers.


OUR PRODUCTS

     Percent of Sales by Product Class

     Our sales since 1996 were divided among our principal product classes as shown in the following table:

                                                 YEAR ENDED DECEMBER 31,    SIX MONTHS ENDED
                                                 -----------------------        JUNE 30,
                                                 1996     1997     1998           1999
                                                 -----    -----    -----    ----------------
Amplifiers.....................................   51.3%    49.3%    49.9%         48.6%
Speakers.......................................   27.1     30.1     32.5          34.0
Others(1)......................................   21.6     20.6     17.6          17.4
                                                 -----    -----    -----         -----
     Total.....................................  100.0%   100.0%   100.0%        100.0%
                                                 =====    =====    =====         =====

---------------
(1) No other single product class accounted for more than 10% of our sales in any of these periods.

     Car Audio

     We offer a full line of high-performance car audio products. The following table provides examples of specific products within each of our product lines:

Amplifiers..............  Two channel amplifiers; multi-channel amplifiers; mono
                          (single channel) amplifiers; signal processors
Speakers................  Subwoofers; woofers; mid-range separates; full range speakers; speaker enclosures; tweeters
Source Units............  AM/FM/CD players; compact disc changers
Accessories.............  Amplifier installation kits; power, ground and speaker wire;
                          RCA cables; connectors; adaptors; stiffening caps;
                          miscellaneous electrical components; installation
                          accessories; Punch Sport brand promotional materials and
                          clothing

     Amplifiers. Amplifiers increase the voltage and current coming from the source unit, providing more power than possible from a source unit alone. Amplifiers are essential for a high-performance car audio system and are typically not part of a standard factory installed system. We sell 21 different models of amplifiers under our Punch brand, with rated power from 100 to 1,100 watts and with minimum advertised prices ranging from $179.95 to $1,329.95. Our amplifiers provide 1, 2, 4 and 5 channel alternatives, giving consumers the ability to select an optimum configuration for their system. For specialized applications, we also sell stand-alone signal processors that accept input from a source unit, modify the signal to provide the consumer with enhanced performance and deliver the signal to one or more amplifiers.

     Speakers. Speakers accept a signal from a source unit or amplifier and translate it into sound. There are two categories of speakers: those eight inches or greater in diameter are considered subwoofers and are designed to play lower (bass) frequencies; and those less than eight inches in diameter are considered speakers and are designed for higher frequencies. Aftermarket speakers and subwoofers provide dramatically improved sound quality compared to most factory installed car audio systems and are often the single most important improvement consumers can make to their car audio sound system. We sell 88 different models of car audio speakers under our Punch brand with minimum advertised prices ranging from $59.95 to $549.95.

     Source Units. Source units are the control center for a car audio system. Typically mounted in the dash of the car, source units provide input signals, including AM/FM radio and compact disc players. Most of our units have the ability to control a CD changer. We sell three different models of source units under the Rockford Fosgate brand with minimum advertised prices ranging from $249.95 to $349.95. Additionally, we sell 8-disc CD changers with a minimum advertised price of $299.95.

     Accessories. We sell over 400 different types of accessories under the Connecting Punch brand, including amplifier installation kits, RCA cables and carpet/fabric/surface applications. We also sell over 1,000 different types of accessories under the Lightning Audio brand, including stiffening capacitors, battery clamps, RCA and speaker cables. We also sell promotional materials and clothing under the Punch Sport brand.

     Our Rockford Fosgate products have won numerous consumer and industry awards, including Autosound Grand Prix awards in every year from 1987 through 1999, Innovations awards at the Consumer Electronics Shows in 1997, 1998 and 1999 and European Car Audio Press awards in 1997 and 1998.

     Professional Audio

     We sell professional audio amplifiers and speakers under the Hafler brand name. Suggested retail prices range from $569.00 to $2,200.00. Our professional audio products are used in recording studios, movie theaters, concert facilities, stadiums, traveling bands and broadcast studios. Due to manufacturing and technical similarities with the Rockford Fosgate brand, many processes and technologies are shared and developed across both brands. Our Hafler products won awards from Pro Audio Review in 1996 and 1997, Mix Magazine in 1996 and 1998 and Canadian Music-Music Week Magazine in 1999, as well as receiving the EQ Award in 1997 and Electronic Musician Editor's Choice Award in 1999.

RESEARCH AND DEVELOPMENT

     Research and development is a primary focus of our business because of the heavy demand by our core consumers for leading-edge products. We focus our research and development efforts primarily on enhancing current products and developing new products. Our engineering processes involve a coordinated effort across multiple areas of our company. As at June 30, 1999, our research and development staff consisted of eleven design engineers, as well as other support staff, dedicated to project development and who coordinate their efforts with:

     - our sales group to identify features consistent with market requirements and our brand image;

     - our manufacturing staff to develop and build products more efficiently;

     - our product support staff to identify weaknesses in our existing products and to help re-design them; and

     - our customers -- both at the retailer and consumer level -- to help us better understand their needs and preferences and incorporate them into our products.

     As a result of these efforts, we have reduced product development time-to-market from up to 24 months to an average of six to nine months, as compared to over twelve months for many of our competitors. Our objective is to introduce new products or re-engineer approximately one-third of our existing product line annually. In 1998, more than 60% of our sales were generated from new or re-engineered products.

     Part of our research and development efforts seek to create a reserve base of technologies and innovations that are available to our engineers for use in the product development process. As a result, we can readily respond to changing demand and effectively execute our marketing plans by introducing new products and by adding features to our existing products. Examples of product innovations that have been or are being developed from this reserve technology base include:

     - powered speakers, which are speakers that include an integrated amplifier;

     - remote bass and speaker controls;

     - active cross-overs that allow consumers to tailor our amplifiers to their systems' needs;

     - class BD amplifiers that incorporate a more efficient circuit design;

     - more reliable mechanical components;

     - materials improvements that increase the durability and performance of our products; and

     - digital signal processing.

SALES, MARKETING AND DISTRIBUTION


     Our sales and marketing efforts are designed to enhance our brands by projecting an image that appeals to consumers who appreciate brand authenticity and value. We believe that the combination of our hard-hitting advertising campaigns with our rugged and durable product offerings has created worldwide recognition and loyalty among our core consumers. We promote our products with monthly, bi-monthly and quarterly full page advertisements in fourteen car audio magazines and publications. We participate in six annual trade and consumer shows and contests, and supply promotional prices and giveaways. We publish a complete set of full color brochures and promotional literature detailing each of our products. Our products also appear in advertisements on television, newspapers and the Internet. We also help promote concerts and compact discs produced using Hafler products.


     Our sales and marketing activities are listed below in their order of importance:

     - making regular calls to dealers and providing them with demonstration products, point-of-purchase displays and other marketing materials;

     - initiating targeted advertising in periodicals read by our potential consumers;

     - training dealer installation personnel at our Rockford Technical Training Institute;

     - participating in rule making for, and providing technical and product support to, auto sound competitions; and

     - participating in related professional and consumer trade shows.

     We consider our advertising to be both hard-hitting and "in your face" because our advertisements are intense, frequent and intended to excite our core consumer. We use the explosive imagery of the wolf in our visual advertisements and booming sound bites in our audio campaign to promote the power, quality and intensity of our products.

     Our corporate Web site, located at www.rockfordcorp.com, offers consumers and retailers reliable and comprehensive information about our product offerings and consumer services. Because our core consumers are among the most enthusiastic users of the Internet, we believe expanded Internet-based marketing will broaden our consumer reach, enhance our brand image and direct potential consumers to our retailers. Our Web site offers retailers, sales representatives and distributors an efficient method to track order status, accounts receivable and sales history and to access marketing and advertising materials. Consumers can currently purchase Punch Sport promotional materials and clothing from our corporate Web site. In addition, we intend to sell our upcoming Hafler home theater products over the Internet.

     Lightning Audio has a separate Web site at www.lightningaudio.com, which features comprehensive information about Lightning products, dealers and promotions.

     Car Audio Distribution


     We currently sell our Rockford Fosgate car audio products in the U.S. through over 1,500 independent retail stores and 18 independent sales representative firms who identify, recruit and sell to dealers in their regions. Our representative firms, serviced by our three in-house regional managers, employ a total of approximately 60 field personnel who make regular calls on dealers in their region. We have entered into one-year agreements with each of these firms under which we appoint them our sales representative for a specific territory and specific products under varying terms. We pay our independent sales representatives in the United States commissions based on sales of our products to independent retailers in their territory.

Commission amounts range from 3% to 9% of sales depending upon product category, retailer involved in the purchase and achievement of quarterly sales targets.


     Our U.S. distribution system is composed of independent specialty dealers, audio/video retailers, consumer electronics chains and catalog merchants. Our dealers and distributors sign agreements under which we appoint them to serve a specific territory to distribute our products under varying terms. In early 1999, we launched our distribution program with Best Buy, one of the larger consumer electronics retailers. Best Buy sells our products in all of its more than 300 stores nationwide. Our expansion into Best Buy represents an evolution in our strategy to distribute through additional channels. We believe our expansion into Best Buy will:

     - further increase recognition of the Rockford Fosgate brand;

     - distribute our products to a more diverse set of consumers, including females and older males;

     - expand market share among our core consumers since many of them shop at Best Buy stores;

     - expand our sales into geographic markets where we currently have little presence; and

     - allow our specialty dealers to grow their sales by taking advantage of increased product visibility created by Best Buy's advertising programs.


     Under our agreement, Best Buy provides to us (1) six-month rolling forecasts, updated monthly, (2) commitments to purchase products within 60 days and (3) purchase orders 30 days in advance of shipment. The payment terms generally require payment of invoices within 60 days. We are obligated to provide discounts varying by product. The agreement is terminable at will and does not include any term or renewal provisions.



     We currently sell our car audio products in over 60 other countries through independent distributors and sales representatives. Independent distributors purchase products from us and re-sell them to retailers in their designated territories. They assume inventory risks and take responsibility for warranty service in their territory. Selling through distributors has allowed us to expand into international markets while minimizing cultural differences and local marketing issues, such as warranty service. In Japan, we sell to independent distributors through our wholly owned subsidiary.



     During 1999, we initiated a program to convert selected foreign markets to a "one-step" distribution system by switching to independent sales representatives. Independent sales representatives do not purchase products from us, but instead sell products on our behalf. We remain responsible for inventory until an independent retailer purchases it and we retain responsibility for warranty service. This system allows us to sell directly to retailers rather than to distributors who further mark-up our products before selling them. We expect this transition to substantially increase our penetration in these markets because commissions to independent sales representatives are less than the distributor mark-up, allowing us to reduce prices to the consumer while providing us with a higher gross margin. Because relatively high sales volumes are needed to justify the use of independent sales representatives, we anticipate converting some higher volume territories over time while continuing to distribute through distributors in smaller territories. To date, we have successfully completed the conversion to the one-step distribution system in Canada and Germany.


     We sell Lightning Audio products in the United States through a network of 15 independent distributors and over 400 independent retailers. We also sell Lightning Audio products internationally through 25 independent distributors who sell our products in 30 countries.


     Professional Audio Distribution

     In the U.S., sales of professional audio products primarily are made through sales representatives to small specialty dealers and larger retail chains, such as Guitar Center and Sam Ash. Internationally, sales are primarily made through approximately 28 independent distributors in over 30 countries. We also plan to sell Hafler home theater products directly over the Internet in the future.

PRODUCT SUPPORT

     To maintain and enhance our relationships with retailers, we provide numerous support services, including product and installation training, sales training, technical and customer service support and advanced information systems, including an interactive Web site. Our Web site provides comprehensive and valuable information for dealers and distributors, including product schematics, ad layouts and logos. Our Rockford Technical Training Institute, one of the first and most advanced of its kind in our industry, trains over 700 retailer sales and installation personnel per year on our special methods and unique culture. In addition, our instructors and demonstration vehicles travel worldwide hosting dealer instruction seminars.

     Our products carry standard warranties against defects in material and workmanship, and we will either repair or replace any product that fails to meet this warranty. Repair services are available for products which are no longer covered under the original warranty. For our U.S. customers, we have in-house customer service, repair and technical support personnel who provide general company information, installation support, troubleshooting, and system design assistance. We provide a unique rapid factory direct repair program that repairs and ships products within 24 hours of receipt, reducing retailer and consumer inconvenience if our products fail to perform properly. For our international customers, our distributors provide customer service and warranty support.

MANUFACTURING

     We believe our efficient production, sourcing and distribution capabilities make us one of the preferred suppliers in the car audio aftermarket.


     We manufacture amplifiers, signal processors and various accessories at our facilities in Tempe, Arizona and mid-range speakers, woofers and subwoofers at our facility in Grand Rapids, Michigan. In 1999, Hyundai Electronics signed a four-year joint development agreement with us to supply all of the source units we resell under the Rockford Fosgate brand name in accordance with our specifications. Under the agreement, we agreed to develop jointly and then purchase source units from Hyundai on an exclusive basis, provided that Hyundai could demonstrate to us successful commercial production of the units. We set development and production milestones which Hyundai successfully met. We paid to Hyundai a development fee and agreed to provide, at Hyundai's expense, personnel and equipment to assist Hyundai's development of the source units according to our specifications. The agreement obligates us to place monthly purchase orders with Hyundai and is subject to cancellation charges for partially or totally cancelled orders. The agreement commenced April 8, 1999 and expires July 31, 2003. As at June 30, 1999, we had paid to Hyundai $3,903,206 under the agreement which includes pre-contract development costs. Other third parties manufacture our full-range speakers and various components according to our design specifications.


     We use cellular manufacturing processes and just-in-time supply management in all our manufacturing facilities. Cellular manufacturing provides flexibility and efficiency because any cell can manufacture any product, depending on market demand. Lot sizes are small and feedback from the manufacturing process is quick. We use advanced surface mount technology in our electronics manufacturing. Surface mount technology is accurate, increases the density of circuits and reduces labor content. Our flexible manufacturing and in-house engineering capabilities are a key part of our efforts to shorten lead times from concept to production, respond rapidly to changing demand and reduce our parts and raw materials inventory. Both of our facilities focus on continuous improvement, with quality control embedded in the manufacturing process. The result has been improved flexibility, increased efficiency and greatly improved cycle times.

     We recently shifted from purchasing parts and materials solely in the U.S. to purchasing from the best suppliers available to us worldwide. This global sourcing initiative was a critical shift in our raw materials strategy, allowing us to deliver high quality, low-cost goods that are competitive with those offered by our U.S. and international competitors. Global sourcing of our component parts provides us the best total cost suppliers and introduces us to worldwide technologies and materials.

COMPETITION

     Our markets are very competitive, highly fragmented, rapidly changing and characterized by price competition and, in the car audio market, rapid product obsolescence. Rockford competes in the car audio market on the basis of brand recognition, innovation and technology, quality and reliability, breadth of product line, distribution capabilities and price. Competition comes predominantly from two categories:

     - Specialty audio suppliers. These companies generally compete in specific market niches on the basis of brand image, quality and technology. However, many of these companies are undercapitalized, lack the buying power necessary to develop cost efficiencies and lack the infrastructure to efficiently source raw materials, manufacture components and systems, and distribute finished products.

     - Large consumer electronics companies. These companies offer car audio products as part of their broad consumer electronics lines. They have efficient operations but are volume-driven and generally do not respond as quickly to changing consumer preferences as do smaller specialty suppliers. Consumer perception of the quality of their products is often not as high, frequently resulting in lower brand image and profit margins. These companies tend to focus on the larger market segments, such as source units, and generally do not focus on the smaller market segments, such as amplifiers and subwoofers.

     Some of our competitors have greater financial, technical and other resources than we do and many seek to offer lower prices on competing products. To remain competitive, we believe we must regularly introduce new products, add performance features to existing products and limit increases in prices or even reduce them. Our principal competitors within our product lines are listed below:

     - Car Audio Amplifiers: Alpine, Kenwood, Kicker, MTX, Orion, Phoenix Gold and PPI;

     - Car Audio Speakers: Blaupunkt, Boston Acoustics, Infinity, JBL, JL Audio, Kenwood, Kicker, Pioneer and Polk;

     - Car Audio Source Units: Alpine, Blaupunkt, Clarion, Fujitsu Eclipse, Kenwood, Nakamichi, Pioneer and Sony;

     - Car Audio Accessories:  Monster Cable, Phoenix Gold and Stinger; and

     - Professional Audio Amplifiers and Speakers: Cress, Crown, Eastern Acoustic Works, Mackie Designs, Peavy, QSC and Tannoy.

     Based on United States consumer brand preferences and market share (based on dollar sales volume), we believe:



     - we rank first or second among our competitors in car audio amplifiers;



     - we are in the top six among our competitors in car audio speakers and accessories;



     - we are a relatively minor competitor in car audio source units.



     We believe we have a significant share of the market for professional amplifiers in recording studios and a very small share in the remainder of the professional audio market, but do not have information allowing us to rank ourselves in those markets. We are new to the professional audio speaker market.


     We also compete indirectly with automobile manufacturers, who may improve the quality of original equipment sound systems, reducing demand for aftermarket car audio products. They may also change the designs of their cars to make installation of our products more difficult or expensive.

INFORMATION SYSTEMS


     We have a fully integrated system based on a Novell network, Oracle applications and databases, Microsoft Office applications and a Cisco infrastructure. Our information systems are designed to respond quickly to inquiries from our managers, employees, suppliers and customers. They are designed to support our efforts to:


     - produce high quality products;

     - reduce working capital requirements;

     - decrease the time to market for new products;

     - deliver orders faster; and

     - provide accurate and timely information.

     Our information systems assist us in producing high quality products quickly and affordably by providing immediate quality information about our business. Our advanced messaging systems collect feedback about product quality from our customer service department that we send directly to our engineering and manufacturing groups. This early customer feedback permits prompt adjustments and serves as an immediate indicator of our products' market acceptance. Our common drive is accessible to authorized employees for new product information and timely updates. Management has access to secured databases regarding the status, cost and projections for pending projects, enabling quick adjustments to scheduling and use of resources.

     We have implemented Web-based systems to provide accurate and timely information and allow our representatives, dealers and distributors to check the status of their orders at our secure Internet site. We also have designed and tested systems to accept orders from consumers over the Internet in preparation for distribution of our Hafler home theater products.

INTELLECTUAL PROPERTY

     We rely upon a combination of trade secret and trademark laws, non-disclosure agreements and patents to protect our proprietary rights. We have registered many trademarks and trade names both in the U.S. and internationally and are committed to maintaining and protecting them. We believe our trademarks and trade names are material to our business and are well known among consumers in our principal markets. Our principal trademarks and trade names include:

     - Rockford Fosgate(R);

     - The Punch(R);

     - Connecting Punch(R);

     - Punch Sport(R);

     - Practice Safe Sound(R);

     - Car Audio for Fanatics(R);

     - Lightning Audio(R);

     - Storm(TM);

     - Bolt(TM);

     - Strike(TM);

     - Hafler(R); and

     - Our "Diamond R" logo.

EMPLOYEES

     As at June 30, 1999, we had 428 total employees. At that date, in the U.S., 288 were engaged in manufacturing, 34 in research and development, 39 in sales and marketing and 49 in administration. We also had 18 employees working outside of the U.S. in various functions. We have never had a work stoppage and none of our employees are unionized. We believe our employee relations are good.

FACILITIES

     Our corporate headquarters and electronics manufacturing facilities are located in Tempe, Arizona. We manufacture speakers at our facility in Grand Rapids, Michigan. We use warehouses strategically located in the U.S., Japan, Singapore and Germany that enhance our ability to serve our markets faster and more cost effectively than many of our competitors. The following table contains information about our facilities, all of which are leased:


                                                               APPROXIMATE
                                              APPROXIMATE      1999 ANNUAL
         FUNCTION               LOCATION     SQUARE FOOTAGE   RENTAL EXPENSE   LEASE EXPIRATION
---------------------------  --------------  --------------   --------------   -----------------
Corporate headquarters.....  Tempe, Arizona      15,000         $  150,000     December 31, 2000(1)
Manufacturing, research and
  development, and
  purchasing...............  Tempe, Arizona      22,000            306,000(2)  December 31, 2000(1)
Warehousing, sales and
  customer service.........  Tempe, Arizona      25,000                 --     December 31, 2000(1)
Warehousing and sales......  Tempe, Arizona       6,600             52,000     December 31, 1999
Warehousing and sales......  Tempe, Arizona      29,000            127,000     July 15, 2001
Manufacturing, research and
  development, purchasing
  and administration.......  Grand Rapids,       81,000            246,000     March 31, 2001
                             Michigan
Warehousing and sales......  Japan                6,400            106,000     March 29, 2004
Warehousing................  Singapore           10,000            145,000     November 15, 2000
Warehousing................  Germany             17,000            137,000     December 30, 2006
                                                -------         ----------
          Total............                     212,000         $1,269,000


---------------
(1) We have the right to extend these leases for two additional one-year terms.


(2) Rent for this facility includes rent for our warehousing, sales and customer service facility in Tempe, Arizona.

ENVIRONMENTAL COMPLIANCE

     Whenever possible, we avoid using hazardous materials in our production processes. Two chemicals used in our basic processes, lacquer and flux, are listed as hazardous materials by the U.S. Environmental Protection Agency. We use them in limited quantities in our production facility, taking care to see that they are stored, used and disposed of in the proper manner. We believe that compliance with federal, state, local and foreign provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will not have a material effect upon our capital expenditures, earnings and competitive position. We do not anticipate material capital expenditures for environmental control facilities for the remainder of the current fiscal year, or the succeeding fiscal year.

LEGAL PROCEEDINGS

     In 1998, Integrated Electronic Technologies (IET) alleged in correspondence that our patented TOPAZ circuit design infringed a patent of IET. The TOPAZ circuit is used in our higher-priced "Punch" line of car audio amplifiers and in our Hafler professional amplifiers. We believe that IET's allegations are without merit. IET has not initiated any legal proceedings relating to this claim and has not communicated with us about it since September 1998.

     In addition to the above, we are and may continue to be a party to various lawsuits and arbitrations from time to time. As of June 30, 1999 we were not a party to any legal proceedings that we believe are material.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table contains information regarding our executive officers and directors as of the date of this prospectus:

NAME                                        AGE                        POSITION
----                                        ---                        --------
W. Gary Suttle(1).........................  59     President, Chief Executive Officer and Director
David A. Boshes...........................  45     Vice President of Operations
Daniel C. McLeod..........................  45     Vice President of Sales
David L. Richards.........................  52     Vice President of Information Technology
James C. Strickland.......................  61     Vice President of Engineering
James M. Thomson..........................  52     Vice President of Finance, Chief Financial
                                                   Officer and Secretary
Ronald N. Trout...........................  40     Vice President of New Products
Alan R. Zimmerman.........................  42     Vice President of Product Design and Development
Jerry E. Goldress(1)(2)(3)................  68     Chairman of the Board
Nicholas G. Bartol........................  45     Director
Timothy C. Bartol(1)(2)(3)................  43     Director
Ralph B. Godfrey(2).......................  59     Director
John P. Lloyd(3)..........................  47     Director

---------------
(1) Member of the executive committee.

(2) Member of the nominating and compensation committee.

(3) Member of the audit and finance committee.

     W. Gary Suttle has served as President and Chief Executive Officer since August 1992. From that time through December 31, 1998, he simultaneously served as a partner in Grisanti, Galef & Goldress, a turnaround, growth and profit improvement firm and provided his services to us through that firm under a consulting agreement. From 1982 until 1992, Mr. Suttle was a partner in Grisanti, Galef & Goldress and was involved in consulting and management for various manufacturing and retail firms. From 1980 to 1982, Mr. Suttle was a consultant with The Boston Consulting Group. He also served as a captain in the U.S. Marine Corps where he was involved in special operations. Mr. Suttle holds a B.S. in Electrical Engineering from Auburn University, an M.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. from The Harvard Graduate School of Business Administration.

     David A. Boshes has served as Vice President of Operations since 1996 and has served us in various positions since 1993, beginning as Production Engineering Manager. From 1976 until 1993, Mr. Boshes held various technical positions with Digital Equipment, ranging from Product Test Engineer to Plant Engineering Manager. Mr. Boshes holds a B.S. in Electrical Engineering from Northern Arizona University.

     Daniel C. McLeod has served as Vice President of Sales since 1991 and has served us in various sales positions since 1985. From 1982 to 1985, Mr. McLeod operated a manufacturers representative firm selling consumer electronics. From 1975 to 1982, Mr. McLeod was a retail store manager for the Minneapolis-based chain of Team Electronics.

     David L. Richards has served as Vice President of Information Technology since 1996 and, prior to that, as Director of Information Technology beginning in 1993. From 1976 until 1993, Mr. Richards held a number of MIS management positions for Digital Equipment with responsibility for systems and programming implementation. Mr. Richards also served in the U.S. Army.

     James C. Strickland has served as Vice President of Engineering since 1992 and has served us in other engineering and research positions since 1987. Prior to joining us in 1987, he served in various engineering capacities with Sony, MCI, Acoustat and The David Hafler Company. Mr. Strickland holds a B.S. in Mathematics from the University of Miami (Florida). Mr. Strickland holds seven U.S. patents, three of which have been assigned to Rockford, involving circuitry used in home and auto amplifiers.

     James M. Thomson has served as Vice President of Finance and Chief Financial Officer since joining us in 1993. Prior to 1993, Mr. Thomson held positions as Operations Finance Manager, Corporate Controller of Corporate Planning and Director of Finance and Customer Administration for The Toro Company Worldwide Irrigation Division. He was also a Senior Financial Analyst for Litton Industries and operated his own consulting company. Mr. Thomson also served in the U.S. Navy. Mr. Thomson holds a B.S. and M.S. in Applied Economics from the University of Wisconsin - Madison.

     Ronald N. Trout has served as Vice President of New Products since 1991 and, since 1987, he has served us in various positions, beginning as Customer Service Manager, where he developed our technical training school, Rockford Technical Training Institute. Mr. Trout attended Arizona State University where he studied Mass Communications.

     Alan R. Zimmerman has served as Vice President of Product Design and Development since 1998 and has served us in various positions since 1988. Mr. Zimmerman was with Honeywell from 1980 to 1988 where he held various positions in cost and inventory accounting, manufacturing financial analysis and business planning. Mr. Zimmerman holds a B.S. in Accounting and an M.B.A. from Arizona State University.

     Jerry E. Goldress has served as Chairman of the Board since 1998. Mr. Goldress served as an advisory director to us from 1992 until 1998. Since 1981, Mr. Goldress has served as Chairman and Chief Executive Officer of Grisanti, Galef & Goldress. Mr. Goldress is also a director of Applied Magnetics, a publicly held supplier of magnetic recording heads and head stack assemblies for disc drives, and of K2, Inc., a publicly held manufacturer of snow ski equipment. Mr. Goldress has a B.S. and M.S. in Industrial Engineering from Pennsylvania State University.

     Nicholas G. Bartol has served as a director since 1985, except for a two-year period from 1991 to 1993. Mr. Bartol was employed by EFW, a defense contractor, from 1985 until April 1999. Mr. Bartol holds an A.B. from Brown University, an M.B.A. from Southern Methodist University and a Master of Theology from Dallas Theological Seminary. Mr. Bartol is the brother of Timothy
C. Bartol.

     Timothy C. Bartol has served as a director since 1997 and served as our Chairman in 1997 and 1998. Mr. Bartol has been employed since 1994 by Phillips Publishing and, since 1997, has served as Director of Applications Development. Mr. Bartol holds a B.A. from Stanford University, and an M.B.A. and M.S./M.I.S. from Boston University. Mr. Bartol is the brother of Nicholas G. Bartol.

     Ralph B. Godfrey has served as a director since April 1999. Mr. Godfrey has been employed since 1990 by 3Com, a publicly held manufacturer of computer networking products. He has held various sales positions including Senior Vice President of Americas Sales. He is currently managing 3Com's electronic business operations as Vice President of E-Business. Mr. Godfrey holds a B.S.E.E. and an M.S. in Electrical Engineering from Auburn University.

     John P. Lloyd has served as a director since 1988. Mr. Lloyd has worked since 1994 as a Managing Director in the Investment Management Group of Aetna. Mr. Lloyd is a Chartered Financial Analyst and has a B.S. in Finance from Villanova University and an M.B.A. in Investments from Drexel University.

COMMITTEES OF THE BOARD OF DIRECTORS

     The executive committee of the board of directors meets periodically to advise upon and approve Rockford's business and affairs that may arise between the regularly scheduled board meetings. The current members of the executive committee are Messrs. Goldress (Chair), T. Bartol and Suttle.

     The nominating and compensation committee of the board of directors recommends officers and directors to the board of directors and reviews and approves the amount and type of compensation paid to senior management. The current members of the nominating and compensation committee are Messrs. T. Bartol (Chair), Godfrey and Goldress.

     The audit and finance committee of the board of directors reviews our accounting controls and recommends to the board of directors the engagement of our outside auditors. The current members of the audit and finance committee are Messrs. Lloyd (Chair), T. Bartol and Goldress.

DIRECTOR COMPENSATION

     We compensate our non-executive directors by paying them $1,000 per quarter. In addition to compensation, we reimburse directors for their reasonable travel expenses incurred in attending board and committee meetings.

     We have also customarily granted to our non-executive directors options under our 1994 and 1997 Stock Option Plans. The following table sets forth all information pertinent to such grants to our current board of directors.

                                                                                          TERM
NAME                                              NUMBER OF SHARES     EXERCISE PRICE     (YRS)
----                                              ----------------    ----------------    -----
Jerry E. Goldress...............................       34,400              $2.44           10
John P. Lloyd...................................       73,100              $2.44           10
Nicholas G. Bartol..............................        8,600              $2.44            5
Timothy C. Bartol...............................        8,600              $2.44            5
Ralph B. Godfrey(1).............................           --                 --           --

---------------
(1) On the effective date of this offering, we plan to grant to Mr. Godfrey an option to purchase 64,500 shares at an exercise price equal to the price in this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1998, executive compensation decisions were made by our board's nominating and compensation committee which consisted of Messrs. T. Bartol, Goldress and Suttle. During that time, Mr. Suttle was an executive officer of Rockford and Mr. Goldress' firm of Grisanti, Galef & Goldress had a consulting agreement with us. None of our directors serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or nominating and compensation committee.

EMPLOYMENT AGREEMENTS


     Except for Mr. Suttle, none of our executive officers has a written employment agreement. See "Certain Relationships and Related
Transactions -- Suttle Employment Agreement" for a description of Mr. Suttle's employment agreement. We maintain a $1.0 million key-person life insurance policy on Mr. Suttle.


EXECUTIVE COMPENSATION

     The following table shows all compensation earned during 1998 by our President and Chief Executive Officer and our other four most highly compensated executive officers whose salaries and bonuses in aggregate exceeded $100,000 in 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                              COMPENSATION
                                                  ANNUAL COMPENSATION            AWARDS
                                                 ---------------------    ---------------------
                                                                          SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                      SALARY(1)     BONUS          STOCK OPTIONS
---------------------------                      ---------    --------    ---------------------
W. Gary Suttle.................................  $360,000     $120,000               --
  President and Chief Executive Officer(2)
David A. Boshes................................   137,458       26,000           17,200
  Vice President of Operations
Daniel C. McLeod...............................   175,107       23,000           24,725
  Vice President of Sales
David L. Richards..............................   136,964       26,000           17,200
  Vice President of Information Technology
James M. Thomson...............................   137,500       23,000           21,500
  Vice President of Finance and Chief Financial
  Officer

---------------
(1) Amounts listed are annual base salaries, with the exception of Mr. McLeod, who is paid commissions based on our sales. Mr. McLeod's commissions are included in the salary column. Amounts listed include amounts deferred under any Rockford deferred salary plan.

(2) All compensation for Mr. Suttle's services was paid to Grisanti, Galef & Goldress, under a consulting agreement with that firm. Mr. Suttle's services under the consulting agreement ended and he became a Rockford employee on January 1, 1999.

1998 STOCK OPTION GRANTS

     The following table summarizes the stock options we granted to our officers listed on the Summary Compensation Table for 1998. We have never granted any stock appreciation rights.

     The Securities and Exchange Commission requires that we use the assumed annual compounded rates of stock price appreciation of 5% and 10% shown in this table. These rates are only an illustration and are not based on our anticipated results. Our stock price may increase or decrease, based on market conditions, our performance and many other factors. You should not rely on the amounts in this table as a projection of our performance over any time period.

                              INDIVIDUAL GRANT(1)

                                                                                   POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF
                                      PERCENT OF                                       STOCK PRICE
                                     TOTAL OPTIONS                                   APPRECIATION FOR
                                      GRANTED TO     EXERCISE                         OPTION TERM(2)
                         NUMBER OF   EMPLOYEES IN    PRICE PER                     --------------------
NAME                      SHARES         1998          SHARE     EXPIRATION DATE      5%         10%
----                     ---------   -------------   ---------   ---------------   --------   ---------
W. Gary Suttle.........       --           --             --              --            --          --
David A. Boshes........   17,200         11.5%         $5.81         8/31/08       $62,889    $159,400
Daniel C. McLeod.......   21,500         14.4           5.81         8/31/08        78,612     199,218
                           3,225          2.2           4.19         2/01/08         8,490      21,516
David L. Richards......   17,200         11.5           5.81         8/31/08        62,889     159,374
James M. Thomson.......   21,500         14.4           5.81         8/31/08        78,612     199,218

---------------
(1) All options were granted under our 1997 Stock Option Plan. 25% of the option shares are exercisable on the day of the grant and 25% become exercisable on each of the first three anniversaries of the grant date.

(2) This column represents the hypothetical gain if (1) the employee exercises the options at the end of the option term, (2) the shares had a fair market value on the date of grant equal to the option price and (3) the shares appreciate at the assumed rates of compounded annual growth. The employee's actual gain, if any, will depend on the performance of our stock and on market conditions. It may be more or less than the assumed amounts.

1998 OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table contains information concerning the exercise of stock options during the fiscal year ended December 31, 1998 by our officers listed on the Summary Compensation Table:

     - the shares that our executive officers purchased during 1998 by exercising their stock options; and

     - the number and value of unexercised options our officers listed on the Summary Compensation Table held at December 31, 1998. Value is determined by subtracting the exercise price from our board's deemed fair market value at that date.

                                                                                        VALUE OF
                            1998 OPTION                                         UNEXERCISED IN-THE-MONEY
                             EXERCISES           UNEXERCISED OPTIONS AT                OPTIONS AT
                        -------------------         DECEMBER 31, 1998               DECEMBER 31, 1998
                         SHARES     VALUE     -----------------------------   -----------------------------
                        ACQUIRED   REALIZED   EXERCISABLE   NOT EXERCISABLE   EXERCISABLE   NOT EXERCISABLE
                        --------   --------   -----------   ---------------   -----------   ---------------
W. Gary Suttle........    --         --         38,700              --         $202,446         $    --
David A. Boshes.......    --         --         64,500          21,500          349,091          55,151
Daniel C. McLeod......    --         --         62,621          23,379          339,608          55,272
David L. Richards.....    --         --         60,200          25,800          307,097          70,145
James M. Thomson......    --         --         63,425          22,575          343,593          53,650

STOCK OPTION PLANS

     We have two stock option plans, the 1994 Stock Option Plan and the 1997 Stock Option Plan. The plans are substantially similar. Both provide for the grant of incentive stock options and non-qualified stock options to our consultants, directors, officers and key employees. The purpose of the plans are to:

     - attract and retain skilled and qualified officers, directors and key employees;

     - motivate them to achieve our long-range goals; and

     - align their interests with the interests of our shareholders.

     The board of directors adopted the 1994 Stock Option Plan on January 26, 1995 and the 1997 Stock Option Plan on April 22, 1998. The shareholders approved the 1994 plan on April 25, 1995 and the 1997 plan on April 22, 1998.

     We have reserved a total of 2,150,000 shares for issuance under both plans. As at June 30, 1999, we had:

     - issued 32,034 shares under the plans;

     - outstanding options to purchase 1,780,981 shares under the plans at a weighted average exercise price of $3.55 per share; and

     - 336,984 shares still available for future grant.

Shares of common stock reserved for issuance upon the exercise of options under a plan are available for future reissuance under the plan if the options expire or terminate without being exercised. Under the 1997 plan, the maximum number of shares any individual may receive during a calendar year is 430,000 shares. There is no similar maximum under the 1994 plan. Under both plans, in the case of incentive stock options, the aggregate fair market value of stock that is exercisable for the first time by any individual during any calendar year may not exceed $100,000.

     The nominating and compensation committee of the board of directors administers the plans. The committee has discretion to determine:

     - who should receive options;

     - how many shares to include in each grant;

     - the exercise price for each option;

     - whether an option should be an incentive option or a non-statutory option under the federal tax laws (except that only our employees may receive incentive options);

     - the vesting schedule for each option;

     - the term of each option; and

     - other material terms of the options granted.

Option holders may pay the exercise price for options in cash or, at the committee's discretion, in shares of common stock. Also at the committee's discretion, option holders may exercise on a cashless basis through the same-day sale of the purchased shares.

     The vesting schedule for all options awarded to date provides for 25% of the option shares granted to vest on the date of grant and 25% to vest on each of the first three anniversaries of the grant date. The options also fully vest if we agree to sell all or substantially all of our assets or shares or to merge with another company if our shareholders do not have a controlling interest in the surviving entity.

     Prior to expiration of the 1994 plan on December 22, 2004 and the 1997 plan on October 28, 2007, the board of directors may terminate, amend or modify either plan at any time; however, no termination, amendment or modification may adversely change the rights of holders of outstanding options without their consent.

OTHER OPTIONS

     We also granted options to Grisanti, Galef and Goldress before the adoption of the 1994 plan as follows:

           NUMBER OF SHARES                   EXERCISE PRICE                   EXPIRATION DATE
           ----------------                   --------------                   ---------------
                215,000                           $1.51                        August 1, 2002

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our board of directors adopted, and the shareholders approved on May 17, 1999, the 1999 Employee Stock Purchase Plan. A total of 361,200 shares of our common stock are reserved for issuance under the plan, which will become effective on September 1, 1999.

     The plan is intended to qualify under Section 423 of the Internal Revenue Code and provides for six-month offering periods. Each offering period includes one purchase period.

     Employees are generally eligible to participate if they are employed by us or a participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, the plan does not permit an employee to participate if the employee either:

     - immediately after the grant, owns shares controlling 5% or more of the total combined voting power of our shares or

     - has the right to purchase more than $25,000 worth of our shares under all of our employee stock purchase plans in each calendar year.


The plan permits employees to purchase common stock through payroll deductions of up to 10% of the employee's base earnings. The maximum number of shares an employee may purchase during a single purchase period is 1,000 shares.


     The price for shares purchased under the plan is generally 85% of the fair market value of the shares (1) at the beginning of the offering period or (2) at the end of the offering period, whichever is less. Employees may end their participation at any time during a offering period, and we will repay their payroll deductions as of the date they stop participating. Participation ends automatically upon termination of employment with us.

     Rights granted under the plan are generally not transferable by an employee other than by will or the laws of descent and distribution. In the event that we merge with or into another corporation and we are not the surviving corporation or sell substantially all of our assets, each outstanding right under the plan will be automatically exercised to the extent of existing payroll deductions as of the effective date of the merger or asset sale.

     The board of directors has the authority to terminate or amend the plan, however, the shareholders must approve any amendment that will increase the total number of shares for which rights may be granted. The shareholders must also approve any amendment that is required by reason of section 423 of the Internal Revenue Code. The plan will terminate automatically ten years from its effective date unless it is terminated sooner by the board.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


GRISANTI, GALEF & GOLDRESS CONSULTING AGREEMENT

     We initially retained Grisanti, Galef & Goldress to provide Mr. Suttle's consulting services to us under a February 1992 letter agreement. Effective on August 1, 1992, we named Mr. Suttle our President and Chief Executive Officer and entered into a consulting agreement with Grisanti, Galef & Goldress. Under the consulting agreement, we retained Grisanti, Galef & Goldress to provide services for three years beginning on August 1, 1992. We agreed to pay consulting fees of $360,000 per year and bonus fees of up to $120,000 per year. In addition, we granted Grisanti, Galef & Goldress an option to purchase up to 215,000 shares of our common stock at an exercise price of $5.35 per share. In October 1994, we agreed to reduce the exercise price of the option to $1.51 per share.

     We renewed our agreement with Grisanti, Galef & Goldress effective as of August 1, 1995, extending the term for five more years. We agreed to continue paying consulting fees of $360,000 per year and bonus fees up to $120,000 per year. We paid bonus fees of $120,000 during 1997 and $120,000 during 1998. We also agreed in 1995 to extend the 215,000-share stock option so that it now expires on August 1, 2002.

     Effective January 1, 1999, the consulting agreement was amended to discharge our remaining obligation to pay consulting fees or bonuses to Grisanti, Galef & Goldress, in exchange for a grant to Mr. Goldress of options to purchase 21,500 shares of our common stock under our 1997 Stock Option Plan. Also on that date, Mr. Suttle became a Rockford employee under the terms of a formal employment agreement. The consulting agreement as amended January 1, 1999, gives us the right, but not the obligation, to retain Grisanti, Galef & Goldress to provide consulting services.

SUTTLE/BARTOL OPTION AGREEMENT


     Mr. Suttle holds an option to purchase 795,500 shares of our common stock from Monument Investors Limited Partnership, a family partnership controlled by two of our directors, Messrs. N. and T. Bartol. This option was originally granted to Mr. Suttle effective August 1, 1992 and fully vested on August 1, 1995 as consideration for his agreement to serve as director, Chief Executive Officer and President of Rockford for a period of not less than three years. On August 1, 1995, the agreement was amended to extend the term of the option from August 1, 1999 to August 1, 2002 and to increase the exercise price of the options during the extended period. The exercise price of Mr. Suttle's options increase over time on the following schedule:



$0.37 per share..........................  On or before August 1, 1995
$0.41 per share..........................  After August 1, 1995 and on or before
                                           August 1, 1999
$0.70 per share..........................  After August 1, 1999 and on or before
                                           August 1, 2002


CAROLINE BARTOL NOTE

     In March 1996, we borrowed $2.0 million from Caroline Bartol, the mother of Messrs. N. and T. Bartol. On July 1, 1996, Mrs. Bartol converted $1.0 million of this loan into 289,562 shares of common stock and extended the $1.0 million balance of the loan in exchange for our grant of an option to convert this balance into shares of our common stock at a purchase price of $3.45 per share. Mrs. Bartol assigned the loan and the option to Boulder Investors Limited Partnership, a partnership owned by the Bartol children, which exercised the option and converted the note into 289,562 shares on May 1, 1999.

SUTTLE EMPLOYMENT AGREEMENT

     The principal terms of our agreement with Mr. Suttle are as follows:

     - five-year term ending January 1, 2004;

     - initial base salary of $400,000 per year, subject to increases at the discretion of our nominating and compensation committee;

     - bonus potential of up to 50% of salary at the discretion of the board of directors and the compensation committee based upon our performance;

     - participation in our stock option plan, with an initial grant of 86,000 shares at $7.67 per share as of January 1, 1999;

     - payment by us of up to $36,000 per year in premiums on a "split dollar" life insurance policy for Mr. Suttle's benefit; and

     - we may terminate the agreement at any time after the first year.

If we terminate without good cause, or if Mr. Suttle terminates for good reason, we must continue to pay Mr. Suttle's base salary for 18 months after the termination. Mr. Suttle shall not compete with us, call on any of our customers or induce any of our employees to work for another business during the term of the agreement and for twelve months after the later of (1) the termination date or (2) the day we stop paying severance payments under the employment agreement.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     This table contains information with respect to the beneficial ownership of our outstanding common stock as at June 30, 1999, both before and immediately following this offering by:

     - each of our directors and our officers listed on the Summary Compensation Table;

     - all executive officers and directors as a group;

     - each person who is known by us to own beneficially more than five percent of our outstanding common stock; and

     - each of the selling shareholders.

The following calculation of the percentage of outstanding shares is based on 4,735,201 shares of common stock outstanding as at June 30, 1999. For beneficial ownership after the offering, the following calculation assumes conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares to occur upon completion of the offering, conversion of 14,424 of the warrants into 14,424 shares to occur upon completion of the offering, and the issuance of 64,500 options to Ralph Godfrey at the initial public offering price to occur upon completion of the offering and no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the Securities and Exchange Commission's rules and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options, warrants and convertible debentures that are exercisable or convertible within 60 days of May 15, 1999 are deemed to be outstanding and beneficially owned by the person holding the option, warrant or debenture for the purpose of computing the percentage of ownership of that person, but they are not deemed outstanding for the purpose of computing the percentage of ownership of any other person.

     Except as otherwise noted, each of the persons or entities named in the table below have sole voting and investment power with respect to all the shares of common stock beneficially owned by them.


                                        SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                       OWNED BEFORE OFFERING    NUMBER OF   OWNED AFTER OFFERING
                                       ----------------------    SHARES     ---------------------
                                         NUMBER      PERCENT     OFFERED      NUMBER     PERCENT
                                       ----------    --------   ---------   ----------   --------
EXECUTIVE OFFICERS, DIRECTORS AND 5%
  SHAREHOLDERS:
Nicholas G. Bartol(1)................  3,820,031       79.2%     399,439    3,420,592      45.9%
Timothy C. Bartol(2).................  3,812,555       79.2      399,439    3,413,016      45.9
Monument Investors Limited
  Partnership(3).....................  3,154,016       66.6                 3,154,016      42.8
W. Gary Suttle(4)....................    877,200       18.2                   877,200      11.8
Boulder Investors Limited
  Partnership(5).....................    579,124       12.7      399,439      203,054       2.8
Jerry E. Goldress(6).................    241,465        4.8                   241,465       3.2
James M. Thomson(7)..................     90,082        1.9                    90,082       1.2
David A. Boshes(8)...................     77,812        1.6                    77,812       1.1
Daniel C. McLeod(9)..................     68,800        1.4                    68,800         *
David L. Richards(10)................     67,046        1.4                    67,046         *
John P. Lloyd(11)....................     30,867          *                    30,867         *
Ralph B. Godfrey(12).................          0          *                    16,125         *

ALL EXECUTIVE OFFICERS AND DIRECTORS
  AS A GROUP (13 PERSONS)(13)........  4,237,789       82.4%     399,439    4,254,375      52.2%

                                        SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                       OWNED BEFORE OFFERING    NUMBER OF   OWNED AFTER OFFERING
                                       ----------------------    SHARES     ---------------------
                                         NUMBER      PERCENT     OFFERED      NUMBER     PERCENT
                                       ----------    --------   ---------   ----------   --------
OTHER SELLING SHAREHOLDERS:
  Glenn and Pamela Carrio(14)........    216,435        4.4      119,174       97,261       1.3
  Kathryn A. Coffey, Trustee and
     Individually....................     95,459        2.0       48,160       47,299         *
  Will Hegarty.......................     64,500        1.4       60,200        4,300         *
  Otto Shill.........................     54,966        1.2       54,966            0         *
  Robert Langford....................     37,410          *       37,410            0         *
  Kevin Campbell.....................     28,380          *       25,800        2,580         *
  Sidney Smith.......................     23,146          *       23,146            0         *
  Darrell Chapman....................     22,678          *       22,678            0         *
  Vrolyk & Company...................     21,500          *       10,750       10,750         *
  Franklin Richards..................     20,566          *       20,566            0         *
  Scott and Kathy Carter.............     20,329          *       20,329            0         *
  David Nettleton....................     10,279          *       10,279            0         *
  Gordon MacInnes....................      9,973          *        4,300        5,673         *
  Robert S. Pothier..................      8,995          *        8,995            0         *
  Don Hammerle.......................      8,794          *        8,062          732         *
  John P. Frank......................      6,450          *        6,450            0         *
  Larry Ulrich.......................      4,515          *        1,075        3,440         *
  Rebecca P. Harris..................      3,074          *        1,505        1,569         *
  Brigham P. Herzfeld................      3,074          *        1,531        1,543         *
  Andy Szabo.........................      1,720          *        1,720            0         *
  John Seaver........................        860          *          860            0         *
  Marion Szabo.......................        430          *          430            0         *


---------------
  *  Represents less than 1%.

 (1) Includes 3,154,016 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 15,971 shares underlying convertible debentures; 4,095 shares underlying convertible debentures held by Mr. Bartol's wife; and 8,600 shares underlying options. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 239 Cove Drive, Coppell, Texas 75019.

 (2) Includes 3,154,016 shares held by Monument Investors Limited Partnership, for which Mr. Bartol serves as general partner; 602,493 shares held by Boulder Investors Limited Partnership, for which Mr. Bartol serves as general partner; 31,782 shares held by GST Exempt Trust, a trust in which Mr. Bartol has a beneficial interest; 11,264 shares underlying convertible debentures; 6,450 shares underlying options held by Mr. Bartol; and 6,450 shares underlying options held by Mr. Bartol's wife. Mr. Bartol disclaims beneficial ownership of the shares held by his wife. Mr. Bartol's address is 9200 Willow Pond Lane, Potomac, Maryland 20854.

 (3) Monument Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Lane, Potomac, Maryland 20854. It is controlled by Mr. T. Bartol, Mr. N. Bartol, Pamela Carrio and Ann Farr Butterfield, the four natural children of John and Caroline Bartol.

 (4) Includes 21,500 shares underlying convertible debentures; 795,500 shares underlying options granted by Monument Investors Limited Partnership; and 60,200 shares underlying options granted under our stock option plans. Mr. Suttle's address is c/o Rockford Corporation, 546 Rockford Drive, Tempe, Arizona 85281.

 (5) Includes 23,369 shares that we will issue upon exercise of warrants. Boulder Investors Limited Partnership's address is c/o Mr. T. Bartol, 9200 Willow Pond Land, Potomac, Maryland 20854. It is controlled by Mr. T. Bartol, Mr. N. Bartol, Pamela Carrio and Ann Farr Butterfield, the four natural children of John and Caroline Bartol.

 (6) Includes 8,190 shares underlying convertible debentures and 233,275 shares underlying options.

 (7) Includes 20,476 shares underlying convertible debentures and 69,066 shares underlying options.

 (8) Includes 8,206 shares underlying convertible debentures and 69,066 shares underlying options.

 (9) Includes 68,800 shares underlying options.

(10) Includes 1,740 shares underlying convertible debentures and 65,306 shares underlying options.

(11) Includes 6,142 shares underlying convertible debentures and 24,725 shares underlying options.

(12) Includes 16,125 shares underlying options to be granted and vested upon completion of this offering.

(13) Includes 113,220 shares underlying convertible debentures, 55,337 shares underlying warrants and 727,220 shares underlying options.

(14) Includes 207,835 shares underlying convertible debentures. 204,761 of these shares are held by Carrio Cabling Corporation, a corporation owned by Mr. and Mrs. Carrio.

     We will bear all of the expenses of this offering, other than the underwriting discounts and commissions, stock transfer and other taxes attributable to the shares of common stock sold by the selling shareholders, and legal and other advisors' fees and expenses incurred by the selling shareholders, which will be borne by the selling shareholders.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     As at June 28, 1999, we increased our authorized capital stock to 40,000,000 shares of common stock, $.01 par value per share. The following summary is qualified in its entirety by reference to our articles of incorporation and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, except for the election of directors. The holders of common stock have cumulative voting rights with respect to the election of directors and, as a result, minority shareholders may be able to elect directors on the basis of their votes alone. Holders of common stock are entitled to receive pro rata dividends as may be declared by the board of directors out of funds legally available as dividends. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share pro rata in all assets remaining after payment of liabilities. Holders of our common stock have no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

     As at June 30, 1999, assuming the conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares and the issuance of 14,424 shares upon exercise of warrants, both to occur upon completion of this offering, there were outstanding 4,863,861 shares of common stock, options to purchase 1,995,981 shares of common stock, warrants to purchase 83,911 shares of common stock and debentures convertible into 293,123 shares of common stock. Upon completion of this offering, 7,363,861 shares of common stock will be outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of options, warrants or convertible debentures after June 30, 1999.

WARRANTS

     As of the date of this prospectus, warrants to purchase 76,835 shares of common stock at an exercise price of $0.93 per share and warrants to purchase 21,500 shares of common stock at an exercise price of $3.45 per share were outstanding. The common stock that we will issue upon exercise of the 76,835 warrants is subject to registration rights, which are described below.

DEBENTURES

     As of the date of this prospectus, holders of the 8.5% convertible subordinated debentures had the right to convert their debentures into 407,359 shares of our common stock at a conversion price of $2.44 per share. The common stock that we will issue upon conversion of these debentures is subject to registration rights, which are described below.

REGISTRATION RIGHTS


     The holders of approximately 76,835 shares of common stock, that we will issue upon exercise of outstanding warrants, have registration rights for those shares. The conditions imposed on these registration rights include "piggyback" registration rights relating to any public offering we conduct and demand registration rights exercisable on one occasion. In order to require a demand registration, holders of at least 50% of the warrants or of common stock obtained by prior conversion of the warrants must request registration and the proposed offering must be expected to raise proceeds of at least $7.5 million.


     The holders of approximately 407,359 shares of common stock, that we will issue if the holders of the 8.5% convertible subordinated debentures exercise their conversion rights, have registration rights for those shares. Their rights are subject to conditions that are typically imposed on registration rights. They include "piggyback" registration rights relating to any public offering we conduct and demand registration rights exercisable on one occasion. In order to require a demand registration, holders of at least 50% of the debentures or of common stock issued upon conversion of the debentures must request registration and the proposed offering must be expected to raise proceeds of at least $15.0 million.


ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION AND BYLAWS AND OPT-OUT FROM THE ARIZONA CONTROL SHARE ACQUISITION AND BUSINESS COMBINATION STATUTE

     Articles of Incorporation and Bylaws. Our board of directors may issue additional shares of common stock without shareholder approval, to the extent shares are authorized for issuance in our articles of incorporation. This may protect the continuity of management because it gives the board of directors power to discourage an acquisition. The board of directors may exercise this power, subject to compliance with fiduciary duties, even if our shareholders would receive a premium over the market price for their shares. For example, if the board of directors decides that a takeover proposal is not in our best interest, the board of directors could issue shares that make completion of a takeover more difficult and more costly by:

     - diluting the voting or other rights of the proposed acquiror or insurgent shareholder group;

     - putting a substantial voting block in institutional or other hands that support the incumbent board of directors; or

     - effecting an acquisition that complicates or precludes the takeover.

     Our articles of incorporation require approval of any amendments by a two-thirds vote of the outstanding shares. This requirement limits the ability of shareholders to change the restrictions described above by voting to amend our articles of incorporation.

     Our bylaws provide for our board to have from two to eleven directors. Directors are elected at the annual shareholders meeting, with each director holding office until his or her successor is elected. Our directors are not classified and are elected annually. Our articles of incorporation require that:

     - two-thirds of our board of directors approve any increase in the size of our board of directors;

     - the shareholders may remove a director only for cause; and

     - only the board of directors may fill a vacancy on the board of directors.

These requirements may restrict the ability of a hostile bidder to gain control of our board of directors by limiting the bidder's right to add new directors or replace existing directors.

     Our bylaws provide that special meetings of shareholders may be called only by our President or a majority of the board of directors. Shareholders may not call shareholders meetings and, under Arizona law, may act by written consent in lieu of a meeting only if all shareholders sign the consent. Our bylaws require that shareholders who wish to place an item on the agenda for a shareholders meeting, or who wish to nominate a person for election as a director, must give at least 30 days notice of the proposed agenda item or name of the person nominated. Together, these restrictions may limit proxy contests seeking to control us by

     - limiting shareholders' ability to call a special shareholders meeting,

     - making shareholder action by written consent impossible as a practical matter, and

     - giving the board of directors advance notice of hostile annual meeting proposals.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them and to discourage transactions that may involve an actual or threatened change of control of Rockford. These provisions are designed to reduce our vulnerability to an unsolicited proposal for takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of Rockford. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Rockford. These provisions may also have the effect of preventing changes in our management.

     Opt-out from Arizona Control Share Acquisition and Business Combination Statute. We have opted out of the Arizona statute regulating control share acquisitions and business combinations, A.R.S. Title 10, Chapter 23. As a result, potential bidders are not subject to the statute's restrictions on control share acquisitions or business combinations with us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our articles of incorporation limit, to the maximum extent permitted by Arizona law, the liability of our directors for monetary damages arising from a breach of their duties as directors. The limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation require us to indemnify our directors and officers, to the maximum extent permitted by Arizona law, against liability for acts or omissions within the scope of their authority as directors or officers. Indemnification is prohibited if our board of directors finds that the person's action or omission was willful, grossly negligent, or with fraudulent or criminal intent, or for liabilities under the Securities Act of 1933. Under Arizona law, we may indemnify a director or officer against liability incurred on account of service to us, if the director or officer:

     - conducted himself or herself in good faith;

     - reasonably believed that his or her conduct (1) if in an official capacity, was in our best interests or (2) if in any other capacity, was not opposed to our best interests;

     - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

     - did not improperly receive personal benefit.

     Before completing this offering, we intend to enter into indemnification agreements with each of our directors. These agreements will generally obligate us to indemnify them for liability incurred by them as a result of their service as directors, unless (1) their liability arises as a result of their fraud, deliberate dishonesty or willful misconduct or (2) Arizona law prohibits indemnification. Prior to completing this offering, we will obtain liability insurance for our directors.

LISTING

     We have applied for quotation of our common stock on The Nasdaq National Market under the symbol "ROFO."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is First Chicago Trust Company of New York and its address is 525 Washington Boulevard, Jersey City, New Jersey 07310.

                        SHARES ELIGIBLE FOR FUTURE SALE

NO PRIOR MARKET

     We have not had any public market for our common stock before this offering. If our shareholders decide to sell many of their shares in the public market, the price of our shares could go down and we could find it hard to raise capital by selling more shares.

OUTSTANDING SHARES AND REGISTRATION

     After this offering, we will have 7,363,861 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding options, warrants and convertible debentures after May 15, 1999 other than the conversion of $278,953 of the 8.5% convertible subordinated debentures into 114,236 shares and the issuance of 14,424 shares upon exercise of warrants, both to occur upon completion of this offering. Of these shares, the 3,387,824 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that shares held by our "affiliates" will be subject to the restrictions of Rule 144 under the Securities Act of 1933 described below. The remaining 3,967,037 outstanding shares of common stock will be "restricted securities" under Rule 144.

LOCK-UP AGREEMENTS


     Our directors, executive officers and other shareholders, holding 3,644,344 shares in the aggregate, have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of Dain Rauscher Wessels for a period of 180 days after the date of this prospectus. Subject to these lock-up agreements, our outstanding shares of common stock will be eligible for sale in the public market as follows:



APPROXIMATE
NUMBER OF SHARES          ELIGIBLE FOR SALE AFTER                      EXPLANATION
----------------   -------------------------------------  -------------------------------------
   3,719,517       Date of this prospectus                - Freely tradeable shares sold in
                                                            this offering; and
                                                          - Shares saleable under Rule 144(k)
                                                            that are not subject to the 180-day
                                                            lock-up
           0       Filing of a registration statement on  Option shares that are not subject to
                   Form S-8 to register for resale        the 180-day lock-up
                   shares issued upon exercise of stock
                   options
           0       90 days from the date of this          Shares saleable under Rule 144 that
                   prospectus                             are not subject to the 180-day lock-
                                                          up or eligible for sale under Rule
                                                          701
   6,081,859       180 days from the date of this         Shares saleable under:
                   prospectus                             - Rule 144 or Rule 701 (subject, in
                                                            some cases, to volume limitations);
                                                          - Rule 144(k); or
                                                          - Pursuant to a registration
                                                            statement to register for resale
                                                            shares of common stock issued upon
                                                            the exercise of stock options
           0       Over 180 days from the date of this    Restricted shares held for less than
                   prospectus                             one year and not yet saleable under
                                                          Rule 144

SALES RESTRICTIONS

     In general under Rule 144, if restricted shares were purchased from us (or any affiliate of ours) more than one year ago, their owner may sell them in "brokers' transactions" or to market makers. The owner may not sell, in any three-month period, more than the greater of (1) one percent of our
then-outstanding shares of common stock (approximately           shares
immediately after this offering), or (2) the average weekly trading volume in our common stock during the four calendar weeks before a Form 144 notice of sale is filed with the Securities Exchange Commission at its principal office in Washington D.C. and to any national securities exchange on which such securities are traded. The Form 144 shall be signed by the person for whose account the securities are to be sold and shall be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities in reliance on Rule 144 or the execution directly with a market maker of such a sale. Neither the filing of such notice nor the failure of the Commission to comment thereon shall be deemed to preclude the Commission from taking any action it deems necessary or appropriate with respect to the sale of the securities referred to in such notice. The owner may make sales only if current public information is available about us.

     If the restricted shares were purchased from us (or any affiliate of ours) more than two years ago, then their owner may sell them under Rule 144(k) without regard to the volume limitations or manner of sale, public information or notice of sale requirements of Rule 144. This does not apply if the owner was an affiliate of ours at any time during the 90 days before the sale.

STOCK OPTION RESTRICTIONS

     Under Rule 701 under the Securities Act of 1933 persons who purchase shares from us upon exercise of options granted before the date of this prospectus may sell their shares in the public markets beginning 90 days after the date of this prospectus. They make the sales in reliance on Rule 144 without having to comply with its holding period requirements and, if they are not affiliates, without having to comply with the rule's volume limitations, public information and notice of sale requirements.

     We intend to file one or more registration statements under the Securities Act of 1933, covering the shares of common stock reserved for issuance under our 1994 and 1997 stock option plans. We plan this filing within 90 days after the date of this prospectus. The registration statements will become effective upon filing, thus permitting the resale of option shares in the public markets, without restriction under the Securities Act of 1933 other than the limitations applicable to affiliates or the 180-day lock ups described above.


     See "Description of Capital Stock -- Registration Rights" for a description of registration rights with respect to our common stock.

                                  UNDERWRITING


     The underwriters named below, acting through their representatives, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and Needham & Company, Inc. have agreed, as described in the underwriting agreement, to purchase from us and the selling shareholders the number of shares of common stock listed opposite their names below. The underwriting agreement describes the conditions on which the underwriters are committed to purchase and pay for all such shares if any are purchased.



UNDERWRITER                                                   NUMBER OF SHARES
-----------                                                   ----------------
Dain Rauscher Wessels.......................................
Needham & Company, Inc. ....................................
                                                                 ---------

          Total.............................................     3,387,824
                                                                 ---------


     The representatives have advised us and the selling shareholders that the underwriters propose to offer the shares of common stock to the public at the offering price set forth on the cover page of this prospectus and to selected
dealers at such price less a concession of not in excess of $     per share, of
which $          may be reallowed to other dealers. After this offering, the public offering price concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us and the selling shareholders as set forth on the cover page of this prospectus.

     The underwriting agreement contains covenants of indemnity among the underwriters, us and the selling shareholders against civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

     We have granted an option to the underwriters to purchase up to 508,174 additional shares of common stock. These options may be exercised at any time up to 30 days after the date of this prospectus. The option entitles the underwriters to purchase the additional shares of common stock at the same price per share as the 3,387,824 shares being sold in this offering. If the underwriters exercise the option, each of the underwriters must purchase approximately the same percentage of additional shares from us that they purchased in the primary offering. The underwriters may purchase these shares only to cover over-allotments made in connection with this offering. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 3,387,824 shares are being sold.

     The price of the shares of common stock purchased by the underwriters will be the public offering price set forth on the cover page of the prospectus less the following underwriting discounts and commissions to be paid by us and the selling shareholders.

                                                                TOTAL WITHOUT       TOTAL WITH
                                                   PER SHARE    OVER-ALLOTMENT    OVER-ALLOTMENT
                                                   ---------    --------------    --------------
By Rockford Corporation..........................    $0.84        $2,100,000        $2,526,866
By the selling shareholders......................    $0.84        $  745,772        $  745,772

     We will also pay the total expenses of this offering.

     Our officers, directors and other shareholders have agreed not to sell, transfer, grant any third party the right to purchase, or otherwise dispose of any shares of common stock or other securities that they own or acquire, other than shares of common stock acquired in open market transactions, for a period of 180 days after the date of this prospectus without the prior written consent of the underwriters. This 180-day period is known as the lock-up period. The representatives may, without notice and in their sole discretion, allow any officer or director to dispose of common stock or other securities prior to the expiration of the lock-up period. There are, however, currently no agreements between the underwriters and any of our officers or directors allowing any sale.

     In addition, we have agreed that we will not issue, sell, offer to sell, or otherwise dispose of any shares of our common stock or other securities during the lock-up period without the prior consent of the underwriters. This agreement does not include shares of common stock or other securities issued pursuant to employee stock option plans, employee stock purchase plans, or common stock or other securities outstanding on the date of this prospectus. However, we have agreed that employee stock options issued during the lock-up period to our officers and directors may not be exercised prior to the expiration of the lock-up period. Any shares of common stock issued to our officers and directors during the lock-up period pursuant to the exercise of stock options or other securities outstanding on the date of this prospectus shall bear a restrictive legend restricting the transfer of those shares during the lock-up period.

     The underwriters have advised us that in connection with this offering, some persons participating in this offering may engage in transactions that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. These transactions may include stabilizing bids, syndicate covering transactions and the imposition of penalty bids. A "stabilizing bid" is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of preventing or retarding a decline in the market price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that these transactions may be affected on the Nasdaq SmallCap Market, Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon for us by Steptoe & Johnson LLP, Phoenix, Arizona. Legal matters relating to this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.


                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as at September 30, 1996, and December 31, 1996, 1997 and 1998, and for the year ended September 30, 1996, the three months ended December 31, 1996, and for the years ended December 31, 1997 and 1998. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which is part of the registration statement, does not contain all the information included in this registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of ours, our descriptions are summaries and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of our registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet Web site at http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                              ROCKFORD CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF ROCKFORD CORPORATION AND SUBSIDIARIES

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and June 30, 1999 (unaudited).............................  F-3
Consolidated Statements of Operations for the year ended
  September 30, 1996, the three months ended December 31,
  1996, the years ended December 31, 1997 and 1998, and the
  six months ended June 30, 1998 and 1999 (unaudited).......  F-4
Consolidated Statements of Shareholders' Equity for the year ended September 30, 1996, the three months ended December
  31, 1996, the years ended December 31, 1997 and 1998, and
  the six months ended June 30, 1999 (unaudited)............  F-5
Consolidated Statements of Cash Flows for the year ended
  September 30, 1996, the three months ended December 31,
  1996, the years ended December 31, 1997 and 1998, and the
  six months ended June 30, 1998 and 1999 (unaudited).......  F-6
Notes to Consolidated Financial Statements..................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Rockford Corporation

     We have audited the accompanying consolidated balance sheets of Rockford Corporation and subsidiaries (Rockford) as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of Rockford's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rockford Corporation and subsidiaries at December 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

                                               Ernst & Young LLP

Phoenix, Arizona
February 5, 1999, except for Note 13
  as to which the date is July   , 1999
--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of restatement of the capital accounts described in Note 13 to the financial statements.

                                          /s/ Ernst & Young LLP

Phoenix, Arizona

July 28, 1999

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                             DECEMBER 31,
                                                          ------------------     JUNE 30,
                                                           1997       1998         1999
                                                          -------    -------    -----------
                                                                                (UNAUDITED)
                                                                   (IN THOUSANDS)
ASSETS
Current assets:
  Cash..................................................  $   260    $   470      $ 1,254
  Accounts receivable, less allowances of $918,000,
     $1,043,000 and $1,796,000 (unaudited) at December
     31, 1997, 1998 and June 30, 1999, respectively.....   11,089     15,097       24,110
  Inventories, net......................................    9,603     12,226       14,642
  Prepaid expenses and other............................      693        688        1,905
  Income taxes receivable...............................       85         --           --
  Deferred income taxes.................................    2,398      3,084        3,084
                                                          -------    -------      -------
Total current assets....................................   24,128     31,565       44,995
Property and equipment, net.............................    3,977      5,007        5,087
Goodwill, net...........................................       --         --        1,783
Other assets............................................    1,129        735          994
                                                          -------    -------      -------
Total assets............................................  $29,234    $37,307      $52,859
                                                          =======    =======      =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................  $ 5,409    $ 6,492      $ 9,758
  Accrued salaries and incentives.......................    1,773      1,948        2,724
  Accrued warranty......................................    2,911      3,625        3,812
  Income taxes payable..................................       --         30          704
  Other accrued expenses................................    2,710      3,589        7,259
  Current portion of notes payable, long-term debt and
     capital lease obligations..........................    1,733      2,393        2,588
                                                          -------    -------      -------
Total current liabilities...............................   14,536     18,077       26,845
Notes payable and long-term debt, less current
  portion...............................................   12,220     13,596       15,534
Capital lease obligations, less current portion.........       10        696          598
Minority interest.......................................        5         31           --
SHAREHOLDERS' EQUITY:
  Common stock, $.01 par value
     Authorized shares -- 40,000,000
     Issued shares -- 4,432,775 shares at December 31,
       1997 and 1998 and 4,735,201 at June 30, 1999
       (unaudited)......................................       44         44           47
  Additional paid-in capital............................    2,489      2,489        3,642
  Retained earnings (deficit)...........................     (117)     2,188        6,008
  Accumulated other comprehensive income................       99        238          185
                                                          -------    -------      -------
                                                            2,515      4,959        9,882
  Less treasury stock, 21,500 shares at cost at December
     31, 1997 and 1998 and -0- at June 30, 1999
     (unaudited)........................................       52         52           --
                                                          -------    -------      -------
Total shareholders' equity..............................    2,463      4,907        9,882
                                                          -------    -------      -------
Total liabilities and shareholders' equity..............  $29,234    $37,307      $52,859
                                                          =======    =======      =======


                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                         THREE          YEAR ENDED       SIX MONTHS ENDED
                                      YEAR ENDED     MONTHS ENDED      DECEMBER 31,          JUNE 30,
                                     SEPTEMBER 30,   DECEMBER 31,    -----------------   -----------------
                                         1996            1996         1997      1998      1998      1999
                                     -------------   -------------   -------   -------   -------   -------
                                                                                            (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales..........................     $81,144         $16,448      $87,423   $87,577   $45,923   $65,911
Cost of goods sold.................      56,761          11,020       57,321    55,146    28,783    40,221
                                        -------         -------      -------   -------   -------   -------
Gross profit.......................      24,383           5,428       30,102    32,431    17,140    25,690
Operating expenses:
  Sales and marketing..............      15,218           2,814       14,530    14,821     8,097    10,971
  General and administrative.......       8,552           1,983        9,350    10,211     5,059     6,675
  Research and development.........       1,448             292        1,576     1,876       870       973
                                        -------         -------      -------   -------   -------   -------
                                         25,218           5,089       25,456    26,908    14,026    18,619
                                        -------         -------      -------   -------   -------   -------
Operating income (loss)............        (835)            339        4,646     5,523     3,114     7,071
Other income (expense):
  Interest.........................      (1,809)           (439)      (1,757)   (1,434)     (763)     (779)
  Other............................         104              62         (294)      (49)        4       (73)
                                        -------         -------      -------   -------   -------   -------
Income (loss) before extraordinary
  item and income taxes............      (2,540)            (38)       2,595     4,040     2,355     6,219
Income tax expense (benefit).......        (864)            (19)         959     1,717     1,006     2,406
                                        -------         -------      -------   -------   -------   -------
Income (loss) before extraordinary
  item and minority interest.......      (1,676)            (19)       1,636     2,323     1,349     3,813
Minority interest..................          --              --           (4)      (18)        2         7
                                        -------         -------      -------   -------   -------   -------
Net income (loss) before
  extraordinary item...............      (1,676)            (19)       1,632     2,305     1,351     3,820
Extraordinary item -- early
  extinguishment of debt, net of
  income tax benefit of $161,000...        (327)             --           --        --        --        --
                                        -------         -------      -------   -------   -------   -------
Net income (loss)..................     $(2,003)        $   (19)     $ 1,632   $ 2,305   $ 1,351   $ 3,820
                                        =======         =======      =======   =======   =======   =======
Net income (loss) per common share:
  Basic............................     $ (0.50)        $ (0.01)     $  0.37   $  0.52   $  0.31   $  0.85
                                        =======         =======      =======   =======   =======   =======
  Diluted..........................     $ (0.50)        $ (0.01)     $  0.31   $  0.41   $  0.25   $  0.62
                                        =======         =======      =======   =======   =======   =======
Weighted average shares:
  Basic............................       4,040           4,394        4,401     4,412     4,411     4,508
                                        =======         =======      =======   =======   =======   =======
  Diluted..........................       4,040           4,394        5,688     5,951     5,725     6,274
                                        =======         =======      =======   =======   =======   =======


                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                               ACCUMULATED
                                    COMMON STOCK     ADDITIONAL   RETAINED        OTHER
                                   ---------------    PAID-IN     EARNINGS    COMPREHENSIVE    TREASURY
                                   SHARES   AMOUNT    CAPITAL     (DEFICIT)       INCOME        STOCK      TOTAL
                                   ------   ------   ----------   ---------   --------------   --------   -------
                                                                   (IN THOUSANDS)
Balance at September 30, 1995....  3,480     $35       $1,311      $   273        $ 227          $(52)    $ 1,794
  Currency translation...........     --      --           --           --         (162)           --        (162)
  Net loss.......................     --      --           --       (2,003)          --            --      (2,003)
                                                                                                          -------
  Comprehensive loss.............                                                                          (2,165)
  Conversion of subordinated debt
    to common stock..............    933       9        1,141           --           --            --       1,150
                                   -----     ---       ------      -------        -----          ----     -------
Balance at September 30, 1996....  4,413      44        2,452       (1,730)          65           (52)        779
  Currency translation...........     --      --           --           --           27            --          27
  Net loss.......................     --      --           --          (19)          --            --         (19)
                                                                                                          -------
  Comprehensive income...........                                                                               8
  Exercise of stock options......      3      --            4           --           --            --           4
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1996.....  4,416      44        2,456       (1,749)          92           (52)        791
  Currency translation...........     --      --           --           --            7            --           7
  Net income.....................     --      --           --        1,632           --            --       1,632
                                                                                                          -------
  Comprehensive income...........                                                                           1,639
  Exercise of stock options......     17      --           33           --           --            --          33
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1997.....  4,433      44        2,489         (117)          99           (52)      2,463
  Currency translation...........     --      --           --           --          139            --         139
  Net income.....................     --      --           --        2,305           --            --       2,305
                                                                                                          -------
  Comprehensive income...........                                                                           2,444
                                   -----     ---       ------      -------        -----          ----     -------
Balance at December 31, 1998.....  4,433      44        2,489        2,188          238           (52)      4,907
  Currency translation
    (unaudited)..................     --      --           --           --          (53)           --         (53)
  Net income (unaudited).........     --      --           --        3,820           --            --       3,820
                                                                                                          -------
  Comprehensive income
    (unaudited)..................                                                                           3,767
  Conversion of subordinated
    promissory note to common
    stock (unaudited)............    289       3          997           --           --            --       1,000
  Exercise of stock options
    (unaudited)..................     12      --           42           --           --            --          42
  Issuance of treasury stock to
    acquire minority interest
    (unaudited)..................     --      --          113           --           --            52         165
  Exercise of warrants
    (unaudited)..................      1      --            1           --           --            --           1
                                   -----     ---       ------      -------        -----          ----     -------
Balance at June 30, 1999
  (unaudited)....................  4,735     $47       $3,642      $ 6,008        $ 185          $ --     $ 9,882
                                   =====     ===       ======      =======        =====          ====     =======


                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                 SIX MONTHS
                                                           THREE MONTHS      YEAR ENDED             ENDED
                                            YEAR ENDED        ENDED         DECEMBER 31,          JUNE 30,
                                           SEPTEMBER 30,   DECEMBER 31,   -----------------   -----------------
                                               1996            1996        1997      1998      1998      1999
                                           -------------   ------------   -------   -------   -------   -------
                                                                                                 (UNAUDITED)
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss).........................   $ (2,003)       $   (19)     $ 1,632   $ 2,305   $ 1,351   $ 3,820
Adjustments to reconcile net income (loss)
  to net cash provided by
  (used in) operating activities:
  Depreciation and amortization...........      1,397            431        2,176     2,274       980     1,185
  Loss (gain) on sale of fixed assets.....        127             --           --       (12)        9        (9)
  Deferred income tax expense (benefit)...       (691)           145           28      (686)       --        --
  Provision for doubtful accounts.........        653            247          540       561       243       721
  Provision for inventory allowances......        251             79          638       787       482       833
  Minority interest.......................         --             --            4        18         4       (21)
  Changes in operating assets and
    liabilities:
    Accounts receivable...................     (1,969)         3,304           14    (4,569)   (6,439)   (8,789)
    Inventories...........................     (1,553)        (1,174)         487    (3,410)   (1,131)   (2,400)
    Prepaid expenses and other............        305            (29)         121         5       303    (1,136)
    Income taxes receivable...............         --           (165)         242        85        --        --
    Accounts payable......................      2,929         (2,089)      (2,454)    1,083     1,941     2,242
    Accrued salaries and incentives.......       (608)           421          996       175      (262)      832
    Accrued warranty......................        370             (7)         823       714       424       187
    Income taxes payable..................       (158)            (4)          --        30       412       671
    Other accrued expenses................      1,219         (1,296)       1,220       879     1,717     3,430
                                             --------        -------      -------   -------   -------   -------
Net cash provided by (used in) operating
  activities..............................        269           (156)       6,467       239        34     1,566
INVESTING ACTIVITIES
Purchases of property and equipment.......     (2,191)           (36)      (1,318)   (1,728)     (717)   (1,131)
Proceeds from sale of property and
  equipment...............................        362             --          118        38        57        10
Acquisitions of business net of cash
  acquired................................         --             --           --        --        --    (1,555)
Decrease (increase) in deposits...........         30             20         (425)      194        70      (330)
                                             --------        -------      -------   -------   -------   -------
Net cash used in investing activities.....     (1,799)           (16)      (1,625)   (1,496)     (590)   (3,006)
FINANCING ACTIVITIES
Proceeds from notes payable and long-term
  debt....................................     20,406          5,290          160     1,791     1,455     2,904
Payments on notes payable and long-term
  debt....................................    (17,874)        (5,196)      (3,550)     (142)       --      (415)
Debt issuance costs.......................         --             --         (514)       --        --        --
Payments on capital lease obligations.....       (494)          (134)      (1,058)     (321)     (211)     (255)
Proceeds from exercise of stock options...         --              4           33        --        --        43
                                             --------        -------      -------   -------   -------   -------
Net cash provided by (used in) financing
  activities..............................      2,038            (36)      (4,929)    1,328     1,244     2,277
Effect of exchange rate changes on cash...       (160)            27            7       139        35       (53)
                                             --------        -------      -------   -------   -------   -------
Net increase (decrease) in cash...........        348           (181)         (80)      210       723       784
Cash at beginning of period...............        173            521          340       260       260       470
                                             --------        -------      -------   -------   -------   -------
Cash at end of period.....................   $    521        $   340      $   260   $   470   $   983   $ 1,254
                                             ========        =======      =======   =======   =======   =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Conversion of subordinated debt to common
  stock...................................   $  1,150        $    --      $    --   $    --   $    --   $ 1,000
                                             ========        =======      =======   =======   =======   =======
Issuance of common stock for minority
  interest................................   $     --        $    --      $    --   $    --   $    --   $   165
                                             ========        =======      =======   =======   =======   =======


                            See accompanying notes.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

1.  ACCOUNTING POLICIES

  Organization and Description of Business

     Rockford Corporation and subsidiaries ("Rockford") is a designer, manufacturer and distributor of high performance car audio systems under the "Rockford Fosgate" brand name for the worldwide car audio aftermarket. Rockford also sells professional audio products under the "Hafler" brand name. Rockford was organized and incorporated under the laws of the State of Arizona on July 22, 1980, and has manufacturing facilities in Tempe, Arizona and Grand Rapids, Michigan; warehousing operations in Germany and Singapore; and sales and warehousing operations in Japan.

     During April 1999, the Board of Directors authorized Rockford to file a registration statement for an initial public offering of shares of its common stock. On June 28, 1999 the shareholders approved an increase in the number of authorized common shares to 40,000,000.

  Interim Financial Information

     The consolidated financial statements as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) that Rockford considers necessary for a fair presentation of financial position as of such date and results of operations and cash flows for such period. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for any future period.

  Principles of Consolidation


     The consolidated financial statements include the accounts of Rockford and its wholly owned subsidiaries in Germany, Singapore and Japan. Significant intercompany accounts and transactions have been eliminated in consolidation.


  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of three months or less when acquired and which are readily convertible to cash. Rockford's investments have consisted of commercial paper, certificates of deposit with original maturities of three months or less and money market accounts.

  Fair Value of Financial Instruments

     At December 31, 1998, Rockford has the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations, notes payable and long-term debt. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature. The carrying value of capital lease obligations, notes payable and long-term debt approximates fair value based on the market interest rates available to Rockford for debt of similar risk and maturities.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

  Accounts Receivable

     Rockford sells its products principally to car audio and professional audio dealers primarily in North America, South America, Europe and Asia. At December 31, 1997, 1998 and June 30, 1999, net accounts receivable includes approximately $3,213,000, $2,958,000 and $4,384,000, respectively, due from overseas businesses.


     In most cases, Rockford also offers a prompt pay discount for invoices paid under 40 to 60 days of issuance and has included in its allowance for accounts receivable at December 31, 1997, 1998 and June 30, 1999 approximately $162,000, $262,000 and $418,000, respectively, with respect to accounts using such discounts after the period-end.


  Inventories

     Inventories consist principally of raw materials of electronic and mechanical components used in the manufacturing of amplifier and speaker systems, and finished goods. Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization are computed principally on the straight-line method for financial reporting purposes over a three-to-five year life. Leasehold improvements are amortized on the straight-line method over the shorter period of the lease term or the estimated useful life of the asset.

  Research and Development

     During the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998, research and development expenses of approximately $1,448,000, $292,000, $1,576,000 and $1,876,000, respectively, were charged to expense as incurred.

  Advertising

     Rockford expenses advertising as incurred. Advertising expenses for the year ended September 30, 1996, the three months ended December 31, 1996, and the years ended December 31, 1997 and 1998 were approximately $1,189,000, $313,000, $1,008,000 and $1,201,000, respectively.

  Income Taxes

     Rockford accounts for income taxes under the provisions of Statement of Financial Accounting Standard ("SFAS") No. 109, Accounting for Income Taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

  Net Sales

     Sales are recorded at the time of shipment net of related discounts.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

  Net Income per Common Share

     Rockford reports net income per common share in accordance with Financial Accounting Standards Board ("FASB") Statement No. 128, Earnings Per Share. Diluted net income per share includes the dilutive effects of options, warrants and convertible securities.

  Foreign Currency Translation

     The financial statements of foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52. All balance sheet accounts have been translated using the current exchange rates at the balance sheet date. Statement of operations amounts have been translated using the average exchange rate for the year. The gains and losses resulting from the change in exchange rates from year-to-year have been reported separately as a component of shareholders' equity. The effect on the statement of operations of transaction gains and losses is insignificant.

  Stock Based Compensation

     Rockford grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at date of grant. Rockford has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation and accordingly, recognizes no compensation expense for the employee stock option grants. Stock option grants to non-employees are charged to expense based upon the fair value of the options granted.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Comprehensive Income

     Effective January 1, 1998, Rockford adopted SFAS No. 130, Reporting Comprehensive Income. In adopting the new requirements for calculating income, items of other comprehensive income have been presented in the equity section of the statement of shareholders' equity.

  Segments of an Enterprise and Related Information

     Effective January 1, 1998, Rockford adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 superseded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for the way that business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

  Reclassifications

     Certain reclassifications have been made to the prior period consolidated financial statements to conform to the 1998 presentation.

2.  ACQUISITIONS

     On June 30, 1999 Rockford completed its acquisition of all of the common stock of Lightning Audio. Under the terms of the acquisition Rockford paid $1,550,000 in cash and recorded an additional $50,000 of purchase consideration obligations for a total purchase price of $1.6 million. Under the terms of the acquisition Rockford could pay up to $600,000 more over the next two years based upon the subsequent performance of Lightning Audio. Rockford recorded approximately $1,635,000 of goodwill which it plans to amortize over 15 years. The purchase price allocation has been based on the best information available at the time and may be subject to further revisions as management finalizes its analysis of the assets acquired and liabilities assumed. The acquisition has been accounted for under the purchase method of accounting and, accordingly, the results of operations of Lightning Audio will be included in Rockford's consolidated results of operation beginning on July 1, 1999. The acquisition was not significant under the requirements of the Securities and Exchange Commission.

     On June 14, 1999 Rockford issued its 21,500 shares of treasury stock in exchange for the 10% interest in its Japanese subsidiaries not held by Rockford. The Company accounted for the acquired interest using the estimated fair value of the common stock issued of $7.67 per share which resulted in the elimination of minority interest and the recording of approximately $155,000 of goodwill.

3.  INVENTORIES

     Inventories consisted of the following:

                                                        DECEMBER 31,
                                                     ------------------    JUNE 30,
                                                      1997       1998        1999
                                                     -------    -------    --------
                                                             (IN THOUSANDS)
Raw materials......................................  $ 3,749    $ 4,864    $ 5,689
Work in progress...................................      417        754        871
Finished goods.....................................    6,860      8,512     10,672
                                                     -------    -------    -------
                                                      11,026     14,130     17,232
Less allowances....................................   (1,423)    (1,904)    (2,590)
                                                     -------    -------    -------
                                                     $ 9,603    $12,226    $14,642
                                                     =======    =======    =======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

4.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                      DECEMBER 31,
                                                  --------------------    JUNE 30,
                                                    1997        1998        1999
                                                  --------    --------    --------
                                                           (IN THOUSANDS)
Machinery and equipment.........................  $  9,251    $ 10,708    $ 10,323
Tooling equipment...............................     3,185       3,718       4,317
Leasehold improvements..........................     1,312       1,368       1,382
Furniture and fixtures..........................       354         905       1,132
In process......................................       464         849       1,277
                                                  --------    --------    --------
                                                    14,566      17,548      18,431
Less accumulated depreciation and
  amortization..................................   (10,589)    (12,541)    (13,344)
                                                  --------    --------    --------
                                                  $  3,977    $  5,007    $  5,087
                                                  ========    ========    ========

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

5.  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consisted of the following:

                                                                DECEMBER 31,
                                                              -----------------   JUNE 30,
                                                               1997      1998       1999
                                                              -------   -------   --------
                                                                     (IN THOUSANDS)
$17,000,000 revolving line of credit with a lender
  collateralized by substantially all assets, interest
  payments due monthly based upon a blended rate of LIBOR
  plus 3.0 percent (approximately 8.2 percent at December
  31, 1998 and 8.37 percent at June 30, 1999) and prime plus
  0.75 percent (approximately 8.5 percent at December 31,
  1998 and 8.75 percent at June 30, 1999) until June 2001
  when all remaining principal and interest is due and
  payable. Borrowings under this line of credit are limited
  to the borrowing base defined substantially as a
  percentage of inventory and accounts receivable, as
  defined and adjusted in the agreement. ...................  $ 9,410   $11,631   $14,462
$2,000,000 term note payable to a lender collateralized by
  substantially all assets, monthly principal payments of
  $33,333 plus interest at 10.67 percent until June 2000
  when all principal and interest is due and payable. ......    1,800     1,370     1,170
10.5 percent subordinated senior notes payable, unsecured,
  interest payable quarterly until February 1999 when all
  remaining principal and interest is due and was paid. In
  connection with these senior notes, detachable warrants
  were issued to purchase 76,835 shares of Rockford's common
  stock at $0.93 per share, expiring February 2000. ........      415       415        --
9.0 percent subordinated promissory note to related party,
  unsecured, converted into 289,562 common shares on May 1,
  1999. ....................................................    1,000     1,000        --
8.5 percent convertible subordinated debentures to related
  parties, unsecured, interest payable quarterly until May
  2002 when all remaining principal and interest is due and
  payable, convertible into common shares at $2.44 per
  share. ...................................................      995       995       995
$450,000 revolving line of credit with a bank collateralized by substantially all of Lightning's assets, interest due
  monthly at rate of prime plus 5.0 percent (approximately
  13.5 percent at June 30, 1999), repaid in July 1999. .....       --        --       354
Other.......................................................      169        26       647
                                                              -------   -------   -------
                                                               13,789    15,437    17,628
Less current portion........................................   (1,569)   (1,841)   (2,094)
                                                              -------   -------   -------
                                                              $12,220   $13,596   $15,534
                                                              =======   =======   =======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

     Annual maturities of notes payable and long-term debt for the years succeeding December 31, 1998 are $1,841,000 in 1999, $12,601,000 in 2000, $-0-
in 2001 and $995,000 in 2002. Interest payments were approximately $1,705,000 and $1,520,000 for the years ended December 31, 1997 and 1998, respectively.

     At December 31, 1998, Rockford has $5,999,000 available under its revolving line of credit and $1,000,000 available for financing equipment under its credit arrangement with its primary lender.

     Rockford's $17,000,000 revolving line of credit, its 10.5 percent subordinated senior notes payable and its 8.5 percent convertible subordinated debentures contain covenants which place various restrictions on financial ratios, levels of indebtedness, and capital expenditures, among other things. Rockford issued warrants in April of 1997 to purchase 21,500 shares of common stock at $3.45 in conjunction with this credit facility which expire on June 1, 2007.

     During 1996, the Company refinanced its line of credit prior to maturity. Consequently, a loss on the early extinguishment of debt, consisting of prepayment premiums, deferred loan costs, and related expenses of $327,000 (net of tax benefit of approximately $161,000) is reflected as an extraordinary item in the consolidated statements of operations.

6.  LEASES

     Rockford leases equipment under capital leases. Capital leases include leases made under a two million dollar equipment leasing arrangement with a bank. At December 31, 1998, $1,074,000 had been used under the arrangement and $926,000 was available for future capital lease fundings through September 30, 1999. Rockford also leases certain manufacturing, warehouse and office facilities, and computer hardware and software under noncancelable operating leases that expire in various years through September 2006.

     Property and equipment includes the following amounts for leases that have been capitalized:

                                                         DECEMBER 31,
                                                       ----------------    JUNE 30,
                                                        1997      1998       1999
                                                       ------    ------    --------
                                                              (IN THOUSANDS)
Equipment............................................  $2,002    $3,064    $ 3,169
Less accumulated amortization........................    (895)     (955)    (1,385)
                                                       ------    ------    -------
                                                       $1,107    $2,109    $ 1,784
                                                       ======    ======    =======

     Amortization of leased assets is included in depreciation and amortization expense.

     During the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended December 31, 1997 and 1998, Rockford acquired approximately $949,000, $27,000, $68,000 and $1,394,000 of equipment under capital leases, respectively.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

     Future minimum payments under capital leases and noncancelable operating leases with initial terms of one year or more consisted of the following at December 31, 1998:

                                              CAPITAL LEASES    OPERATING LEASES
                                              --------------    ----------------
                                                        (IN THOUSANDS)
1999........................................      $  624             $1,140
2000........................................         413                945
2001........................................         398                381
2002........................................          --                246
2003........................................          --                137
Thereafter..................................          --                412
                                                  ------             ------
Total minimum lease payments................       1,435             $3,261
                                                                     ======
Less amounts representing interest..........        (187)
                                                  ------
Present value of net minimum lease..........       1,248
Less current portion........................        (552)
                                                  ------
                                                  $  696
                                                  ======

     Total rental expense for all operating leases was approximately $1,812,000, $420,000, $2,309,000 and $1,957,000 for the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended December 31, 1997 and 1998, respectively.

7.  INCOME TAXES

     Significant components of Rockford's deferred tax assets are:

                                                             DECEMBER 31,
                                                           ----------------
                                                            1997      1998
                                                           ------    ------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Inventory basis........................................  $  629    $  837
  Basis in receivables...................................      48       251
  Book over tax depreciation.............................      84       125
  Accrued warranty.......................................   1,077     1,342
  Accrued liabilities and other..........................     233       529
  Alternative minimum tax credit carryforward............     212        --
  Net operating loss carryforwards.......................     115        --
                                                           ------    ------
Total deferred tax assets................................  $2,398    $3,084
                                                           ======    ======

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

     Significant components of the federal and state income tax expense (benefit) are:

                                                               THREE MONTHS      YEAR ENDED
                                               YEAR ENDED         ENDED         DECEMBER 31,
                                              SEPTEMBER 30,    DECEMBER 31,    --------------
                                                  1996             1996        1997     1998
                                              -------------    ------------    ----    ------
                                                              (IN THOUSANDS)
Current:
  Federal expense (benefit).................     $  (433)         $(195)       $779    $1,883
  State expense.............................          90             23         116       384
  Foreign expense...........................           9              8          36       136
                                                 -------          -----        ----    ------
Total current expense (benefit).............        (334)          (164)        931     2,403
Deferred:
  Federal expense (benefit).................        (643)           127          25      (719)
  State expense (benefit)...................         (48)            18           3        33
                                                 -------          -----        ----    ------
Total deferred expense (benefit)............        (691)           145          28      (686)
                                                 -------          -----        ----    ------
                                                 $(1,025)         $ (19)       $959    $1,717
                                                 =======          =====        ====    ======

     A reconciliation of Rockford's effective income tax rate to the federal statutory rate follows:

                                                               THREE MONTHS      YEAR ENDED
                                               YEAR ENDED         ENDED         DECEMBER 31,
                                              SEPTEMBER 30,    DECEMBER 31,    --------------
                                                  1996             1996        1997     1998
                                              -------------    ------------    ----    ------
                                                              (IN THOUSANDS)
Federal statutory rate......................     $(1,029)          $(13)       $881    $1,374
State tax, net of federal benefit...........          28             27          79       275
Nondeductible items.........................          --             --          36        45
Higher (lower) foreign tax rates............         (30)           (17)        (43)       17
Foreign sales corporation benefit...........          --             --         (98)      (65)
Other, net..................................           6            (16)        104        71
                                                 -------           ----        ----    ------
Total income tax expense....................      (1,025)           (19)        959     1,717
Tax benefit of extraordinary item netted
  therein...................................         161             --          --        --
                                                 -------           ----        ----    ------
Tax expense in statement of operations......     $  (864)          $(19)       $959    $1,717
                                                 =======           ====        ====    ======

     Rockford's income attributable to foreign operations amounted to approximately $105,000 for the year ended September 30, 1996, $65,000 for the three months ended December 31, 1996, $237,000 for the year ended December 31, 1997 and $350,000 for the year ended December 31, 1998.

     For the year ended September 30, 1996, no tax payments were made and $150,000 of net tax refunds were received. For the three months ended December 31, 1996, no tax payments were made nor were refunds received. For the years ended December 31, 1997 and 1998, Rockford made tax payments of $694,000 (net of $460,000 in refunds) and $2,082,000, respectively.

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

8.  COMMON STOCK GRANTS AND OPTIONS


     The Board of Directors of Rockford prior to 1995 granted the consulting firm of Grisanti, Galef & Goldress, which provided chief executive officer services to Rockford until January 1, 1999, options to purchase 215,000 shares of its authorized but unissued common stock at a price of $1.51 per share, protected against dilution, as defined, and expiring in August 2002. The price per share exceeded the fair value at the date of the grant. The stock options are fully vested at December 31, 1998.


     Rockford has elected to follow APB 25 and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Rockford's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.


     Rockford has provided stock option plans for certain employees and directors under its 1994 and 1997 stock option plans. Under the plans, options to purchase common stock of Rockford will be granted to eligible employees and directors at the fair value of the underlying common stock. The options generally have a term of ten years and become exercisable over three years commencing on the date of the grant. Options granted prior to December 31, 1996 will vest 100 percent upon an initial public offering or merger or acquisition of Rockford. Up to 2,150,000 shares are reserved and may be offered under these plans. The stock option plans describe the circumstances under which Rockford has the right to repurchase common stock acquired under the options at the fair value price.


     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, which also requires that the information be determined as if Rockford has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a minimum value pricing model with the following weighted-average assumptions for each period:

Expected life of the award...............................  5 years
Dividend yield...........................................  0 percent
Risk-free interest rate..................................  6 percent

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Rockford's pro forma information follows:

                                                     THREE MONTHS       YEAR ENDED
                                     YEAR ENDED         ENDED          DECEMBER 31,
                                    SEPTEMBER 30,    DECEMBER 31,    ----------------
                                        1996             1996         1997      1998
                                    -------------    ------------    ------    ------
                                                     (IN THOUSANDS)
Net income (loss) as reported.....     $(2,003)         $  (19)      $1,632    $2,305
Pro forma Statement 123
  expense.........................         (25)             (9)         (76)     (110)
                                       -------          ------       ------    ------
Pro forma net income (loss).......     $(2,028)         $  (28)      $1,556    $2,195
                                       =======          ======       ======    ======
Pro forma net income (loss) per
  common share:
  Basic...........................     $ (0.50)         $(0.01)      $ 0.35    $ 0.50
                                       =======          ======       ======    ======
  Diluted.........................     $ (0.50)         $(0.01)      $ 0.29    $ 0.39
                                       =======          ======       ======    ======

     Option activity under the 1994 and 1997 stock option plans during the year ended September 30, 1996, the three months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 follows:

                                                               OUTSTANDING OPTIONS
                                                           ----------------------------
                                        SHARES AVAILABLE               WEIGHTED-AVERAGE
                                          UNDER OPTION      SHARES      EXERCISE PRICE
                                        ----------------   ---------   ----------------
Outstanding at September 30, 1995.....       534,472         540,527        $1.51
Granted...............................      (422,475)        422,475         2.44
Exercised.............................            --              --           --
Expired or cancelled..................        62,350         (62,350)        1.51
                                           ---------       ---------        -----
Outstanding at September 30, 1996.....       174,347         900,652         1.95
Granted...............................       (12,900)         12,900         3.45
Exercised.............................            --          (3,225)        1.51
Expired or cancelled..................            --              --           --
                                           ---------       ---------        -----
Outstanding at December 31, 1996......       161,447         910,327         1.97
Reserve shares........................     1,075,000              --           --
Granted...............................      (672,103)        672,103         4.04
Exercised.............................            --         (16,662)        1.99
Expired or cancelled..................        62,888         (62,888)        2.15
                                           ---------       ---------        -----
Outstanding at December 31, 1997......       627,232       1,502,880         2.89
Granted...............................      (158,025)        158,025         5.38
                                           ---------       ---------        -----
Outstanding at December 31, 1998......       469,207       1,660,905         3.12
Granted...............................      (172,000)        172,000         7.67
Exercised.............................            --         (12,147)        3.45
Expired or cancelled..................        39,777         (39,777)        3.45
                                           ---------       ---------        -----
Outstanding at June 30, 1999..........       336,984       1,780,981        $3.55
                                           =========       =========        =====

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

The weighted-average fair value of options granted during the year ended September 30, 1996, the three months ended December 31, 1996, the years ended December 31, 1997 and 1998 and the six months ended June 30, 1999 was $0.67, $0.90, $0.90, $1.08 and $1.99, respectively.

     The following table summarizes information about stock options under the plans outstanding at December 31, 1998:

                            OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                -------------------------------------------   -----------------------------
                                     WEIGHTED-
                                      AVERAGE     WEIGHTED-                       WEIGHTED-
    RANGE            NUMBER          REMAINING     AVERAGE         NUMBER          AVERAGE
 OF EXERCISE     OUTSTANDING AT     CONTRACTUAL   EXERCISE     OUTSTANDING AT     EXERCISE
   PRICES       DECEMBER 31, 1998      LIFE         PRICE     DECEMBER 31, 1998     PRICE
-------------   -----------------   -----------   ---------   -----------------   ---------
    $1.51            465,277         6.0 years      $1.51          465,277          $1.51
$2.44 - $3.45        552,550         7.6 years       2.90          442,900          $2.77
    $4.19            526,978         9.1 years       4.19          255,695          $4.19
    $5.81            116,100         9.3 years       5.81               --             --

9.  EARNINGS PER SHARE


                                                                                          SIX MONTHS
                                                       THREE MONTHS     YEAR ENDED           ENDED
                                        YEAR ENDED        ENDED        DECEMBER 31,        JUNE 30,
                                       SEPTEMBER 30,   DECEMBER 31,   ---------------   ---------------
                                           1996            1996        1997     1998     1998     1999
                                       -------------   ------------   ------   ------   ------   ------
Numerator:
  Net income (loss)..................     $(2,003)        $  (19)     $1,632   $2,305   $1,351   $3,820
  Effect of dilutive securities
     Interest impact of convertible
       debentures....................          --             --         110      110       55       46
                                          -------         ------      ------   ------   ------   ------
Numerator for diluted net income
  (loss) per share -- income
  available to common stockholders
  after assumed conversions..........     $(2,003)        $  (19)     $1,742   $2,415   $1,406   $3,866
                                          =======         ======      ======   ======   ======   ======
Denominator:
  Denominator for basic net income
     (loss) per share -- weighted --
     average shares..................       4,040          4,394       4,401    4,412    4,411    4,508
  Effect of dilutive securities
     Employee stock options..........          --             --         529      772      553    1,086
     Warrants........................          --             --          61       70       64       80
     Convertible debentures..........          --             --         697      697      697      600
                                          -------         ------      ------   ------   ------   ------
  Dilutive potential common shares...       4,040          4,394       1,287    1,539    1,314    1,766
                                          -------         ------      ------   ------   ------   ------

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)


                                                                                          SIX MONTHS
                                                       THREE MONTHS     YEAR ENDED           ENDED
                                        YEAR ENDED        ENDED        DECEMBER 31,        JUNE 30,
                                       SEPTEMBER 30,   DECEMBER 31,   ---------------   ---------------
                                           1996            1996        1997     1998     1998     1999
                                       -------------   ------------   ------   ------   ------   ------
Denominator for diluted net income
  (loss) per share -- adjusted
  weighted-average shares and assumed
  conversions........................       4,040          4,394       5,688    5,951    5,725    6,274
                                          =======         ======      ======   ======   ======   ======
Basic net income (loss) per share....     $ (0.50)        $(0.01)     $ 0.37   $ 0.52   $ 0.31   $ 0.85
                                          =======         ======      ======   ======   ======   ======
Diluted net income (loss) per
  share..............................     $ (0.50)        $(0.01)     $ 0.31   $ 0.41   $ 0.25   $ 0.62
                                          =======         ======      ======   ======   ======   ======


10.  CONTINGENCIES

     Rockford is a party to legal proceedings which arise out of the ordinary course of business. Based upon advice from outside legal counsel, management is of the opinion that these matters will have no material effect on Rockford's consolidated financial position, results of operations or cash flows.

11.  EMPLOYEE BENEFIT PLANS

     Rockford has a 401(k) Retirement Savings Plan (the Plan) covering substantially all employees who have completed six consecutive months of service without regard to hours of service. Under the terms of the Plan, employees may make voluntary contributions, subject to Internal Revenue Service limitations. Rockford will match employee contributions up to three percent of the employee's annual compensation. Additional contributions to the Plan can be made at the discretion of the Board of Directors. Contributions to the Plan during the year ended September 30, 1996, the three months ended December 31, 1996 and the years ended December 31, 1997 and 1998 were approximately $219,000, $46,000, $237,000 and $296,000, respectively.

     On May 17, 1999 the shareholders approved the adoption of the 1999 Employee Stock Purchase Plan to be effective September 1, 1999. Under the Plan, 361,200 shares of common stock have been reserved for issuance.

12.  SEGMENT INFORMATION

     Rockford operates its business under the car audio and professional audio product lines. For each of the years ended December 31, 1997 and 1998, the professional audio line was not

                     ROCKFORD CORPORATION AND SUBSIDIARIES

                   (The information for the six months ended
                      June 30, 1998 and 1999 is unaudited)

significant and, accordingly, no additional disclosures of revenue information about products are required. Below is geographic information for revenues of
Rockford:

                                                THREE
                                                MONTHS         YEAR ENDED       SIX MONTHS ENDED
                              YEAR ENDED        ENDED         DECEMBER 31,          JUNE 30,
                             SEPTEMBER 30,   DECEMBER 31,   -----------------   -----------------
                                 1996            1996        1997      1998      1998      1999
                             -------------   ------------   -------   -------   -------   -------
                                                        (IN THOUSANDS)
Sales from external
  customers(a)
  United States............     $58,977        $11,518      $64,252   $70,016   $36,545   $56,172
  Export:
     Americas..............       4,880          1,560        7,005     4,905     3,732     3,355
     Europe................      10,326          1,503        7,819     6,599     3,023     3,929
     Asia..................       6,961          1,867        8,347     6,057     2,623     2,455
                                -------        -------      -------   -------   -------   -------
Total sales from external
  customers................     $81,144        $16,448      $87,423   $87,577   $45,923   $65,911
                                =======        =======      =======   =======   =======   =======

---------------
(a) Revenues are attributed to geographic regions based on the location of customers.

     Rockford had no customers who accounted for more than 10 percent of net sales for all periods presented except for the six months ended June 30, 1999 in which sales to one customer accounted for 22.7 percent of that period's net sales. Rockford's long-lived assets outside of the United States are not significant.

13.  SUBSEQUENT EVENTS

     Effective           , 1999, Rockford executed a 4.3-for-1 common stock
split. All share information in the financial statements has been restated to reflect the effect of the stock split.

     Effective with the successful completion of its initial public offering, Rockford plans to grant options to purchase 64,500 shares of common stock at the offering price to a newly elected member of its board of directors.

Inside back cover


Upper half of page highlights Hafler:


Upper left: [Hafler logo]





Upper right: [Photo of Hafler studio monitor]



Middle right: [Photo of Hafler power amplifier]









Center: www.hafler.com
  [Photo of Hafler website]



Text in upper left: There is a human filter in the world of music. Sitting somewhere between the creative musician in the recording studio, and the passionate listener in a living room or vehicle. That filter is the professional sound engineer, the person that makes a living recording, mixing, or broadcasting the music and movie soundtracks that we hear everyday. It is Hafler's goal to be the brand of choice among these working professionals and the aspiring professionals.



Moving beyond the amplifier niche, in 1996 Hafler introduced the TRM Series of powered monitors and powered subwoofers. Amplifier electronics manufactured in Tempe and speaker components in Grand Rapids.






Bottom half of page highlights Lightning Audio:

Center of page: [Lightning Audio logo]

Lower left: [male model using Lightning battery clamp to hold auto battery;
             Lightning bolts coursing up arms and out of eyes]



Bottom left: www.lightningaudio.com
             [Photo of Lightning Audio web site]


Bottom right: [Photos of Lightning Audio accessory products]

Text in middle right: Lightning Audio assaults the car audio accessory business with battery clamps, capacitors, and speaker wire. Pretty boring stuff, but not with Lightning Audio. Gen Y consumers now have a brand that is cool to own, but less costly than Rockford Fosgate. We believe that Lightning Audio consumers are proud to claim us as "their brand" and show off what is underneath carpets, inside trunks, or under the hood of their car or truck.


We believe Lightning Audio will allow Rockford to grow by expanding the Lightning Audio product mix into the amplifier and speaker categories at lower price points than Rockford Fosgate and by capitalizing on new distribution channels.

                                3,387,824 SHARES

                          [ROCKFORD CORPORATION LOGO]

                                  COMMON STOCK

                           -------------------------
                                   PROSPECTUS
                           -------------------------

DAIN RAUSCHER WESSELS    NEEDHAM & COMPANY, INC.
   a division of Dain
Rauscher Incorporated

                          ---------------------------
                                          , 1999
                          ---------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     We expect to incur the following estimated expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the securities which we are registering under this statement:

SEC registration fee........................................  $ 14,080
NASD filing fee.............................................     5,565
Nasdaq National Market listing fee..........................    48,750
Printing and engraving......................................   153,000
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Blue sky fees and expenses (including legal fees)...........         *
Transfer agent fees.........................................         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $800,000
                                                              ========

---------------
* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our articles of incorporation limit, to the maximum extent permitted by Arizona law, the liability of our directors for monetary damages arising from a breach of their duties as directors. The limitation of liability does not affect the availability of equitable remedies, such as injunctive relief or rescission.

     Our articles of incorporation require us to indemnify our directors and officers, to the maximum extent permitted by Arizona law, against liability arising against them for acts or omissions within the scope of their authority as directors or officers. Indemnification is prohibited if our board of directors finds that the person's action or omission was willful, grossly negligent, or with fraudulent or criminal intent, or for liabilities under the Securities Act of 1933. Under Arizona law, we may indemnify a director or officer against liability incurred on account of service to us, if the director or officer:

     - conducted himself or herself in good faith;

     - reasonably believed that his or her conduct (1) if in an official capacity, was in our best interests or (2) if in any other capacity, was not opposed to our best interests;

     - in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; and

     - did not improperly receive personal benefit.

     Before completing this offering, we intend to enter into indemnification agreements with each of our directors. These agreements will generally obligate us to indemnify them for liability incurred by them as a result of their service as directors, unless (1) their liability arises as a result of their fraud, deliberate dishonesty or willful misconduct or (2) Arizona law prohibits indemnification. Prior to completing this offering on the effective date of this registration statement, we will have obtained liability insurance for our directors.

     Reference is made to Section 7 of the underwriting agreement to be filed as an exhibit to the registration statement, indemnifying our officers and directors against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES


     Since May 1, 1996, we have issued and sold or otherwise transferred the below listed unregistered securities. These issuances were deemed exempt from registration under the Securities Act of 1933 in reliance on Regulation D or Rule 701 under such Act or Section 4(2) of such Act because they were made either under a written compensatory benefit plan established by us for the participation of our employees or transactions by us not involving a public offering. To the extent we relied on Section 4(2) of the Act, each of these investors was sophisticated within the meaning of Section 4(2).



          1. In 1996 and 1997, we issued 19,887 shares to several employees who exercised stock options pursuant to our 1994 and 1997 Stock Option Plans.


          2. In March 1996, we borrowed $2.0 million from Caroline Bartol. On July 1, 1996 she converted $1.0 million of this loan into 289,562 shares of Common Stock.

          3. On May 1, 1999, we issued 289,562 shares of our Common Stock to an entity controlled by two of our directors in connection with the conversion of a $1,000,001 loan.

          4. On April 23, 1997, we issued to Vrolyk Partnership 97-A a warrant for 21,500 shares with an exercise price of $3.45 per share, as compensation for services rendered in connection with arranging our $20.0 million credit facility.

          5. During May and June, 1999 we issued 12,147 shares to two employees who exercised stock options pursuant to our 1994 and 1997 stock option plans.

          6. During June 1999 we issued 748 shares to a warrantholder who exercised his warrant conversion rights.

          7. During June 1999 we issued 21,500 shares to the owner of 10% of our Japanese subsidiary in order to purchase his interest. As a result of this issuance, we now own 100% of our Japanese subsidiary.

          8. We have, from time to time, granted stock options to employees. The following table sets forth certain information regarding such grants:

                                                              NUMBER OF    EXERCISE PRICE
                                                               SHARES         PER SHARE
                                                              ---------    ---------------
January 1, 1996 through December 31, 1996...................    64,500       $2.44 - $3.45
January 1, 1997 through December 31, 1997...................   672,103       $3.45 - $4.19
January 1, 1998 through December 31, 1998...................   158,025       $4.19 - $5.81
January 1, 1999 through the date of this prospectus.........   172,000               $7.67

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1        Underwriting Agreement*
 3.1      Articles of Incorporation+
 3.2      Restated Bylaws+
 3.3      Amendment to Articles of Incorporation filed on January 12,
          1988+
 3.4      Amendment to Articles of Incorporation filed on May 12,
          1999+
 3.5      Amendment to Articles of Incorporation filed on May 17,
          1999+
 3.6      Amendments to Bylaws adopted by the board of directors on
          May 14, 1999+
 3.7      Amendment to Articles of Incorporation filed on July 1, 1999
 4.1      Specimen Common Stock Certificate+
 4.2      Reference is made to the Articles of Incorporation, as
          amended, and the Restated Bylaws, as amended, filed as
          Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 for a description of the rights of the holders of Common Stock.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 5        Form of Opinion of Steptoe & Johnson LLP+
10.1      1994 Stock Option Plan+
10.2      1997 Stock Option Plan+
10.3      1999 Employee Stock Purchase Plan as amended and restated+
10.4      Employment Agreement by and between Rockford Corporation and
          W. Gary Suttle+
10.5      Indemnity Agreement by and between Rockford Corporation and
          W. Gary Suttle+
10.6      Letter Agreement by and between Rockford Corporation and
          Best Buy Corporation**+
10.7      Joint Development and Supply Agreement by and between
          Rockford Corporation and Hyundai Electronics Industries Co.,
          Ltd.**+
10.8      Form of Dealership Agreements+
10.9      Standard Industrial Commercial Multi-Tenant Lease -- Gross
          American Industrial Real Estate Association Lease, and
          amendments and addendum thereto, by and between Rockford
          River LLC and Rockford Corporation+
10.10     Standard Industrial Lease -- Gross, and amendments and
          addendum thereto, by and between Cloyce Clark and Rockford
          Corporation+
10.11     Lease Agreement, and addenda thereto, by and between
          Carbonneau Industries, Inc. and Rockford Corporation+
10.12     Master Lease Agreement and amendments thereto, by and
          between Banc One Leasing Corporation and Rockford
          Corporation+
10.13     Loan and Security Agreement by and between Rockford
          Corporation and FINOVA Capital Corporation+
10.14     Employee 401(k) Deferred Compensation Plan and amendments
          thereto,+
10.15     Manufacturing and Distribution Agreement by and between Path
          Group, Inc. Incorporated and Rockford Corporation**+
10.16     Product Sales Agreement by and between Rockford Corporation and Avnet Electronics Marketing**+
10.17     Convertible Subordinated Debenture Amendment Agreement and
          Agreement to Rename as Senior Notes+
10.18     Form of Senior Note due February 3, 1999 and Warrant+
10.19     Schedule for Senior Notes and Warrants+
10.20     Convertible Subordinated Debenture Purchase Agreement+
10.21     Form of 8.5% Convertible Subordinated Debenture due May 1,
          2002+
10.22     Schedule for 8.5% Convertible Subordinated Debentures+
10.23     Warrant issued to the Vrolyk Partnership 97-A to expire June
          1, 2007+
10.24     Services and Option Agreement by and between W. Gary Suttle,
          Caroline S. Bartol, individually and as representative of
          the estate of John G. Bartol and Rockford Corporation+
10.25     Amendment of Services and Option Agreement by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation+
10.26     Amendment of Services and Option Contract by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation+
10.27     Consulting and Option Contract by and between Rockford
          Corporation and Grisanti, Galef & Goldress, Inc.+
10.28     Amendment and Renewal of Consulting and Option Contract by
          and between Rockford Corporation and Grisanti, Galef &
          Goldress, Inc.+
10.29     Amendment of Consulting and Option Contract by and between
          Rockford Corporation and Grisanti, Galef & Goldress, Inc.+
10.30     Letter from Timothy Bartol, General Partner for the Boulder
          Investors Partnership exercising rights under Bridge Loan
          Conversion and Extension Agreement by and between Rockford
          Corporation and Boulder Investors Ltd. Partnership, as
          successor to Caroline S. Bartol+

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.31     Fifth Amendment to Bridge Loan Conversion and Extension
          Agreement by and between Rockford Corporation and Boulder
          Investors Ltd. Partnership, as successor to Caroline S.
          Bartol+
10.32     Bridge Loan Conversion and Extension Agreement by and
          between Rockford Corporation and Caroline S. Bartol+
10.33     Bridge Loan Agreement by and between Rockford Corporation
          and Caroline S. Bartol+
10.34     1990 Restricted Stock Grant and Tax Loan Agreement and
          Promissory Note+
10.35     Form of Indemnity Agreement*
10.36     FINOVA -- Schedule of Loan and Security Agreement+
10.37     Consent of Consumer Electronics Manufacturing Association
21        List of Subsidiaries of Rockford Corporation+
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Steptoe & Johnson, LLP*
24        Power of Attorney. Reference is made to the signature page of this registration statement which includes the power of attorney+
27.1      Financial Data Schedule for six months ended June 30, 1999+
27.2      Financial Data Schedule for year ended December 31, 1998+


---------------
 * To be filed by amendment


** Portions of the document have been omitted and filed separately with the Commission under a request for confidential treatment.


 + Previously filed

     Financial Statement Schedule: Schedule II -- Valuation and Qualifying Accounts.

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                              ROCKFORD CORPORATION
                                 (IN THOUSANDS)

          COLUMN A               COLUMN B              COLUMN C              COLUMN D      COLUMN E
          --------             ------------   ---------------------------   ----------   -------------
                                BALANCE AT    CHARGED TO
                               BEGINNING OF   COSTS AND      CHARGED TO                   BALANCE AT
         DESCRIPTION              PERIOD       EXPENSES    OTHER ACCOUNTS   DEDUCTIONS   END OF PERIOD
-----------------------------  ------------   ----------   --------------   ----------   -------------
December 31, 1998
  Receivable allowances......     $  918         $561            $--           $436(1)      $1,043
  Inventory reserve..........      1,423          787            --             306(2)       1,904
December 31, 1997
  Receivable allowances......        699          540            --             321(1)         918
  Inventory reserve..........        785          638            --              --          1,423
December 31, 1996
  Receivable allowances......        551          247            --              99(1)         699
  Inventory reserve..........        944           79            --             238(2)         785
September 30, 1996
  Receivable allowances......        525          653            --             627(1)         551
  Inventory reserve..........        914          251            --             221(2)         944

---------------
(1) Accounts written off net of recoveries.
(2) Reserved inventory sold or scrapped.

     Other financial statement schedules have not been presented, as they are not applicable.

ITEM 17.  UNDERTAKINGS

     We hereby undertake to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the Act, our articles of incorporation or our bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     We hereby undertake that for purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective. We further undertake that for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 28, 1999.


                                          ROCKFORD CORPORATION

                                          By:      /s/ W. GARY SUTTLE
                                            ------------------------------------
                                              W. Gary Suttle
                                              President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints W. Gary Suttle and James M. Thomson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----

                /s/ W. GARY SUTTLE                   President, Chief Executive          May 25, 1999
---------------------------------------------------    Officer, and Director (Principal
                  W. Gary Suttle                       Executive Officer)

               /s/ JAMES M. THOMSON                  Vice President of Finance and       May 25, 1999
---------------------------------------------------    Chief Financial Officer,
                 James M. Thomson                      Secretary (Principal Financial
                                                       Officer)

                /s/ D. LYNN THROWER                  Corporate Controller (Principal     May 25, 1999
---------------------------------------------------    Accounting Officer)
                  D. Lynn Thrower

               /s/ JERRY E. GOLDRESS                 Director                            May 25, 1999
---------------------------------------------------
                 Jerry E. Goldress

               /s/ TIMOTHY C. BARTOL                 Director                            May 25, 1999
---------------------------------------------------
                 Timothy C. Bartol

                       NAME                                        TITLE                     DATE
                       ----                                        -----                     ----
              /s/ NICHOLAS G. BARTOL                 Director                            May 25, 1999
---------------------------------------------------
                Nicholas G. Bartol

               /s/ RALPH B. GODFREY                  Director                            May 26, 1999
---------------------------------------------------
                 Ralph B. Godfrey

                 /s/ JOHN P. LLOYD                   Director                            May 25, 1999
---------------------------------------------------
                   John P. Lloyd

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1        Underwriting Agreement*
 3.1      Articles of Incorporation+
 3.2      Restated Bylaws+
 3.3      Amendment to Articles of Incorporation filed on January 12,
          1988+
 3.4      Amendment to Articles of Incorporation filed on May 12,
          1999+
 3.5      Amendment to Articles of Incorporation filed on May 17,
          1999+
 3.6      Amendments to Bylaws adopted by the board of directors on
          May 14, 1999+
 3.7      Amendment to Articles of Incorporation filed on July 1, 1999
 4.1      Specimen Common Stock Certificate+
 4.2      Reference is made to the Articles of Incorporation, as
          amended, and the Restated Bylaws, as amended, filed as
          Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6 for a description of the rights of the holders of Common Stock.
 5        Form of Opinion of Steptoe & Johnson LLP+
10.1      1994 Stock Option Plan+
10.2      1997 Stock Option Plan+
10.3      1999 Employee Stock Purchase Plan as amended and restated+
10.4      Employment Agreement by and between Rockford Corporation and
          W. Gary Suttle+
10.5      Indemnity Agreement by and between Rockford Corporation and
          W. Gary Suttle+
10.6      Letter Agreement by and between Rockford Corporation and
          Best Buy Corporation**+
10.7      Joint Development and Supply Agreement by and between
          Rockford Corporation and Hyundai Electronics Industries Co.,
          Ltd.**+
10.8      Form of Dealership Agreements+
10.9      Standard Industrial Commercial Multi-Tenant Lease -- Gross
          American Industrial Real Estate Association Lease, and
          amendments and addendum thereto, by and between Rockford
          River LLC and Rockford Corporation+
10.10     Standard Industrial Lease -- Gross, and amendments and
          addendum thereto, by and between Cloyce Clark and Rockford
          Corporation+
10.11     Lease Agreement, and addenda thereto, by and between
          Carbonneau Industries, Inc. and Rockford Corporation+
10.12     Master Lease Agreement and amendments thereto, by and
          between Banc One Leasing Corporation and Rockford
          Corporation+
10.13     Loan and Security Agreement by and between Rockford
          Corporation and FINOVA Capital Corporation+
10.14     Employee 401(k) Deferred Compensation Plan and amendments
          thereto,+
10.15     Manufacturing and Distribution Agreement by and between Path
          Group, Inc. Incorporated and Rockford Corporation**+
10.16     Product Sales Agreement by and between Rockford Corporation and Avnet Electronics Marketing**+
10.17     Convertible Subordinated Debenture Amendment Agreement and
          Agreement to Rename as Senior Notes+
10.18     Form of Senior Note due February 3, 1999 and Warrant+
10.19     Schedule for Senior Notes and Warrants+
10.20     Convertible Subordinated Debenture Purchase Agreement+
10.21     Form of 8.5% Convertible Subordinated Debenture due May 1,
          2002+
10.22     Schedule for 8.5% Convertible Subordinated Debentures+
10.23     Warrant issued to the Vrolyk Partnership 97-A to expire June
          1, 2007+

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.24     Services and Option Agreement by and between W. Gary Suttle,
          Caroline S. Bartol, individually and as representative of
          the estate of John G. Bartol and Rockford Corporation+
10.25     Amendment of Services and Option Agreement by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation+
10.26     Amendment of Services and Option Contract by and between W.
          Gary Suttle, Monument Investors Limited Partnership as
          successor to Caroline S. Bartol and the estate of John G.
          Bartol and Rockford Corporation+
10.27     Consulting and Option Contract by and between Rockford
          Corporation and Grisanti, Galef & Goldress, Inc.+
10.28     Amendment and Renewal of Consulting and Option Contract by
          and between Rockford Corporation and Grisanti, Galef &
          Goldress, Inc.+
10.29     Amendment of Consulting and Option Contract by and between
          Rockford Corporation and Grisanti, Galef & Goldress, Inc.+
10.30     Letter from Timothy Bartol, General Partner for the Boulder
          Investors Partnership exercising rights under Bridge Loan
          Conversion and Extension Agreement by and between Rockford
          Corporation and Boulder Investors Ltd. Partnership, as
          successor to Caroline S. Bartol+
10.31     Fifth Amendment to Bridge Loan Conversion and Extension
          Agreement by and between Rockford Corporation and Boulder
          Investors Ltd. Partnership, as successor to Caroline S.
          Bartol+
10.32     Bridge Loan Conversion and Extension Agreement by and
          between Rockford Corporation and Caroline S. Bartol+
10.33     Bridge Loan Agreement by and between Rockford Corporation
          and Caroline S. Bartol+
10.34     1990 Restricted Stock Grant and Tax Loan Agreement and
          Promissory Note+
10.35     Form of Indemnity Agreement*
10.36     FINOVA -- Schedule of Loan and Security Agreement+
10.37     Consent of Consumer Electronics Manufacturers Association
21        List of Subsidiaries of Rockford Corporation+
23.1      Consent of Ernst & Young LLP, Independent Auditors
23.2      Consent of Steptoe & Johnson, LLP*
24        Power of Attorney. Reference is made to the signature page of this registration statement which includes the power of attorney+
27.1      Financial Data Schedule for six months ended June 30, 1999+
27.2      Financial Data Schedule for year ended December 31, 1998+


---------------
 * To be filed by amendment


** Portions of the document have been omitted and filed separately with the Commission under a request for confidential treatment.


 + Previously filed